As filed with the Securities and Exchange Commission on September 19, 2006

Registration No. 333-129233

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POWER EFFICIENCY CORPORATION

(Exact name of Company as specified in its charter)

DELAWARE	22-3337365
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

POWER EFFICIENCY CORPORATION

3960 HOWARD HUGHES PARKWAY

SUITE 460

LAS VEGAS, NV 89169

(702) 697-0377

(Address, including zip code, and telephone number,

including area code, of Company's principal executive offices)

STEVEN Z. STRASSER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

POWER EFFICIENCY CORPORATION

3960 HOWARD HUGHES PARKWAY

SUITE 460

LAS VEGAS, NV 89169

TEL: (702) 697-0377

FAX: (702) 697-0379

(Name, address, including zip code, and telephone number,

including area code, of agent for service of process)

Copy to:

DAVID SELENGUT, ESQ.

ADAM S. MIMELES, ESQ.

ELLENOFF GROSSMAN & SCHOLE LLP

370 LEXINGTON AVENUE, 19TH FLOOR

NEW YORK, NEW YORK 10017

TEL: (212) 370-1300

FAX: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

REGISTRATION FEE PAID WITH ORIGINAL REGISTRATION STATEMENT. NO ADDITIONAL FEE DUE.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2006

PROSPECTUS

POWER EFFICIENCY CORPORATION

25,913,890 SHARES OF COMMON STOCK

This prospectus, or this Registration Statement, relates to the resale of up to 25,913,890 shares of our Common Stock owned by or issuable to the selling stockholders as follows:

(1) 19,392,876 shares issued and issuable upon exercise of stock purchase warrants granted to "accredited investors" and Joseph Stevens & Co., Inc. (the “Placement Agent”) in a private placement of our Common Stock in June through August of 2005 (the "Placement" or the "Offering"). This does not include 4,500,000 shares issued and issuable upon the exercise of certain stock purchase warrants granted to Summit Energy Ventures, LLC (Summit), an affiliate of the Company owned by our Chairman and Chief Executive Officer in the Placement.

(2) 1,618,278 shares issuable upon exercise of stock purchase warrants granted to the purchasers of Secured Senior Notes of the Company and Pali Capital, Inc. (the “Note Placement Agent”) issued in October 2004 and February 2005 in a private offering under Rule 506 of Securities and Exchange Commission Regulation D (the "Secured Senior Notes"). This does not include 363,239 shares issuable upon the exercise of certain stock purchase warrants granted to Commerce Energy Group (“Commerce”), an affiliate of the Company.

(3) 44,544 shares issuable upon exercise of outstanding stock options granted under the Company's 1994 Stock Option Plan (the "1994 Plan"). This does not include 18,831 shares issuable upon the exercise of certain stock options under the 1994 Plan granted to Nicholas Anderson, our Former Chief Technology Officer.

(4) 4,107,492 shares issuable upon exercise of stock options under the Company's 2000 Stock Option and Restricted Stock Plan (the "2000 Plan"). This does not include 5,212,500 shares issuable upon the exercise of certain stock options under the 2000 Plan granted to Steven Strasser, our Chairman and Chief Executive Officer, or 327,404 shares issuable upon the exercise of certain stock options under the 2000 Plan granted to Nicholas Anderson, our Former Chief Technology Officer.

(5) 750,700 shares issuable upon exercise of stock purchase warrants granted to private investors and others in October 2004 through August 2005. This does not include 575,000 shares issuable upon the exercise of certain stock purchase warrants granted to Summit and Commerce, affiliates of the Company.

Our Common Stock is traded on the National Association of Securities Dealers Over The Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "PEFF." On September 15, 2006, the closing bid price of our Common Stock as reported on the OTC Bulletin Board was $0.19.

THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IT IS LIKELY THAT THE COMMON STOCK WILL BE SUBJECT TO "PENNY STOCK" RULES, WHICH GENERALLY REQUIRE THAT A BROKER OR DEALER APPROVE A PERSON'S ACCOUNT FOR TRANSACTIONS IN PENNY STOCK AND THE BROKER OR DEALER RECEIVE FROM THE INVESTOR A WRITTEN AGREEMENT TO THE TRANSACTIONS SETTING FORTH THE IDENTITY AND QUANTITY OF THE PENNY STOCKS TO BE PURCHASED BEFORE A TRADE INVOLVING A PENNY STOCK IS EXECUTED. SEE " RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 19, 2006

i

ABOUT THIS PROSPECTUS

This prospectus is part of a post-effective amendment to a registration statement that we have filed with the SEC. Under this registration process, the selling shareholders referred to in this prospectus may offer and sell from time to time up to 9,990,000 currently outstanding shares of our common stock, 9,402,876 shares of our common stock issuable upon the exercise of warrants outstanding at an weighted average exercise price of $0.39 per share and held by the selling shareholders as of the date of this prospectus and 6,521,014 shares of our common stock issuable upon the exercise of options and warrants issued to employees, consultants, vendors and noteholders.

This prospectus does not cover the issuance of any shares of common stock by us, and we will not receive any of the proceeds from any sale of shares by the selling shareholders. We have agreed to pay all expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

PROSPECTUS SUMMARY

This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Throughout this prospectus, when we refer to “Power Efficiency” or when we speak of ourselves generally, we are referring to Power Efficiency Corporation unless the context indicates otherwise or as otherwise noted.

THE OFFERING

In June, July and August of 2005, we conducted a private offering of our Common Stock and Placement Warrants, defined below, for the issuance of our Common Stock (the "Placement Securities"). We offered up to 50 Units, at $50,000 each, to individuals or entities who qualified as "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Unit consisted of (a) a number of shares of Common Stock which is determined by dividing $50,000 by $0.20; and (b) a warrant (each a "Placement Warrant" and, collectively, the "Placement Warrants") to purchase prior to the fifth (5th) anniversary following the closing a number of shares of Common Stock equal to 50% of the number of shares of Common Stock included within each Unit, with an exercise price of $0.40. The Placement closed on August 31, 2005 and resulted in gross proceeds of $2,900,000. As part of this Registration Statement, and Placement Securities stemming from the Placement, we are registering 11,500,000 of shares of our Common Stock and 7,902,876 shares of Common Stock reserved for issuance upon exercise of the Placement Warrants.

THE COMPANY

Our Business

Power Efficiency produces products that reduce energy costs in specific commercial applications, utilizing patented improvements upon motor controller technologies developed by National Aeronautics Space Administration (“NASA”). Our products are solid-state AC motor controllers that reduce the amount of power consumed by alternating current induction motors operating at constant speeds and under variable loads. Our products were previously marketed as the Performance Controller, but have recently been re-branded as the Power Genius™. The Power Genius™ reduces energy consumption on electrical equipment by electronically sensing and controlling the amount of energy the motor consumes on certain applications. The energy savings can range from 15% to over 35%, while the life of the motor is extended because of both the reduced motor operating temperatures and the reduced mechanical stress provided by its “soft start” technology. The efficiency of the Power Genius™ has been tested by Nevada Power Company, Oak Ridge National Laboratory and Medsker Electric, Inc., independent third parties, with positive results.

There are millions of AC induction motors in operation in the U.S. alone. The world market is several times larger. The customer for the Power Genius™ will typically be in a high electricity cost environment, may have local utility or governmental incentives to save energy, has energy usage as a significant operating cost, uses constant speed induction motors that are lightly or cyclically loaded, and has motors that run continuously or have frequent on/off cycles. This customer base represents a market which includes target sectors such as elevators, escalators, granulators, oil pump jacks, conveyors and other industrial applications.

We market our products directly under the brand name Power Genius™, and through other companies under names such as Power Commander® and EcoStart™. Customers include large elevator and escalator manufacturers, such as Otis Elevator Co. (a subsidiary of United Technologies, Inc.) and KONE Inc.

We are now focused on creating distribution channels to take advantage of opportunities given the current conditions in the energy market and how our product meets these needs. Management believes this multi-channel distribution strategy, if successful, will allow Power Efficiency to achieve sustainable revenue growth.

Highlights

Demonstrated Energy Savings – Over 1,000 units have been installed at facilities throughout the U.S. The products have demonstrated the ability to reduce the energy consumption of AC induction motors, in most cases by 15% to 35 % in appropriate applications.

Patented Technology - Our products incorporate technology developed and patented by NASA. Our own patent encompasses a number of improvements on the NASA technology made by our engineers. We recently filed a provisional patent on additional technological advancements.

Extensive Engineering - Our products incorporate trade secret and engineering know-how, which enable them to operate effectively over a broad range of conditions.

Large Potential Market - The United States consumes over $200 billion of electricity annually. A study for the United States Department of Energy estimates that motor driven systems consume 23% of all electricity in the U.S. and 64% of all the electricity used in the manufacturing sector. Based on our own in-house testing, our product can save up to 15-35% of the energy consumed by electric AC induction motors in appropriate applications. These applications include most motors that work at constant speed but are variably loaded, such as the AC motors found on many elevators, escalators, granulators, saw mills, stamping presses, and other manufacturing equipment.

New Products - We have developed and tested several platforms of the present technology that support large, potential applications and are in the process of developing updated versions of our current products.

Limited Competition - We are not aware of any products on the market today that have been certified by CE and CSA, are UL compliant, and offer the same energy-saving and soft start characteristics as our products.

International Distribution - International markets, such as those in Europe and Asia, often have higher prices for electricity than in the U.S. Therefore, we believe international markets provide a significant opportunity in the future.

A detailed description of our business strategy is provided under the heading “Business” below.

Our address is 3960 Howard Hughes Parkway, Suite 460, Las Vegas, NV 89169, and our telephone number is 702-697-0377.

Selling Stockholders

The shares of Common Stock covered by this prospectus that are being offered by the selling stockholders consist of up to 25,913,890 shares issued or to be issued (the "Securities") to the selling stockholders within 60 days of the date hereof. The full name, address and control persons of the selling stockholders are set forth beginning on page 44 of this prospectus.

R ISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this prospectus, before you decide to purchase the shares offered hereby. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause future actual results to differ materially from those contained in any historical or forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Unless We Achieve Profitability and Related Positive Cash Flow, We May Not Be Able To Continue Operations, And Our Auditors Have Questioned Our Ability To Continue As A "Going Concern".

We have suffered recurring losses from operations, experienced approximately a $2,081,000 deficiency of cash from operations in 2005 and lack sufficient liquidity to continue our operations without external financing. For the year ended December 31, 2005, we had a net loss of $2,570,563. For the three months ended March 31, 2006, we had a net loss of $1,128,649, for the six months ended June 30, 2006, we had a net loss of $2,822,312. In our Auditor’s Report dated March 22, 2006 on our December 31, 2005 financial statements included in this report, our auditors have stated that these factors raise substantial doubt about our ability to continue as a “going concern”. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should we be unable to continue in existence.

Our continuation as a “going concern” is dependent upon achieving profitable operations and related positive cash flow and satisfying our immediate cash needs by external financing until we are profitable. Our plans to achieve profitability include developing new products, obtaining new customers and increasing sales to existing customers. We are seeking to raise additional capital through equity issuance, debt financing and other types of financing, but we cannot guarantee that sufficient capital will be raised. In that regard, we have granted the holders of our senior secured notes in the aggregate principal amount of $1,589,806 a first priority security interest in substantially all our assets, except that we may grant a first priority security interest senior to the senior secured noteholders in our accounts receivable and inventory in order to obtain a line of credit in the ordinary course of business.

We Have A Limited Operating History, Have Experienced Recurring Losses And Have Limited Revenue.

To date, and due principally to a lack of working capital, our operations have been limited in scale. Although we have an arrangement with an outsourced production facility to manufacture our products, have established relationships with suppliers, and have received contracts for our products, we may experience difficulties in production scale-up, product distribution, and obtaining and maintaining working capital until such time as our operations have been scaled-up to normal commercial levels. We have not had a profitable quarter in the past three years and we cannot guarantee we will ever operate profitably. We have limited revenue. For the six months ended June 30, 2006, our total revenues were $68,734, for the year ended December 31, 2005, our total revenues were $276,405, and for the year ended December 31, 2004, our total revenues were $284,373.

Our Present Cash Flow Is Not Adequate To Pay Accrued Liabilities.

We had accrued payables, salaries and expenses totaling approximately $555,000 as of June 30, 2006. Approximately $130,000 of these accrued liabilities represents disputed claims, which we expect to partially pay, settle for equity, or dispute entirely. The remainder of the accrued payables, salaries and expenses are primarily current trade payables and reserves. However, these figures are only estimates and because we may not be able to negotiate successfully with creditors, creditor claims may cause a restriction in the amount of funds available for our operations.

Our Principal Obligations On Notes Payable Total $2,217,584 and This Indebtedness Is Subject To Acceleration.

In addition to the accrued payables, salaries and expenses described immediately above, as of June 30, 2006, we had $2,217,584 in aggregate principal amount of notes payable outstanding. The specific components of this indebtedness are as follows:

We owe $1,589,806 in senior secured notes. They mature in October 2006 ($1,464,806 in principal amount) and February 2007 ($125,000 in principal amount), bear interest at 15%, and are secured by a first lien on substantially all our assets and a second lien on our accounts receivable and inventory. The entire balance of these notes will become due and payable if we cannot pay any past due amount within 7 days of a written notice that payment is in default. As of June 30, 2006, we do not have any past due payments on these senior secured notes.

We owe our former landlord in Livonia, Michigan $27,778, before discount, in settlement of our lease dispute litigation. As of June 30, 2006, we do not have any past due payments on this settlement.

As of June 30, 2006, we owed EMTUCK, LLC, a related party $600,000. The note matures on January 19, 2007, bears interest at 10.75% per annum, with interest payments due quarterly, and is secured by a first lien on our accounts receivable and inventory and a second lien on all other assets. The entire balance of these notes will become due and payable if we cannot pay any past due amount within 7 days of a written notice that payment is in default. As of June 30, 2006, we do not have any past due payments on this note.

The managing member of EMTUCK is Northwest Power Management, a management company wholly owned and controlled by Steven Strasser, the Company's CEO.

We Do Not Have A Bank Line Of Credit And Substantially All Our Assets Are Pledged.

At the present time, we do not have a bank line of credit. The absence of a line of credit further restricts our financial flexibility and it is unlikely we will be able to obtain a line of credit in the foreseeable future. As noted above, substantially all our assets are subject to existing liens, although we may grant a senior security interest in our accounts receivable and inventory to obtain a line of credit in the ordinary course of business.

We Will Require Additional Funds To Meet Our Cash Operating Expenses And Achieve Our Current Business Strategy.

We continue to have limited working capital and will be dependent upon additional financing to meet our capital needs and repay outstanding debt. We cannot guarantee that any additional financing will be available on acceptable terms, if at all. We also need additional financing to raise the capital required to fully implement our business plan. Our current fixed operating expense level is approximately $200,000 to $250,000 per month, not considering non-cash expenses and payments to certain creditors, including accrued salaries and expenses, and may increase in the near-term future. We may need to issue additional equity to raise required funds, and as a result existing equity owners would be diluted.

When our operations require additional financing, if we are unable to obtain it on reasonable terms, we would be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our Common Stock.

Our Management Group Owns Or Controls A Significant Number Of The Outstanding Shares Of Our Common Stock And Will Continue To Have Significant Ownership Of Our Voting Securities For The Foreseeable Future.

As of June 30, 2006, management controls approximately 29% of our issued and outstanding Common Stock and voting equivalents. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and, subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our Common Stock may:

•	delay or prevent a change in the control;

•	impede a merger, consolidation, takeover, or other transaction involving the Company; or

•	discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Additionally, Summit Energy Ventures, LLC (“Summit”) owns twenty eight percent (28%) of our Common Stock and voting equivalents. Summit is controlled by Steven Strasser, our Chairman and CEO, and he has the right to vote all shares owned by Summit. The remaining equity in Summit is owned by BJ Lackland, our CFO. In addition, from November 2004 through February 2006, we subleased space and obtained office services at market rates from Northwest Power Management, Inc., which is wholly-owned by Mr. Strasser. These relationships are discussed in more detail under “Certain Relationships And Related Party Transactions” herein.

Our License From NASA Has Expired.

The basic technology upon which our products are based is derived from a patent license agreement by and between us and NASA, which expired on December 16, 2002. The license expired upon expiration of NASA’s underlying patents, at which time anyone, including us, became free to use the underlying NASA technology. However, we have also made certain improvements to the basic technology covered by the NASA license and we have obtained a patent on this improved technology that runs through 2017. Management believes this improved technology may place us in a competitively superior position. However, we cannot guarantee that others will not seek to improve the basic technology in a similar manner.

Our Business Depends Upon The Maintenance Of Our Proprietary Technology, And We Rely, In Part, On Contractual Provisions To Protect Our Trade Secrets And Proprietary Knowledge.

We depend upon our proprietary technology. We rely principally upon trade secret and patent law to protect this technology. We also regularly enter into confidentiality agreements with our key employees and vendors and limit access to and distribution of our trade secrets and other proprietary information. These measures may not be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. We also are subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We Are Potentially Dependent On Third-Party Suppliers.

Although we believe that most of the key components required for the production of our products are currently available in sufficient production quantities from multiple sources, they may not remain so readily available. It is possible that other components required in the future may necessitate custom fabrication in accordance with specifications developed or to be developed by us. Also, in the event that we, or our contract manufacturer, as applicable, are unable to develop or acquire components in a timely fashion, our ability to achieve production yields; revenues and net income would be adversely affected.

We Are Commercializing Our Technology Which Will Involve Uncertainty And Risks Related To Market Acceptance.

We are commercializing our technology in order to gain market acceptance and demonstrate competitive advantages. Our success is dependent, to a large degree, upon our ability to fully develop and commercialize our technology and gain industry acceptance of our products based upon our technology and its perceived competitive advantages. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial expense in connection with the development and testing of our proposed products and expect these expenses to result in continuing and significant losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues.

We Are Changing Our Marketing Strategy.

Our products have been distributed primarily through OEMs. We have recently begun pursuing an expanded distribution strategy designed to reduce our reliance on OEMs. Pursuant to this strategy, we are increasing our direct sales and sales through independent representatives into new markets. Our future growth and profitability will depend upon the successful development of business relationships with additional OEMs, manufacturing representatives and distributors and their ability to penetrate the market with our products.

We Currently Depend On A Small Number Of Customers And Expect To Continue To Do So.

We currently do business with approximately 30 customers. Of this number, four customers accounted for approximately 72% of our gross revenues in 2005. These customers and their respective gross revenue percentages are KONE, Inc. - 29%; Edson Electrical Supply - 19%; Omega Energy Controls - 14%; and Keltech EPS Limited - 10%. In light of our intentions to focus our business on OEMs in the elevator and manufacturing industries, we are, and may continue to be, dependent upon a small number of customers. Accordingly, the loss of one or more of these customers is likely to have a material adverse effect on our business.

Most Of Our Current And Potential Competitors Have Greater Name Recognition, Financial, Technical And Marketing Resources, And More Extensive Customer Bases And Industry Relationships Than We Do, All Of Which Could Be Leveraged To Gain Market Share To Our Detriment, Particularly In An Environment Of Rapid Technological Change.

Although we believe we have limited competition for our specific technology, we compete against a number of companies for dollars in the electric motor energy savings market, many of which have longer operating histories, established markets and far greater financial, advertising, research and development, manufacturing, marketing, personnel and other resources than we currently have or may reasonably expect to have in the foreseeable future. This competition may have an adverse effect on our ability to expand our operations or operate profitably. The motor control industry is also highly competitive and characterized by rapid technological change. Our future performance will depend in large part upon our ability to become and remain competitive and to develop, manufacture and market acceptable products in these markets. Competitive pressures may necessitate price reductions, which can adversely affect revenues and profits. If we are not competitive in our ongoing research and development efforts, our products may become obsolete, or be priced above competitive levels. However, management believes that, based upon their performance and price, our products are attractive to customers. We cannot guarantee that competitors will not introduce comparable or technologically superior products, which are priced more favorably than our products.

Changes In Retail Energy Prices Could Affect Our Business.

We have found that a customer’s decision to purchase the Power Genius™ (or similar product) is primarily driven by the payback on the investment resulting from the increased energy savings. Although management believes that current retail energy prices support an attractive return on investment for our products, the future retail price of electrical energy may not remain at such levels, and price fluctuations reducing energy expense could adversely affect product demand.

Loss Of Key Personnel Could Have Significant Adverse Consequences.

We currently depend on the services of Steve Strasser, BJ Lackland, and Rob Murray, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, respectively. Loss of the services of any of these persons could have an adverse effect on our business. As discussed under “Management”, we have entered into long-term employment contracts with Messrs. Strasser and Lackland, but such contracts do not guarantee they will remain with us. We do not currently have an employment agreement with Mr. Murray, our Chief Operating Officer, nor do we expect to enter into one in the future.

We Do Not Have “Key Man” Life Insurance.

We presently do not have any key man life insurance policies. As soon as practicable following the commencement of profitable operations (which may never occur), we intend to purchase key man life insurance on the lives of our principal executive officer, Steven Strasser. Upon purchase of such insurance, we intend to pay the premiums and be the sole beneficiary. The lack of such insurance may have a material adverse effect upon our business.

Delaware Law Limits The Liability Of Our Directors.

Pursuant to our Certificate of Incorporation, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

We Have Elected Not To Adopt Various Voluntary Corporate Governance Measures, And As A Result Stockholders May Have Limited Protections Against Interested Director Transactions, Conflicts Of Interest And Similar Matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange or NASDAQ, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. However, to the extent we seek to have our Common Stock listed on a national securities exchange or NASDAQ, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our stockholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

Potential Product Liability Claims May Not Be Fully Covered By Insurance.

We may be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material adverse impact on us. Presently, we have general liability coverage that includes product liability up to $2,000,000. Any large product liability suits occurring early in our growth may significantly and adversely affect our ability to expand the market for our products.

RISKS RELATED TO OUR COMMON STOCK AND CAPITAL STRUCTURE

Trading In Our Common Stock Over The Last 12 Months Has Been Limited, So Investors May Not Be Able To Sell As Many Of Their Shares As They Want At Prevailing Prices.

Shares of our Common Stock are traded on the OTC Bulletin Board. Approximately 39,202 shares were traded on an average daily trading basis for the 12 months ended June 30, 2006. If limited trading in our Common Stock continues, it may be difficult for shareholders once and if the Securities are registered, to sell the Securities. Also, the sale of a large block of our Common Stock could depress the market price of our Common Stock to a greater degree than a company that typically has a higher volume of trading of its securities.

The Limited Public Trading Market May Cause Volatility In The Company's Stock Price.

Our Common Stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “PEFF”. The quotation of our Common Stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our Common Stock is thus subject to this volatility. Sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock.

An Active And Visible Trading Market For Our Common Stock May Not Develop.

We cannot predict whether an active market for our Common Stock will develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our Common Stock may be limited; and

•	A lack of visibility for our Common Stock may have a depressive effect on the market price for our Common Stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for NASDAQ Stock Market. The trading price of the Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by the Company or its competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our Common Stock.

Penny Stock Regulations May Impose Certain Restrictions On Marketability On The Company's Securities.

The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell the Company’s securities and may affect the ability of investors to sell the Company’s securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We May Never Pay Cash Dividends On Our Common Stock.

We have not paid or declared any dividends on our Common Stock and do not anticipate paying or declaring any cash dividends on our Common Stock in the foreseeable future.

Sales Of Common Stock Under Rule 144 May Adversely Affect The Market Price Of Our Common Stock.

Possible Resales under Rule 144. Of the 23,921,460 shares of our Common Stock outstanding on September 15, 2006, 13,759,970 shares are freely trading in the market place (the “Free Trading Shares”). The Free Trading Shares are comprised mostly of shares (1) originally issued in a private offering of our Common Stock from June through August 2005, that were later registered in the Company’s SB-2 Registration Statement effective December 19, 2005, and (2) shares originally issued in transactions exempt from registration under the Securities Act.

The remaining 10,161,490 shares of our Common Stock outstanding are restricted securities as defined in Rule 144 and under certain circumstances may be resold without registration pursuant to Rule 144. These shares include the 6,803,901 shares held by Summit and Steven Strasser in the aggregate, and the 3,249,049 shares of Common Stock held by Commerce Energy Group (“Commerce”), an affiliate of the Company.

In addition, we had approximately 15,943,636 Common Stock purchase warrants outstanding and approximately 15,034,896 Common Stock options outstanding as of September 15, 2006, including the warrants issued in connection with the recent private offer and sale of the senior secured notes. The shares issuable on exercise of the options and warrants may, under certain circumstances, be available for public sale in the open market under the Registration Statement or pursuant to Rule 144, subject to certain limitations.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a two-year holding period. Any substantial sale of the Common Stock pursuant to Rule 144 may have an adverse effect on the market price of the Company’s shares.

Exercise Of Outstanding Options And Warrants Will Dilute Ownership Of Outstanding Shares.

As of September 15, 2006, the Company has reserved 71,429 shares of Common Stock for issuance upon exercise of stock options or similar awards which may be granted pursuant to the 1994 Plan, of which options to purchase an aggregate of 63,375 shares are outstanding. Furthermore, as of the same date we have reserved 20,000,000 shares of our Common Stock for issuance upon exercise of stock options or similar awards which may be granted pursuant to the 2000 Plan, of which options to purchase an aggregate of 15,034,896 shares are outstanding. The outstanding options under the 2000 Plan have a weighted average exercise price of $0.41. As of September 15, 2006, we have issued warrants exercisable for 15,943,636 shares of Common Stock to financial consultants, investors, former employees and other business partners, having a weighted average exercise price of $0.42 and expiring on various dates from October 2006 to January 2016. Exercise of these options and warrants issued by the Company in the future will reduce the percentage of Common Stock held by the public stockholders.

Furthermore, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants.

Our Issuance Of “Blank Check” Preferred Stock Could Adversely Affect Our Common Stockholders.

Our Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of the holders of our Common Stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events, our future financial performance, growth of our target market and related worldwide markets, future demand for our products, retail electrical energy demand and prices and similar expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on any forward-looking statements as they reflect our management's view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

This prospectus contains statistical data that we obtained from industry sources. These sources generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified their data.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders. However, we have received $1,122,288 in net proceeds from the private offer and sale of the Senior Secured Notes, and $2,232,750 in net proceeds from the Placement, and if all outstanding options and warrants in respect of which the offer and sale of shares of Common Stock are being registered hereunder were exercised, we would receive approximately $13,215,000 in proceeds.

We have used the net proceeds from the offer and sale of the Senior Secured Notes for payment of accrued debts, product development, marketing and sales expenses and general working capital required for operations. We currently plan to use any proceeds received from the exercise of options and warrants for the same purposes.

We need at least $200,000 to $250,000 per month to continue our current operations, not including the payment of outstanding liabilities. As discussed in "Risk Factors" above, we will need to make payments toward accrued liabilities out of our cash flow for the foreseeable future. Overall, our satisfaction of our cash requirements depends on our ability to raise money from external financing sources and to generate future sales.

PRICE RANGE OF COMMON STOCK

As quoted on the OTC Bulletin Board from January 1, 2003 though September 15, 2006, the following table sets forth the high and low bid prices for our Common Stock for the periods indicated. On March 1, 2004, the Company effected a one for seven reverse stock split. The numbers below and throughout this prospectus have been retroactively restated to reflect this reverse split.

	Common Stock Price
	High	Low
Year Ended December 31, 2003
First Quarter	$8.82	$4.90
Second Quarter	$9.31	$4.97
Third Quarter	$8.96	$5.46
Fourth Quarter	$8.68	$3.64
Year Ended December 31, 2004
First Quarter	$5.04	$0.90
Second Quarter	$1.50	$0.61
Third Quarter	$0.67	$0.28
Fourth Quarter	$1.00	$0.21
Year Ended December 31, 2005
First Quarter	$0.56	$0.20
Second Quarter	$0.25	$0.19
Third Quarter	$0.50	$0.22
Fourth Quarter	$1.10	$0.25
Year Ended December 31, 2006
First Quarter	$0.40	$0.20
Second Quarter	$0.43	$0.20
Third Quarter (through September 15, 2006)	$0.30	$0.19

On September 15, 2006, the last day prior to the date of this prospectus for which information was practicably available, the closing price for our Common Stock was $0.19 per share. The prices reported for the periods set forth above reflect inter-dealer prices without retail markup, mark down or commission, and may not represent actual prices. As of September 15, 2006, our Common Stock was held by 187 stockholders of record.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and have no present intention of paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. It is the intention and present policy of our board to retain all earnings to provide for our future growth.

CAPITALIZATION

The following table sets forth our capitalization under two scenarios. The first column illustrates our actual capitalization as of June 30, 2006. The second column illustrates our capitalization assuming all 15,275,236 Warrants which are currently exercisable are exercised.

	June 30, 2006
	(Unaudited)
	Actual	As if Warrants Exercised
Stockholders' Equity (Capital Deficit)
Common Stock, $.001 par value; 100,000,000 shares authorized; 23,918,127 shares issued and outstanding; 39,193,363 shares issued and outstanding if all warrants Exercised	$23,918	$39,193
Preferred Stock, $.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Additional Paid in Capital	20,548,078	27,100,178
Accumulated Deficit	(20,719,506)	(20,719,506)

Total Stockholders' (Deficit)/Equity	$(147,510)	$6,419,865

In the near future we expect to grant more options and warrants to employees, directors, former employees and creditors. These warrants and options are not included in the above table. Although the exact number of options and warrants to be issued is not presently known, we do not expect to issue more than 1.5 million additional options and warrants in the coming months, unless we are required to do so in connection with future efforts to raise capital.

SELECTED FINANCIAL INFORMATION

The selected statements of operations and balance sheet data for the six months ended June 30, 2005 and 2006 are derived from our unaudited financial statements, which are included elsewhere herein. The financial data presented below is only a summary and should be read in conjunction with the other financial information appearing elsewhere in this prospectus.

	Six months ended June 30,
	2005	2006
Statements of Operations:
Revenues	$145,785	$68,734
Cost of Product Revenues	126,538	64,095

Gross Margin	19,247	4,639

Costs and Expenses:
Research and development	126,650	220,626
Selling, general and administrative	612,211	1,645,940
Depreciation and amortization	12,328	14,344

Total Costs and Expenses	751,189	1,880,910

Loss from Operations	(731,942)	(1,876,271)

Other income(expense):
Interest income (expense)	(261,181)	(946,041)

Total Other Expense, Net	(261,181)	(946,041)

Net loss	$(993,123)	$(2,822,312)

Basic and fully diluted loss per common share	$(0.20)	$(0.12)

Weighted average common shares outstanding	5,020,418	23,674,848

Balance Sheet Data:
Cash	$101,647	$122,303
Working capital (deficit)	(476,581)	(2,247,388)
Total assets	2,579,869	2,528,051
Long-term liabilities	1,219,268	—
Total stockholders' equity	408,633	(147,510)

MANAGEMENT'S DISCUSSION AND ANALYSIS

OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management's expectations. See "Special Note Regarding Forward-Looking Statements" on page 12 of this prospectus.

OVERVIEW

Power Efficiency Corporation generates revenues from a single business segment: the design, development, marketing and sale of proprietary solid state electrical components designed to reduce energy consumption in alternating current induction motors.

Power Efficiency Corporation began generating revenues from sales of its patented Performance Controller line of motor controllers in late 1995. As of December 31, 2005, the Company had total stockholders’ equity of $1,315,423 primarily due to the Company’s sale of 14,500,000 shares of Common Stock in a private stock offering in July and August of 2005, the Company’s sale of 2,346,233 shares of Series A-1 Convertible Preferred stock to Summit Energy Ventures, LLC in June of 2002 and the conversion of notes payable of approximately $1,047,000 into 982,504 shares of Series A-1 Convertible Preferred Stock in October of 2003. In addition, in August 2000, the Company purchased the assets of Percon, formerly the largest distributor of the Company’s products. The transaction was accounted for as a purchase and the Company’s Statements of Operations includes Percon’s results of operations since the date of acquisition. The consolidation of the operations of both entities allowed the Company to integrate the administrative, sales, marketing and manufacturing operations of Percon. Percon had developed sales contacts with major OEM’s in the elevator/escalator industry and transferred those agreements to the Company as part of the asset sale.

In October 2004, the Company brought in a new management team, comprised largely of existing members of the board of directors. The new management team moved the Company’s headquarters from Michigan to Las Vegas, Nevada.

In the past year, the Company has analyzed its technology and developed significant advancements. Management believes this is critical to the long term value of the Company and the greater acceptance of the technology in the marketplace. Development of new products for use in commercial buildings and industrial facilities is underway. There are also plans for a product to work on smaller motors, such as those found in appliances.

While this development is taking place, the Company is continuing to sell to the escalator market and investigating and entering select industrial markets. The Company intends to pursue a direct sales strategy and develop a network of independent sales representatives to build awareness of the product. In addition, once the next generation products are complete, the Company plans to pursue strategic marketing arrangements, perhaps including licensing, OEM and private label agreements, with other manufacturers of industrial equipment and motor controls. This will allow these manufacturers to offer energy saving, high efficiency equipment.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005.

REVENUES

Total revenues for the three months ended June 30, 2006 were approximately $44,000, compared to $95,000 for the three months ended June 30, 2005, a decrease of $51,000 or 54%. This decrease is mainly attributable to a decrease in sales in the elevator and escalator market segment, due to changes in sales personnel and the resulting disruptions to sales efforts. Specifically, sales to a government agency for the use of our products on elevators and escalators totaled approximately $50,000 during the three months ended June 30, 2005. No such sales occurred during the three months ended June 30, 2006.

Total revenues for the six months ended June 30, 2006 were approximately $69,000, compared to $146,000 for the six months ended June 30, 2005, a decrease of $77,000 or 53%. This decrease is mainly attributable to a decrease in sales in the elevator and escalator market segment, due to changes in sales personnel and the resulting disruptions to sales efforts.

COST OF PRODUCT REVENUES

Total cost of product revenues, which includes material, direct labor and allocated costs for the three months ended June 30, 2006 were approximately $36,000, compared to $86,000 for the three months ended June 30, 2005, a decrease of $50,000 or 58%. As a percentage of product revenues, total cost of revenues decreased to approximately 81% of revenues for the three months ended June 30, 2006, compared to approximately 90% of revenues for the three months ended June 30, 2005. The decrease in costs as a percentage of product revenues was primarily due to the sale of higher margin units in 2006. Also, allocated costs were approximately $3,400 for the three months ended June 30, 2006, compared to approximately $13,000 for the three months ended June 30, 2005. As a percentage of product revenues, allocated costs were 8% for the three months ended June 30, 2006, compared to 14% for the three months ended June 30, 2005. Allocated costs decreased when the Company utilized a new turn-key manufacturer for production that required less oversight by Company personnel. Material and labor costs as a percentage of product revenues decreased to 73% for the three months ended June 30, 2006, compared to 78% for the three months ended June 30, 2005. This decrease was largely due to the sale of higher margin units in 2006.

Total cost of product revenues, which includes material, direct labor and allocated costs for the six months ended June 30, 2006 were approximately $64,000, compared to approximately $127,000 for the six months ended June 30, 2005, a decrease of $63,000 or 50%. As a percentage of product revenues, total costs of product revenues increased to approximately 93% of revenue for the six months ended June 30, 2006, compared to approximately 87% of revenue for the six months ended June 30, 2005. The increase in the costs as a percentage of product revenues was primarily due to extra charges to modify existing stock units for sale, as well as increased materials and direct labor costs per unit. Allocated costs were $5,700 for the six months ended June 30, 2006, compared to $22,000 for the six months ended June 30, 2005, a decrease of $16,300 or 74%. As a percentage of product revenue allocated costs were 8% for the six months ended June 30, 2006, compared to 15% for the six months ended June 30, 2005. The allocated costs as a percentage of product revenues decreased because the Company began to use a new turnkey manufacturer for production that required less oversight by the Company’s personnel.

The Company believes its cost of product revenue per unit will decrease significantly with the commercial introduction of its next generation product.

OPERATING EXPENSES

In late 2004 and early 2005, the Company implemented a cost-cutting program that included minimized headcount and reduced salaries for virtually all employees. In the middle of 2005, the Company’s operating expenses increased due to a normalization of salary levels, increases in headcount, and increased spending on technology development.

Research and Development Expenses

Research and development expenses were approximately $124,000 for the three months ended June 30, 2006, as compared to approximately $71,000 for the three months ended June 30, 2005, an increase of $53,000 or 75%. This increase is mainly attributable to the Company’s research and development efforts on its digital controller for both its single-phase and three-phase products and payment of higher salaries to personnel, due to significantly reduced salaries in the second quarter of 2005.

Research and development expenses were approximately $221,000 for the six months ended June 30, 2006, as compared to approximately $126,000 for the six months ended June 30, 2005, an increase of $95,000 or 75%. This increase is mainly attributable to the Company’s research and development efforts on its digital controller for both its single-phase and three-phase products and payment of higher salaries to personnel, due to significantly reduced salaries in the first and second quarters of 2005.

The Company expects to continue to invest significant capital in research and development activities in coming quarters as it develops the next generation of products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $757,000 for the three months ended June 30, 2006, as compared to $407,000 for the three months ended June 30, 2005, an increase of $350,000 or 86%. The increase in selling, general and administrative expenses over the prior year was due primarily to an increase in payroll and payroll related costs, to the Company’s adoption of SFAS 123R (see Note 6 to the condensed financial statements), to the increase in the Company’s workforce in connection with the Company’s new sales and marketing plan, to higher salaries paid to personnel due to significantly reduced salaries in the second quarter of 2005, and to increases in the Company’s investor relation expenses and professional fees.

Selling, general and administrative expenses were approximately $1,646,000 for the six months ended June 30, 2006, as compared to $612,000 for the six months ended June 30, 2005, an increase of $1,034,000 or 169%. The increase in selling, general and administrative expenses over the prior year was due primarily to an increase in payroll and payroll related costs, to the Company’s adoption of SFAS 123R (see Note 6 to the condensed financial statements), to the increase in the Company’s workforce in connection with the Company’s new sales and marketing plan, to higher salaries paid to personnel due to significantly reduced salaries in the first and second quarters of 2005, and to increases in the Company’s investor relations expenses and professional fees.

Interest expense was approximately $813,273 for the three months ended June 30, 2006, as compared to $136,436 for the three months ended June 30, 2005, an increase of $676,837 or 496%. The increase in interest expense is primarily related to a non-cash finance charge related to the value of stock warrants issued in connection with a line of credit, recorded in 2006.

Interest expense was approximately $946,041 for the six months ended June 30, 2006, as compared to $261,181 for the six months ended June 30, 2005, an increase of $684,860 or 262%. The increase in interest expense is primarily related to a non-cash finance charge related to the value of stock warrants issued in connection with a line of credit, recorded in 2006.

Financial Condition, Liquidity, and Capital Resources: For the Six Months Ended June 30, 2006 and 2005

Since inception, the Company has financed its operations primarily through the sale of its equity and debt securities. As of June 30, 2006, the Company had cash of $122,303.

Cash used for operating activities for the six months ended June 30, 2006 was $1,377,869, which consisted of: a net loss of $2,822,312, less depreciation and amortization of $14,344, loss on the disposal of equipment of $586, amortization of deferred financing costs of $36,624, bad debt expense of $13,414, amortization of debt discount related to the issuance of debt securities and notes payable of $813,872, warrants and options issued in connection with the issuance of debt securities and to employees and consultants of $596,085, and common stock issued in connection with consulting services of $90,000; offset by increases in inventory of $27,325 and deposits of $33,875, and decreases in accounts receivable of $6,025, prepaid expenses and other assets of $21,137, accounts payable and accrued expenses of $78,738, and accrued salaries and payroll taxes of $7,706.

Cash used for operating activities for the six months ended June 30, 2005 was $873,099, which consisted of: a net loss of $993,123; less depreciation and amortization of $12,328, amortization of deferred financing costs of $30,882, bad debt expenses of $4,530, amortization of debt discount related to the issuance of debt securities of $112,462, warrants issued in connection with the issuance of debt and to employees and consultants of $69,859; offset by increases in accounts receivable of $32,827 and prepaid expenses and other current assets of $10,331, and decreases in inventory of $13,542, restricted cash of $95,798, accounts payable and accrued expenses of $142,619, and accrued salaries and payroll taxes of $33,600.

Cash used in investing activities for the first half of fiscal 2006 was $67,169. The amount consisted of the purchase of fixed assets.

Net cash provided by financing activities for the six months ended June 30, 2006 was $558,221, which consisted of: proceeds from a line of credit of $600,000, offset by repayments on notes payable of $16,667, and repayments on loans to former officers of $25,112.

Net cash provided by financing activities for the first half of fiscal year 2005 was $582,275, which consisted of: proceeds from the issuance of debt securities and notes payable of $125,000 and $300,000, proceeds from the issuance of equity securities of $255,326, partially offset by repayments of loans to former officers of $37,981 and an increase in deferred financing costs of $60,070.

The Company expects to experience an increase in its operating expenses, particularly in research and development and selling, general and administrative expenses, for the foreseeable future in order to execute its business strategy. As a result, the Company anticipates that operating expenses will constitute a material use of any cash resources.

Since capital resources are insufficient to satisfy the Company’s liquidity requirements, management intends to sell additional equity or debt securities or obtain debt financing. The Company believes it can raise additional funds through private placements of equity or debt securities. However, there are no assurances that sufficient capital can be raised.

Cash Requirements and Need for Additional Funds

The Company anticipates a substantial need for cash to fund its working capital requirements. In accordance with the Company’s expansion plans, it is the opinion of management that approximately $3-4 million will be required to cover operating expenses, including, but not limited to, marketing, sales, research and development, and operations during the next twelve months. Furthermore, as of June 30, 2006, the Company has approximately $2.2 million of debt securities maturing in the next twelve months.

Notable changes to expenses are planned to include an increase in the Company’s sales personnel and developing more advanced versions of the Company’s technology and products.

RESULTS OF OPERATIONS: FISCAL YEAR 2005 COMPARED TO FISCAL YEAR 2004

REVENUES

Revenues for the twelve months ended December 31, 2005, were $276,405 compared to $284,373 for the twelve months ended December 31, 2004, a decrease of $7,968, or 3%. The decrease in revenues was principally attributable to a lack of funding to pursue the Company’s sales strategy as well as the failure of the Company’s former management efforts to improve sales. New management has reassessed the Company’s sales efforts and believes it is taking steps to improve sales by pursuing tighter relationships with important OEM customers, as well as direct and distributor sales to more desirable markets and customers.

COST OF REVENUES

Cost of revenues for the twelve months ended December 31, 2005 were $245,789 compared to $258,135 for the twelve months ended December 31, 2004, a decrease of $12,346 or 5%. The decrease in cost of revenues was primarily attributed to the decrease in inventory obsolescence expense to $0 for the twelve months ended December 31, 2005 compared to $29,484 for the twelve months ended December 31, 2004, a decrease of $29,484 or 100%. The decrease in the inventory obsolescence expense was principally attributable to reserves taken for certain inventory components used exclusively in slow moving products.

GROSS MARGIN

Gross margin for the twelve months ended December 31, 2005 was $30,616 compared to $26,238 for the twelve months ended December 31, 2004, an increase of $4,378 or 17%. This increase was primarily due to the decrease in the inventory obsolescence expense described above. Excluding the inventory obsolescence expense, gross margin as a percentage of revenue for the twelve months ended December 31, 2005 was 11% compared to 20% for the twelve months ended December 31, 2004. The decrease was primarily attributable to a decrease in sales, increases in component costs, and the use of a turn-key manufacturer which increased product costs in 2005.

OPERATING EXPENSES

Research and Development Expenses

Research and development expenses were $418,016 for the twelve months ended December 31, 2005 compared to $327,202 for the twelve months ended December 31, 2004, an increase of $90,814 or 28%. This increase is primarily attributable to increased expenses due an employment agreement with the Company’s Chief Technology Officer as well as costs incurred for engineering expenses to develop the Company’s single-phase controller and digitizing its current product.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1,641,307 for the twelve months ended December 31, 2005 compared to $1,886,132 for the twelve months ended December 31, 2004, a decrease of $244,825 or 15%. The decrease in selling, general and administrative expenses was due primarily to reduced expenses due to the reorganizing of the Company’s operations in the third quarter 2004. These expenses were related for the most part to reduced payroll and related costs, the closing of the Company’s Livonia, MI headquarters and settlements with former employees, vendors and consultants.

Financial Condition, Liquidity, and Capital Resources: For the Year Ended December 31, 2005

Since inception, the Company has financed its operations primarily through the sale of its equity securities. In 2005, the Company received approximately $2,200,000 in net proceeds of a private placement of units of its Common Stock and warrants to purchase Common Stock, as to which the Company subsequently filed and had declared effective a Registration Statement on Form SB-2. As of December 31, 2005 the Company has received a total of approximately $9,354,800 from public and private offerings of its equity securities, received $300,000 from a bridge note with a shareholder (which was converted into 3,000,000 shares of common stock and 1,500,000 warrants with an additional investment of $300,000 on July 8, 2005), received approximately $445,386 under a bank line of credit (which was repaid during 2002), and received $1,000,000 under a line of credit with a shareholder (which was converted to Series A-1 Preferred Convertible shares during 2003). In October 2004, the Company received $1,464,806 in debt financing through a debt offering arranged by a placement agent, Pali Capital. Of this total, $300,000 plus accrued interest was converted from borrowings with the same shareholder as referenced above. In February 2005, the Company received an additional $125,000 in debt financing under this same debt offering. As of December 31, 2005 the Company had cash of $1,009,120.

Net cash used for operating activities for the twelve months ended December 31, 2005 was $2,042,212 which primarily consisted of: a net loss of $2,570,563; less bad debt expense of $14,963, depreciation and amortization of $22,470, amortization of debt discounts of $252,015, amortization of deferred financing costs of $80,584, warrants and options issued in connection with settlements, services from consultants, vendors, the forgiveness of indebtedness and the issuance of debt of $140,502, increases in accounts receivable of $53,556, prepaid expenses of $65,337 and other assets of $6,339, decreases in inventory of $16,478 and restricted cash related to a note payable of $215,033. In addition, these amounts were partially offset by an increase in customer deposits of $5,105 and notes payable-Arens Investment Company of $38,279 and decreases in accounts payable and accrued expenses of $46,685 and accrued salaries and payroll taxes of $85,179.

Net cash used for operating activities for the twelve months ended December 31, 2004 was $1,396,150 which primarily consisted of: a net loss of $2,465,631; less allowances for inventory obsolescence of $29,484, depreciation and amortization of $116,294, loss on disposition of fixed assets of $31,036, amortization of debt discounts of $97,000, warrants and options issued in connection with settlements, services from consultants and vendors, the forgiveness of indebtedness and the issuance of debt of $550,969, an increase in restricted cash related to a note payable of $219,721, decreases in accounts receivable of $1,701, inventory of $143,396 and prepaid expenses and other of $13,079. In addition, these amounts were partially offset by an increase in accounts payable and accrued expenses of $142,830 and accrued salaries and payroll taxes of $84,841.

Net cash used in investing activities for fiscal year 2005 was $4,613, compared to $10,187 in fiscal year 2004. The amount for fiscal year 2005 consisted of the purchase of fixed assets. The amount for fiscal year 2004 consisted of the purchase of property, equipment and other assets of $14,657, which was offset by the proceeds from the sale of property, equipment and other assets of $4,470.

Net cash provided by financing activities for fiscal year 2005 was $2,663,474 which primarily consisted of proceeds from the issuance of equity securities of $2,677,153 and proceeds from the issuance of debt securities of $125,000. These amounts were offset by an increase in deferred financing costs of $63,457 and payments on loans from stockholders officers and former officers of $75,222. Net cash provided by financing activities for fiscal year 2004 was $1,513,300 which primarily consisted of proceeds from the issuance of debt securities of $300,000, from which a $15,000 fee was paid, the issuance of additional debt securities of $1,150,000, from which a fee of $115,000 was paid. These amounts were offset by an increase in deferred financing costs of $117,885 and the payment on loans from stockholders of $40,000.

The Company expects to experience growth in its operating expenses, particularly in research and development and selling, general and administrative expenses, for the foreseeable future in order to execute its business strategy. As a result, the Company anticipates that operating expenses will constitute a material use of any cash resources.

Recent Accounting Pronouncements

See “Note 2 – Summary of Significant Accounting Policies” to the December 31, 2005 Financial Statements for an explanation of recent accounting pronouncements impacting the Company.

BUSINESS

General Background

We design, develop and market solid-state motor controllers. Until recently these products were called “Performance Controllers”. We recently re-branded the product as the "Power Genius™". These products reduce the amount of power consumed by alternating current induction motors when the motor operates at a constant speed but is at times lightly loaded. Utilizing patented improvements upon NASA-developed motor diagnostic technologies, our products provide to the user energy cost savings of as much as 35%. We market our products directly under the brand name Power Genius™, and through other companies under names such as Power Commander® and EcoStart™. These companies include the leading elevator/escalator manufacturers in the world, such as Otis Elevator Co (a division of United Technologies).

Description of Business

Formation

We were incorporated in Delaware in October 1994. In our early years, we focused on research and development of technologies and products and validating the energy savings generated by our products.

In the late 1990s, we commenced sales of products based on our technology. In addition to energy savings benefits, the Power Genius™ extends motor life, minimizes maintenance, results in cooler running, reduces stress and strain on the motor, and reduces stress and strain on accompanying electrical and mechanical systems. Technology and circuitry included in the Power Genius™ is the subject of a United States Patent granted in 1998. We offer the Power Genius™ principally as a three phase product, which is used in industrial and commercial applications. We also have a single phase version of the product, which is intended for consumer applications such as home appliances and the like, but this is not yet a commercialized product.

Our product is designed to soft start a motor, save energy, and protect and conserve the motor. Field validation of the technology has resulted in an installed base of over a thousand units in North America, Europe and Asia. High-profile product installations include the Smithsonian Museums, Honolulu International Airport, Seattle-Tacoma International Airport, Toronto Airport and Federated Department Stores. Our average revenue per three-phase unit sold is approximately $975; our gross margin on a going forward basis is expected to be 30-60% once our revenue has increased to more sustainable levels.

Our management team is led by Steven Strasser, an experienced energy executive and venture capitalist. The management team is composed of individuals with financial, operational, and engineering experience. We believe our diverse team gives us the ability to both grow and manage our business.

Government mandates to reduce energy, such as the Energy Policy Act of 2005, have led to an increased focus by both the public and private sectors on energy saving technology. This focus, combined with the large installed base of electric motors that can benefit from our products, represents what we believe to be an extremely large market opportunity. We have formulated a proactive sales and marketing plan to capitalize on this dynamic market.

Products

We offer the Power Genius™ in various configurations to meet a wide range of motor sizes. The Power Genius™ reduces energy consumption on electrical equipment by electronically sensing and controlling the amount of energy the motor consumes. The motor only uses the energy it needs to perform its tasks, thereby increasing its efficiency. The end result is a reduction of energy consumption of approximately 15 to 35 percent, in certain applications, as well as less wear and tear on the motor.

We believe the Power Genius™ line offers a technologically superior energy reduction solution compared to competing products. In addition to the original technology that was licensed from NASA, the Power Genius™ incorporates substantial proprietary design elements that are the result of our extensive laboratory and field testing. A United States patent has been issued for some of these enhancements that will not expire until 2017. These refinements enable the Power Genius™ to offer a superior control system which measures and monitors key motor operating conditions and adapts motor operating parameters during rapid changes in motor load, all without excessive vibration, synchronization problems or other material adverse effects to the motor or surrounding electrical and mechanical systems.

In addition to energy savings, another feature of the Power Genius™ is that it enables motors to soft start. Soft start is achieved by the use of a timed ramp circuit. The circuit gradually releases power to the motor in a timed manner. As voltage is slowly increased, current is increased as needed by the motor, until full voltage and current bring the motor to its full RPM. At that point, the soft-start circuit automatically turns off and the energy saving circuits take control of the motor. The timing for the circuit can be adjusted from instant start to 30 seconds before full RPM and full voltage is reached. The result of the soft start is that inrush current and start-up torque is greatly reduced, reducing wear and tear on the motor, extending motor life and reducing maintenance costs.

The Power Genius™ currently works for three phase motors used primarily in commercial and industrial applications. The product soft-starts the motor and then supplies only the necessary voltage and current to maintain the workload on the motor at a particular time. The Power Genius™ allows full motor speed (RPM) to be maintained at all times, and provides the following major benefits to the customer:

1.	Energy savings ranging from 15% to over 35%, in appropriate applications; and

2.	Increased motor life resulting from lower operating temperature and reduced stress and strain.

The selling price of the three phase Power Genius™ ranges from approximately $500 to more than $6,000, depending on the size of the motor it is intended to control.

The Industry

The Company believes that finite oil and gas supplies, as well as increased awareness of the problems of global warming, have heightened interest in energy saving technologies. The recent increase in natural gas prices combined with the reliance on this fuel to power most of the new power generation plants, and the need to upgrade the US power grid that delivers electricity, make further increases in electrical costs likely. Electricity costs have increased to more than $0.15 per kWh in some areas of the country. Higher electricity costs result in increased return on investment ("ROI") to purchasers of our products. Since many companies set ROI requirements as a prerequisite for capital expenditures, Management believes that the increased ROI resulting from higher energy costs expands our potential base of customers for our products.

Economic and environmental factors are expected to lead to increased governmental involvement in the form of incentives, rebates, low interest loans, and in some cases mandates to utilize energy-saving technology. The emphasis on building natural gas power plants was influenced by the safety and environmental concerns with nuclear and coal fired plants. The increasing demand for natural gas has resulted in strong price increases that we believe are unlikely to return to previous levels in the short term. The resulting increases in power costs impact the entire economy. We believe that the need to reduce power costs, coupled with strong pressures to maintain and increase environmental standards, will help push more widespread acceptance of our technology.

Environmental Impact

The Power Genius™ benefits the purchaser and society by reducing the consumption of electricity. This reduction in electricity results in decreased pollutants, including the greenhouse gas emissions associated with the production of electricity.

The Market

The United States consumes over $200 billion of electricity annually. A study for the Department of Energy estimates that motor driven systems consume 23% of all electricity in the U.S. and 64% of all the electricity used in the manufacturing sector. Based on our experience, our product can save 15-35% of the energy consumed by electric AC induction motors in appropriate applications. These applications include most motors that work at constant speed but are variably loaded, such as the AC motors found on many elevators, escalators, granulators, oil pump jacks, crushing machines, saw mills, stamping presses, and other manufacturing equipment.

Key Characteristics of Target Customer

1.	Demographic Factors that could contribute to our success:

a.	High retail electricity cost (generally > $0.08/kWh).

b.	Local utility or government offers "incentives" to save energy.

c.	Low national protectionism (i.e., allows imported technology).

2.	Customer Factors that could contribute to our success:

a.	Energy usage is a significant operating cost.

b.	Saving energy is a top-down management priority.

c.	Uses many constant-speed induction motors that are lightly loaded or cyclically loaded.

d.	Motor handles variable loads for extended periods of time (24/7 ideal application).

e.	Strives to be a "green" company (environmentally friendly).

f.	Government or other facility with mandated energy conservation targets.

Sustainable Competitive Advantage and Barriers to Entry

1.	Performance -Third-party testing has shown the Power Genius™ to perform better than other energy-saving motor controllers. To our knowledge, no competitive product matches our performance.

2.	Patent Protection - US patent to 2017. United States Patent Number 5,821,726 -Balanced and synchronized phase detector for an AC induction motor controller. Also, we recently filed a provisional patent on additional technological developments related to the Company’s new algorithm and software.

3.	Continuous Improvement - We continuously look for ways to reduce the manufacturing cost of our product family while introducing value-added features. By reducing the manufacturing cost and increasing the energy-saving performance we improve the payback value proposition.

4.	New Product Development – Planned new products include software-based versions of our current three phase product, which will incorporate many new value-added features, as well as a software based version of our single phase controller. The Company is presently working on the development of both products, and anticipates having the three phase products ready for commercialization in the first quarter of 2007.

5.	Large, Technically Qualified Distribution Partners - Customer satisfaction requires a level of technical skill on the part of the salesperson to correctly identify motor applications and specify the proper product. Furthermore, customer acceptance depends upon the confidence the customers have in the Company’s distribution partners. We believe our relationships with OEMs, such as Otis Elevator Company and KONE Inc., increases our customers’ confidence in our products and promotes market acceptance of the technology.

Sales and Marketing

We have recently reorganized our sales and marketing efforts to focus on rebate programs and certain industries in which we believe there are the most promising revenue and profit possibilities for the sale of Power Genius™.

Our marketing plan is now focused on the following:

1. Rebates/Incentives: This focus involves getting our product approved for energy efficiency rebate and financing programs available from many state agencies and utility companies. These energy efficiency incentive programs involve outright payment of a rebate to end purchasers of our equipment and/or low interest rate financing possibilities. For example, we have been through extensive testing with Nevada Power Company, the electric utility for southern Nevada, and the New York Power Authority ("NYPA"). Our product qualified for NYPA’s incentive funding program and has had successful tests with Nevada Power. NYPA provides financing for 100% of the installed cost of our units through low interest, long term loans to end users. Nevada Power pays the customer depending on the expected energy savings from the product in its first year.

We believe incentive programs such as Nevada Power’s and NYPA's will improve our revenues and profits by making it effectively less expensive for end users to purchase our products. We are specifically targeting incentive programs in New York, Nevada, California and other states that have high electricity prices and sizable energy efficiency incentive programs.

2. The Elevator and Escalator Industry: This focus involves strengthening our relationships with companies such as Otis Elevators Co. and KONE, Inc., as well as other original equipment manufacturers and service providers in the elevator and escalator industry. Some of these companies have historically been strong partners and sellers of our products, but the previous marketing programs to sell to and through these companies were not effectively designed and executed by prior management. We believe that these relationships can provide us with significant sales opportunities in the future.

3. Industrial Customers, Reps and Distributors: This focus involves establishing relationships with distributors and sales representatives that focus on the sale of electrical equipment to general industry. Many industrial companies are attractive customers for us because they often understand the operation and energy use of the electric motors in their facilities, and they often service their motors and motor-related equipment themselves. This is important because it reduces or eliminates the installation costs often associated with the purchase of our products. In general industrial facilities we expect to be able to sell to customers with plastic granulators, crushers, grinders, conveyor systems, and other applications that require constant motor speed with variable load on the motor.

International sales may eventually equal or exceed domestic sales due to higher electricity prices in many countries outside the United States. We have obtained the CE Mark, a symbol that indicates the product complies with the "essential requirements" of the European laws or Directives, in order to introduce the controller in Europe; we have also obtained the CSA Mark, which indicates the product complies with the "essential requirements" of the Canadian laws or Directives, and is recognized, and required in some states, in the United States.

Competition

We believe the principal competitive factors in our markets include innovative product design, return on investment from energy savings, product quality, product performance, utility rebate acceptance, established customer relationships, name recognition, distribution and price.

The Company competes against a number of companies, many of which have longer operating histories, established markets and far greater financial, advertising, research and development, manufacturing, marketing, personnel and other resources than we currently have or may reasonably be expected to have in the foreseeable future. This competition may have an adverse effect on our ability to commence and expand its operations or operate in a profitable manner.

We believe the three phase Power Genius™ has no direct competition that combines energy savings with a soft start feature as effectively as our product. There are many devices on the market that provide a soft-start feature without any other energy savings. Competition for the energy savings feature provided by the Power Genius™ includes several direct competitors and the following:

•	Controllers which utilize a different electronic technology than the technology used by the Company;

•	Variable frequency drives ("VFDs"); and

•	High-energy efficient motors.

Three-Phase Competition. Although we have not completed any formal market study, we believe our Three-Phase Power Genius™ has the following competitive advantages:

•	It is the only device management is aware of that combines soft start features with energy savings features in a single integrated unit that is CSA and CE certified and achieves energy savings levels of up to 15% to 35%; and

•	Its circuitry is proprietary and protected by a patent.

Single-Phase Competition. There have been several companies that have, with different technologies, attempted to exploit this market due to the enormous opportunity in single-phase motor applications. These products include “Green Plug” (voltage clamping), “Power Planner” (digital microchip) and “Econelectric” (power factor control).

High Efficiency Motors. Insofar as high efficiency motor replacement is concerned, management believes that the energy savings attributable to high efficiency motors is materially lower than that of the Power Genius™ on underloaded motor applications, which is the prime target for the Company’s products. Furthermore, the Company’s products are able to save energy on underloaded high efficiency motors, so that such motors and the Company’s technology are not mutually exclusive.

Our products compete with other products which have energy savings capabilities similar to those of our products. Somar Environmental Systems Ltd. and Fairford Electronics Ltd., both of the United Kingdom, and Coast Energy Management Industries of Phoenix, Arizona, offer such products. According to an independent test performed by Medsker Electric, Inc. of Farmington Hills, Michigan, our three-phase motor control product outperformed our competitors' products by a significant margin. Both of the British companies have limited exposure in the United States. To our knowledge, none of these companies has a patented product that is CSA and CE approved.

Management believes the Power Genius™ line offers certain advantages over competing products for the following reasons:

•	The Power Genius™ is the result of field and laboratory engineering refinements undertaken since 1994. These refinements enable the Power Genius™ to offer a control system which measures and monitors key motor operating conditions and adapts motor operating parameters during rapid changes in motor load, all without excessive vibration, synchronization problems or other material adverse effects to the motor or surrounding electrical and mechanical systems.

•	Energy savings and motor efficiencies were verified through tests of the Power Genius™ performed by independent laboratories and utilities. Oak Ridge National Laboratory tested the Power Genius™, then known as the Power Commander ® , and concluded that “significant energy savings due to lower electrical power demand can clearly be obtained in medium-sized and especially large-sized motor applications where the motor is frequently operating with no load.” Oak Ridge’s conclusions were based on tests that examined energy savings, motor temperature, and soft start impact.

•	Medsker Electric, Inc., an independent electric motor repair and test laboratory, performed a series of inrush current and energy savings tests on the Power Genius™, then known as the Performance Controller. The tests compared the Company’s product to the products of three competitors. In its conclusions, Medsker stated that the Company’s Power Genius™ “exhibited twice the energy savings of the next nearest competitor.” In addition, Medsker concluded that the Power Genius™ “exhibited the best soft-start performance, reducing the motor inrush current by 71%.” Finally, Medsker concluded that the Power Genius™ “was the simplest to install and test, and was the best performer in terms of energy savings and inrush current reduction.”

•	In addition to the tests performed by independent laboratories, the Power Genius™, then known as the Performance Controller, was subjected to several field tests by Nevada Power. In these tests, the product repeatedly showed energy savings of 20% or higher.

Our products may also compete indirectly with “soft starts” produced by well-recognized firms such as Allen Bradley, ABB and Siemens. These devices typically range in price between $400 and $2,500 per unit.

In addition, our products may compete with variable frequency drives, which can be set to operate a constant load motor application at an optimum rate. Such units are sold by well-recognized firms such as Yaskawa, General Electric, ABB and Allen-Bradley, and are priced typically at $600 to $5,000 per unit. While our products address a market segment different than that addressed by variable frequency drives, they may generally compete with variable frequency drives for capital expenditure dollars earmarked toward improving energy efficiency.

Lastly, our products may compete with high efficiency motors, which operate constant load motor applications at energy levels materially more efficient than those of standard efficiency motors. Such units are sold by well-recognized firms such as AO Smith, Lincoln Motors and General Electric, and are priced typically at $500 to $4,000 per unit. While our products address a market segment different from that addressed by high efficiency motors, our products may generally compete with high efficiency motors for capital expenditure dollars earmarked for improving energy efficiency.

Research and Development

We intend to continue our research and development effort to introduce new products based on the Power Genius™ technology. Currently, we are developing a software-based version of the three phase motor controller and have completed a prototype of the single phase controller. We have also recently filed a provisional patent on the advancements necessary for this software-based line of products. We may not be able to complete development and commercialization of these products in the near term, or ever, or may have opportunities to develop other products before these are completed.

Management anticipates that the software-based products will have several distinct advantages over the current line of products, including:

•	Increased ease of installation and reduced technical support requirements. Instead of approximated and manual adjustments during installation, which can require technical support from the Company, the digitized unit should allow more simplified and precise adjustments by customers and third party installers.

•	Increased functionality. With a microchip and software driving the Registrant’s products, the Registrant expects to be able to ultimately add new functionality to the products. These new functions may include such things as recording and reporting of actual energy savings, prediction of maintenance problems by reading and reporting on changes in the motor’s operating characteristics and more secure intellectual property protection through the use of secured chips and software.

Proposed Products

1. Three Phase Digital Controller. This product is currently under development. Lead software and hardware firms have been selected. These vendors, working in conjunction with management, are expected to produce prototypes of the next generation products in the first quarter of 2007. After the prototypes are complete, the products must be certified and tested before they are fully commercialized.

2. Single-Phase Controller. We have developed a prototype digital single-phase controller that works on some types of single phase motors. The goal is to develop a product that can be installed on single-phase motors as an OEM product on appliances such as home refrigerators.

Manufacturing and Facilities

We have an arrangement with Cole Industries, Inc., a contract manufacturing firm based in North Las Vegas, Nevada. This manufacturer produces units for us on an as-needed basis. Under the arrangements, the Company issues a purchase order that outlines, among other things, the number of units to be manufactured and the desired delivery date. The manufacturer is under no obligation to accept the order and the Company is under no obligation to use the manufacturer for its manufacturing needs.

Management believes the arrangement between the Company and the manufacturer has been mutually beneficial. Management also believes the manufacturer has the ability to meet the Company’s production needs and the Company would be successful in finding alternative manufacturers should that be necessary.

Product cost-reduction and quality improvement efforts are, and will remain, an objective of the Company. One key element of these efforts includes an aggressive engineering effort to move to the use of microchips and algorithms to replace expensive analog circuit boards, as well as the overall reengineering of the product to reduce the size and cost of the units. A second element of this manufacturing and engineering effort is to reduce inventory levels by simplifying the product offering with the ultimate goal of holding little or no inventory. A third element of the program has been to outsource manufacturing, so that less resources are spent managing manufacturing and inventory. The Company has also recently qualified a new manufacturer of circuit boards, which has automated assembly and test equipment, helping ensure quality.

Employees

At September 1, 2006, we had 9 full time employees. Of this number, one is engaged in accounting and finance, one in administration, three in management, three in sales and marketing, and one in manufacturing, research and development. The Company plans to hire additional personnel for, among other things, increased marketing and sales. The Company has no collective bargaining agreements and considers its relationship with its employees to be good. The Company utilizes consultants in the areas of marketing, research and development, and financing on an ongoing basis.

Source of Supply and Availability of Raw Materials

The Power Genius™ has been designed to use a majority of standard, off-the-shelf, easily acquired components. Such components are readily available worldwide to our manufacturing partners at competitive prices. They also come in standard and miniature versions and offer us large latitude in product design. Although we believe that most of the key components required for the production of our products are currently available in sufficient production quantities from multiple sources, there can be no assurance that they will remain so readily available.

Customers

We currently do business with approximately 30 customers. Of this number, four customers accounted for approximately 72% of our gross revenues in 2005. These customers and their respective gross revenue percentages are KONE, Inc. - 29%; Edson Electrical Supply - 19%; Omega Energy Controls - 14%; and Keltech EPS Limited - 10%. In light of our intentions to focus our business on OEMs in the elevator and manufacturing industries, we are, and may continue to be, dependent upon a small number of customers. Accordingly, the loss of one or more of these customers is likely to have a material adverse effect on our business.

Intellectual Property

We currently rely on a combination of trade secrets, non-disclosure agreements and a patent to establish and protect the proprietary rights in our products. These mechanisms do not necessarily provide us with any competitive advantages. Furthermore, others may independently develop similar technologies, or duplicate or "reverse engineer" the proprietary aspects of our technology.

We have one U.S. patent issued with respect to our products. The "Balanced and Synchronized Phase Detector for an AC Induction Motor Controller," No. 5,821,726, was issued on October 13, 1998 and expires in 2017. This patent covers improvements to the technology formerly under the NASA License Agreement (described below), which were developed by us. We believe this patent protects our intellectual property position beyond the expiration of the NASA License Agreement because:

•	the circuitry covered by our patent more effectively reduces the motor vibration; and

•	the circuitry eliminates most of the balance and synchronization problems that are created by other energy saving motor controllers, including those that use the NASA technology.

We do not have patent protection outside of the United States. In fact, we believe that a Chinese company may have copied our technology, as well as our old logo and old Website appearance, and may be attempting to sell a competing product in China. Besides a Website, little is known of this company.

We believe that our products and other proprietary rights do not infringe on any proprietary rights possessed by third parties. However, third parties may assert infringement claims in the future, the defense costs of which could be substantial.

We also recently filed a provisional patent on new technology for the software-based products we are developing. The provisional patent establishes the Company's effective patent filing date for claims made about the relevant intellectual property while allowing the Company one year to file a non-provisional, or "standard", patent. The Company plans to file a non-provisional patent before the provisional patent expires in order to secure long term protection for the new technological developments.

We have obtained U.S. Trademark registration of the Power Commander® mark and have filed for a trademark on Power Genius™.

NASA License Agreement

We had been the exclusive United States licensee of certain power factor controller technology owned by the United States of America, as represented by NASA. This license agreement covered the United States and its territories and possessions and did not require us to pay royalties to NASA in connection with our sale of products employing technology utilizing the licensed patents. Our rights under the license agreement were non-transferable and were not to be sublicensed without NASA's consent. The license agreement terminated on December 16, 2002, with the expiration of all of the licensed patents.

Line of Credit

At the present time, the Company does not have a bank line of credit. This could harm our credit rating and limit our access to capital as and when needed. The failure to have adequate sources of financing could have a material adverse effect on our financial condition and long term financial prospects.

Government Regulation

We are not required to be certified by any government agencies. However, our products are manufactured to comply with specific Underwriters' Laboratory codes that meet national safety standards. Presently, our products comply with UL 508 Industrial Control Equipment and the Company has also received certification meeting Canadian Standards Association ("CSA") CSA-B44.1-96/ASME-17.5-1996 Elevator and Escalator Electrical Equipment. Our products are also CE certified. The CE certificate number is C1282PEC1.TLS.doc. The Department of Commerce does not require our technology to be certified for export. Our industrial code is 421610 and the SIC code is 5063.

Impact of the Energy Industry

Sales of our product are not dependant on continued deregulation of the electrical energy market because our products can be sold in regulated and deregulated markets. However, state and utility incentive programs can provide an additional source of investment return (in the form of an incentive payment or rebate) for companies and public-sector entities purchasing our product and future projects.

Effect of Environmental Regulations

We are not aware of any federal, state, or local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment with which compliance by us has had, or is expected to have, a material effect upon our capital expenditures, earnings, or competitive position.

Description of Property

The Company’s corporate office space is located at 3960 Howard Hughes Pkwy, Suite 460, Las Vegas, Nevada 89109. The office lease payment is presently $11,292 per month, with standard increases through the end of the lease term in February 2011.

Legal Proceedings

We are not presently involved in any litigation.

In September 2005, we settled litigation with the owner of our former office space in Livonia, Michigan. Under the terms of the settlement, we have paid our former landlord $50,000 in cash and will pay the former landlord an additional $50,000 in 18 monthly installments of $2,778 each.

The Company’s former CTO, Nick Anderson, was terminated for cause pursuant to his employment agreement on May 15, 2006. Three lawful and reasonable directives were given to Mr. Anderson. He did not fulfill any of these, even after due notice and the expiration of a 30 day cure period. Mr. Anderson filed for unemployment insurance with the State of New York, to which he was denied. On June 8, 2006, the NYS Department of Labor determined that his actions were “misconduct per the law”. Mr. Anderson appealed this ruling on August 24, 2006 and was awarded unemployment compensation from the State of New York. On June 12, Mr. Anderson sent a string of emails to the CEO and CFO of the Company, claiming that he was planning to sue the Company and the CEO and CFO personally for abusing their position as Mr. Anderson’s employer and for the “misuse” of technology created by Mr. Anderson. The Company responded to Mr. Anderson on June 13, 2006 in a letter that the technology created by Mr. Anderson under his employment, including he Company’s patent is the property of the Company. Since the June 12, 2006 communication from Mr. Anderson, the Company has received no further communications from Mr. Anderson as of September 15, 2006.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our directors and executive officers:

Name	Age	Positions with the Company
Steven Strasser	58	Chairman of the Board and CEO
Rob Murray	45	Chief Operating Officer, Director
John (BJ) Lackland	35	Chief Financial Officer, Director
George Boyadjieff	68	Director
Douglas Dunn	64	Director
Gary Rado	65	Director
Raymond J. Skiptunis	62	Director

Steven Z. Strasser — Chairman and Chief Executive Officer. Prior to becoming the Company’s CEO in October 2004, Mr. Strasser was the Managing Director, founder and majority owner of Summit Energy Ventures LLC (“Summit”), the largest shareholder in Power Efficiency Corporation. Summit is a private equity firm focused on investments in companies with energy efficiency technologies. At Summit, Mr. Strasser spent four years, from 2001-2005, evaluating and investing in energy technology companies and serving on the boards of portfolio companies. Mr. Strasser has been a director since August 2002.

From 1984 through 2000, Mr. Strasser was the founder and CEO of Northwest Power Enterprises. Over its seventeen-year history, Northwest Power Enterprises and its predecessor companies were involved in multiple aspects of the energy development business.

Mr. Strasser received law degrees from McGill University, Montreal, Canada and the University of Washington, Seattle, Washington.

Rob Murray — Director, Chief Operating Officer. Prior to joining the Company in April 2006, Mr. Murray was the President, Director and co-owner of GoWireless, Inc., where he helped grow the company from 7 stores and $2 million in annual revenue in 1999, to 110 stores and $38 million in annual revenues in 2005. Prior to GoWireless, Mr. Murray was Vice President and General Manager of Paging Network, Inc., where he managed 325 employees in six branch offices. Prior to Paging Network, Inc., Mr. Murray served in various capacities as a marketing officer at Bank of America, senior account manager at Digital Equipment Corporation, and a senior accountant with Ernst & Young. Mr. Murray has been a director since 2006.

Mr. Murray earned a Bachelors of Science in Business Administration and Accounting from the University of Southern California and has his CPA designation in the State of California.

John (BJ) Lackland — Director, Chief Financial Officer. Mr. Lackland became the Company’s CFO in October 2004. Mr. Lackland has been the Vice President and Director Summit Energy Ventures since 2001, a private equity firm that is the largest shareholder in Power Efficiency Corporation. Summit focuses on investments in companies with energy efficiency technologies. At Summit, Mr. Lackland evaluated and invested in energy technology companies and served on the boards of portfolio companies. Prior to joining Summit, Mr. Lackland was the Director of Strategic Relations at Encompass

Globalization, where he was in charge of strategic alliances and mergers and acquisitions. Prior to Encompass, he was the Director of Strategic Planning and Corporate Development at an Internet business development consulting company, where he was in charge of strategic planning and investor relations. Mr. Lackland has been an independent consultant to Fortune 1,000 companies and startups. Mr. Lackland also worked at The National Bureau of Asian Research, an internationally acclaimed research company focusing on U.S. policy toward Asia, where he led economic and political research projects for Microsoft, Dell, Compaq and U.S. government agencies. Mr. Lackland has been a director since August 2002.

Mr. Lackland earned an M.B.A. from the University of Washington Business School, an M.A. in International Studies (Asian Studies) from the University of Washington’s Jackson School of International Studies, and a B.A. in Politics, Philosophy and Economics from Claremont McKenna College.

George Boyadjieff — Director and Senior Technical Advisor. Mr. Boyadjieff has been a director of the Company since May 2006, and Senior Technical Advisor of the Company since April 2005. Mr. Boyadjieff is the retired CEO of the former Varco International, a New York Stock Exchange traded oil service company with over $1.3 billion in annual revenues at the time of Mr. Boyadjieff’s retirement. Varco has recently merged with National Oil Well to become National Oil Well Varco (NOV). Mr. Boyadjieff joined Varco in 1969 as Chief Engineer and was appointed CEO in 1991. Currently Mr. Boyadjieff is the Chairman of the Board and interim CEO of Southwall Technologies, a Silicon Valley hi-tech firm. Mr. Boyadjieff joined Southwall in December 2004 as chairman of the board.

Mr. Boyadjieff holds over 50 US patents related to oil and gas well drilling equipment.

Mr. Boyadjieff holds BS and MS degrees in Mechanical Engineering from the University of California at Berkeley and is a graduate of the University of California at Irvine executive program.

Dr. Douglas Dunn — Director since May 2006. Dr. Dunn has had an extensive career in research, business and academic leadership. Dr. Dunn served as dean of Carnegie Mellon University's Graduate School of Industrial Administration (now the Tepper School of Business) from July 1996 through June 2002, after which he retired. He began his career AT&T Bell Laboratories, and his corporate experienced culminated in senior positions as a corporate officer leading Federal Regulatory Matters, Regional Government Affairs, and Visual Communications and Multimedia Strategy for AT&T. Dr. Dunn is a board member of Universal Stainless & Alloy Products, Inc. (NasdaqNM: USAP) and Solutions Consulting, a technology consulting firm, which is wholly owned by Perot Systems, Inc. He holds a Ph.D. in business from the University of Michigan, an MS in industrial management and a BS in physics from the Georgia Institute of Technology.

Gary Rado—Director since September 2005. Mr. Rado retired in 2002 after being the President of Casio Inc. USA. Before joining Casio Inc. in 1996, Mr. Rado was with Texas Instruments Inc. for 21 years. He moved from District Sales Manager to Area Sales Manager to National Sales Manager of the Consumer Products Division. This division was responsible for home computer, calculator and educational products such as Speak and Spell. Mr. Rado was then promoted to Division Manager of Consumer Products worldwide and VP of marketing and sales. He ran the division for 7 years, with two years of running the division while based in Europe. Mr. Rado earned a Bachelors of Science in Business Administration from Concord College in 1963.

Raymond J. Skiptunis—Director since June 2002. Mr. Skiptunis has been an executive at TAG Entertainment, a movie production company, since 2005. Prior to TAG Entertainment, Mr. Skiptunis was a self employed business consultant from 2003 to 2005. From November of 2001 through October of 2003, Mr. Skiptunis worked with the Company in various capacities, including consultant, CFO and interim CEO. From 1990 to 1996, Mr. Skiptunis served as Vice Chairman and CEO of Teamstaff, Inc., a professional employer organization. Prior to his time with Teamstaff, Inc., Mr. Skiptunis was the Chairman and President of Venray Management Corp, a venture capital firm, from 1983 to 1990, and the Vice President, CFO and a board member of Biosearch Medical Products from 1978 to 1983. Mr. Skiptunis earned a Bachelor of Science in Accounting from Rutgers University.

Board Committees

Our business affairs are conducted under the direction of our board of directors. The role of our board of directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible ethical manner. Our board of directors has two standing committees, an audit committee and a compensation committee.

Our board of directors met nine times in 2004 and twelve times in 2005. During this period, all of the current directors attended all or all but one of the meetings during the period for which they have been a director and the meetings held by committees of the board of directors on which they serve.

We do not have a policy that requires directors to attend our annual meetings of stockholders.

Audit Committee

Three independent directors currently function as our audit committee. Our audit committee, among other things:

•	selects the independent auditors, considering independence and effectiveness;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit proceeds;

•	reviews and approves all audit and non-audit services to be performed by the independent auditors; and

•	administers the whistleblower policy.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work.

Compensation Committee

Two independent directors currently function as our compensation committee. Our compensation committee, among other things:

•	recommends to the board of directors the compensation level of the executive officers;

•	reviews and makes recommendations to our board of directors with respect to our equity incentive plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Compensation of Directors

In May 2006, non-employee directors received options to purchase 100,000 shares of Common Stock per year for their board service, pro-rated for the quarters in the year they served. The Chairman of the Audit Committee received an additional 50,000 options per year, pro-rated for the quarters in the year he served. Depending on the anticipated workload and organization, the board of directors may elect to increase the compensation for committee members and/or all non-executive board members.

Committee Interlocks and Insider Participation

None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2005, 2004 and 2003. Individuals we refer to as our "named executive officers" include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Option/ Warrants
Steven Z. Strasser * Chairman and Chief Executive Officer	2005	$275,000	—	—	4,615,500
	2004	60,000	—	—	600,000
	2003	—	—	—	—
John (BJ) Lackland ** Director, Chief Financial Officer	2005	$175,000	—	—	2,215,000
	2004	60,000	—	—	375,000
	2003	—	—	—	—
Nicolas Anderson *** Former Chief Technical Officer	2005	$210,000	—	—	2,000,000
	2004	174,000	—	—	500,000
	2003	156,000	—	—	—
Rob Murray **** Chief Operating Officer	2005	$—	—	—	—
	2004	—	—	—	—
	2003	—	—	—	—

*	Effective June 1, 2005, Mr. Strasser entered into an employment contract with the Company. Mr. Strasser agreed to have his first year salary paid $60,000 in cash and options to purchase 1,612,500 shares of Common Stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year.
**	Effective June 1, 2005, Mr. Lackland entered into an employment contract with the Company. Mr. Lackland agreed to have his first year salary paid $120,000 in cash and options to purchase 412,500 shares of Common Stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year.
***	Mr. Anderson was terminated effective May 15, 2006.
****	Mr. Murray was hired April 17, 2006.

During 2004, we hired the following officers: Steven Strasser, Chief Executive Officer, and John (BJ) Lackland, Chief Financial Officer. Rob Murray, the Company’s Chief Operating Officer was hired on April 17, 2006. These three individuals comprise our current executive officers.

Options and Warrants

The following table shows all stock options granted during the fiscal year ended December 31, 2005 and the six months ended June 30, 2006 to the executive officers named in the Summary Compensation Table. [These options were granted under our 2000 Plan established by our board of directors in March 2003 and September 2003, respectively.] No stock appreciation rights were granted during 2006.

Option Grants Through June 30, 2006

	Individual Grants
Name	Number of securities underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price in Dollars per Share	Market Price on Date of Grant	Expiration Date
Rob Murray	2,000,000	71.75%	$0.25	$0.25	4/16/16
Rob Murray	500,000	17.94%	$0.25	$0.25	4/16/16
Douglas Dunn	75,000	2.69%	$0.35	$0.35	5/11/16
George Boyadjieff	75,000	2.69%	$0.35	$0.35	5/11/16
Raymond Skiptunis	112,500	4.04%	$0.35	$0.35	5/11/16
Gary Rado	25,000	0.90%	$0.35	$0.35	5/11/16

(1)	Each option vests over a three-to-five year period, with some already vested, and some yet to be vested. The exercise price of each option shown in the table was equal to or greater than the fair market value of the stock on the date of grant, and all options have ten-year terms. Vesting for each option accelerates in the event of a change of control, including a merger, sale or liquidation.

(2)	From January 1, 2006 through August 31, 2006, we granted options to purchase a total of 4,387,500 shares to employees, directors and consultants under our stock option plan.

(3)	The potential realizable value of the options granted is calculated by multiplying the difference between the exercise price of the option and the market value per share of the underlying stock (assuming a 5% or 10%, as the case may be, compounded annual increase of the stock price from the date of grant to the final expiration of the option) by the number of shares underlying the options granted. The price appreciation assumptions are required disclosures under the rules of the Commission and are not to be viewed as any expectation or prediction by us of the future value of the underlying Common Stock.

The following table sets forth information concerning unexercised options and warrants and options held by our executive officers as of December 31, 2005, and their exercise of options and warrants during the year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired or Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised in the Money Options at 12/31/05
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven Strasser	—	$—	3,072,161	2,140,339	$—	$—
Nicholas Anderson	—	$—	800,000	—	$—	$—
John (B.J.) Lackland	—	$—	1,047,500	1,540,000	$—	$—

Options to Purchase Common Stock

The following table describes the options to purchase shares of our Common Stock that are outstanding as of September 15, 2006, and that will be outstanding immediately following the offering:

Description	Total Number of Shares Underlying Options Before and after this Offering	Weighted Average Exercise Price Per Share Before and after this Offering
2000 Stock Option and Restricted Stock Plan	15,034,896	$0.26
1994 Stock Option Plan	63,375	$14.00

Total	15,098,271	$0.38

The options also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the options in the event of stock dividends, stock splits, reorganization, reclassifications and consolidation.

Warrants to Purchase Common Stock

The following table describes the warrants to purchase shares of our Common Stock that are outstanding as of September 15, 2006, and that will be outstanding immediately following the offering:

Warrantholder	Number of Shares Underlying Warrants Before this Offering	Weighted Average Exercise Price Per Share Before This Offering	Number of Shares Underlying Warrants After This Offering	Weighted Average Exercise Price Per Share After This Offering	Expiration Date
Raymond Skiptunis	14,285	$11.90	14,285	$11.90	6/11/07
Lee Greenberg	35,714	2.17	35,714	2.17	12/31/11
Herbert Soroca	122,713	0.65	122,713	0.65	10/26/09
Bradley Reifler	97,501	0.65	97,501	0.65	10/26/09
Herman Gross	1,153,850	0.65	1,153,850	0.65	10/26/09
Allan Duffy	57,693	0.65	57,693	0.65	10/26/09

Commerce Energy Group	363,239	0.65	363,239	0.65	10/26/09
Danny Guilfoile	27,865	0.65	27,865	0.65	10/26/09
Patricia R. Schwartz	57,693	0.65	57,693	0.65	2/23/10
David H. Schwartz	57,693	0.65	57,693	0.65	2/23/10
Kevin Fisher	28,847	0.65	28,847	0.65	2/23/10
Herbert Soroca	7,067	0.65	7,067	0.65	2/23/10
Bradley Reifler	4,327	0.65	4,327	0.65	2/23/10
Daniel Guilfoile	3,029	0.65	3,029	0.65	2/23/10
Abacus Solutions	100,000	0.65	100,000	0.65	10/4/09
Leon Mayer	35,000	0.65	35,000	0.65	10/4/09
Charlie Mataya	30,000	0.65	30,000	0.65	10/4/09
Justin Bellezza	1,000	0.65	1,000	0.65	10/4/09
Steven Sacharoff	33,000	0.65	33,000	0.65	10/4/09
Bernard Geik	33,000	0.65	33,000	0.65	10/4/09
Dominick Rizzitano	33,000	0.65	33,000	0.65	10/4/09
Nils Weibull	18,000	0.65	18,000	0.65	10/4/09
Nicholas Anderson	66,000	0.65	66,000	0.65	10/4/09
Norbert Mayer	15,000	0.65	15,000	0.65	10/4/09
Raymond Skiptunis	36,000	0.65	36,000	0.65	10/4/09
Leon Mayer	15,000	0.65	15,000	0.65	11/2/09
DB Max	700	0.65	700	0.65	11/17/09
Raymond Skiptunis	50,000	0.65	50,000	0.65	11/17/09
Richard Koch	85,000	0.65	85,000	0.65	12/29/09
Reed Smith, LLP	150,000	0.65	150,000	0.65	12/29/09
George Boyadjieff	50,000	0.65	50,000	0.65	4/26/10
Summit Energy Ventures	500,000	0.45	500,000	0.45	4/27/10
Commerce Energy Group	75,000	0.45	75,000	0.45	4/27/10
Tony Acone	45,000	0.45	45,000	0.45	12/1/10
Richard Ackner	125,000	0.44	125,000	0.44	7/7/10
Daniel Anderson	25,000	0.44	25,000	0.44	7/7/10
Bryan Arakelian	50,000	0.44	50,000	0.44	7/7/10
Robert and Susan Arnold JT WROS	50,000	0.44	50,000	0.44	7/7/10
Paul Bargiel	37,500	0.44	37,500	0.44	7/7/10
John Bender	100,000	0.44	100,000	0.44	7/7/10
Berkowits and Garfinkel DDS, PA Employees’ Pension Plan	62,500	0.44	62,500	0.44	7/7/10

Lester Boelter	125,000	0.44	125,000	0.44	7/7/10
Ron Boyer	125,000	0.44	125,000	0.44	7/7/10
Robert Brackman	75,000	0.44	75,000	0.44	7/7/10
Keith Buhrdorf	125,000	0.44	125,000	0.44	7/7/10
Jeffrey Davis	62,500	0.44	62,500	0.44	7/7/10
James and Rose Demarco JT WROS	125,000	0.44	125,000	0.44	7/7/10
Douglas Dotter	37,500	0.44	37,500	0.44	7/7/10
Arun Dua and Satish Dua JT WROS	25,000	0.44	25,000	0.44	7/7/10
Edward Duffy	25,000	0.44	25,000	0.44	7/7/10
Ahsan Faroqi	62,500	0.44	62,500	0.44	7/7/10
William and Lynne Fox JT WROS	87,500	0.44	87,500	0.44	7/7/10
Bernie Gallas	125,000	0.44	125,000	0.44	7/7/10
Mark Hellner	500,000	0.44	500,000	0.44	7/7/10
Dr. Paul A Kaye Family Trust D/T/D 10-6-93	25,000	0.44	25,000	0.44	7/7/10
Brian and Debra Keller JT WROS	62,500	0.44	62,500	0.44	7/7/10
James Kelly	25,000	0.44	25,000	0.44	7/7/10
Christopher Kemp	25,000	0.44	25,000	0.44	7/7/10
Stephen and Martha Kitchens JT WROS	87,500	0.44	87,500	0.44	7/7/10
Lester Krasno	75,000	0.44	75,000	0.44	7/7/10
Edwin Kriel	25,000	0.44	25,000	0.44	7/7/10
Daniel Lange	62,500	0.44	62,500	0.44	7/7/10
Lind Family Investments LP	50,000	0.44	50,000	0.44	7/7/10
Barry Lind Revocable Trust	250,000	0.44	250,000	0.44	7/7/10
Lance Lindsey IRA	200,000	0.44	200,000	0.44	7/7/10
Dwight Long	125,000	0.44	125,000	0.44	7/7/10
Jeffrey McCorstin	25,000	0.44	25,000	0.44	7/7/10
Glen Miskiewicz	62,500	0.44	62,500	0.44	7/7/10
Enrico Monaco	62,500	0.44	62,500	0.44	7/7/10
Natchez Morice	50,000	0.44	50,000	0.44	7/7/10
MSB Family Trust D/T/D 6/25/93	125,000	0.44	125,000	0.44	7/7/10
Daniel Navarro JR & Richard Navarro JT WROS	25,000	0.44	25,000	0.44	7/7/10
Michael J. Radlove IRA	125,000	0.44	125,000	0.44	7/7/10
Prahalathan Rajasekaran	62,500	0.44	62,500	0.44	7/7/10

Gretchen Kinstler	250,000	0.44	250,000	0.44	7/7/10
Lawrence Silver	125,000	0.44	125,000	0.44	7/7/10
Robert and Beverly Snyder JT WROS	25,000	0.44	25,000	0.44	7/7/10
Claire Spooner	75,000	0.44	75,000	0.44	7/7/10
Sharon Fay Strasser	62,500	0.44	62,500	0.44	7/7/10
Henry Strauss	25,000	0.44	25,000	0.44	7/7/10
Summit Energy Ventures	1,500,000	0.44	1,500,000	0.44	7/7/10
David Takacs	50,000	0.44	50,000	0.44	7/7/10
Richard Terranova and Vincent Terranove TEN COM	125,000	0.44	125,000	0.44	7/7/10
William Tyrrell	87,500	0.44	87,500	0.44	7/7/10
Herbert Weisberger	37,500	0.44	37,500	0.44	7/7/10
Darren Williams	25,000	0.44	25,000	0.44	7/7/10
Robert Yates	62,500	0.44	62,500	0.44	7/7/10
Alan Young	125,000	0.44	125,000	0.44	7/7/10
Jan Arnett	62,500	0.44	62,500	0.44	8/30/10
Elliot Braun	62,500	0.44	62,500	0.44	8/30/10
Larry J. Buck	62,500	0.44	62,500	0.44	8/30/10
Keith H Cooper	50,000	0.44	50,000	0.44	8/30/10
Steven Gurewitsch	37,500	0.44	37,500	0.44	8/30/10
Antonio Hernandez	62,500	0.44	62,500	0.44	8/30/10
James Herron	25,000	0.44	25,000	0.44	8/30/10
Robert Higginson	50,000	0.44	50,000	0.44	8/30/10
Don and Alana Jackler JT WROS	62,500	0.44	62,500	0.44	8/30/10
Donald Mapes	25,000	0.44	25,000	0.44	8/30/10
Dr. John McPhail	125,000	0.44	125,000	0.44	8/30/10
Grace Melton	125,000	0.44	125,000	0.44	8/30/10
Larry and Janet Nichols JT WROS	25,000	0.44	25,000	0.44	8/30/10
Michael Radlove IRA	62,500	0.44	62,500	0.44	8/30/10
Barry Saxe	62,500	0.44	62,500	0.44	8/30/10
Theodore Staahl	125,000	0.44	125,000	0.44	8/30/10
Randolph Stephenson	25,000	0.44	25,000	0.44	8/30/10
Anthony Yodice	125,000	0.44	125,000	0.44	8/30/10
Michael Blumer	7,500	0.20	7,500	0.20	8/31/10
Kristina Fasullo	10,000	0.20	10,000	0.20	8/31/10

Deborah Francis	30,000	0.20	30,000	0.20	8/31/10
William Christopher Frasco	450,625	0.20	450,625	0.20	8/31/10
Scott Mitchell Gutmanstein	2,000	0.20	2,000	0.20	8/31/10
Solomon Evan James	18,750	0.20	18,750	0.20	8/31/10
Michele Markowitz	260,188	0.20	260,188	0.20	8/31/10
Fabio Migliaccio	99,000	0.20	99,000	0.20	8/31/10
Frank Joseph Parascondola	10,000	0.20	10,000	0.20	8/31/10
Charles M Raspa	58,125	0.20	58,125	0.20	8/31/10
James Rathgerber	206,250	0.20	206,250	0.20	8/31/10
Patricia Sorbara	260,188	0.20	260,188	0.20	8/31/10
Evan S. Taub	214,000	0.20	214,000	0.20	8/31/10
Scott P. Tierney	31,875	0.20	31,875	0.20	8/31/10
Laurence M. Torres	33,750	0.20	33,750	0.20	8/31/10
Louis John Ventre	450,625	0.20	450,625	0.20	8/31/10
USBX Advisory Services, LLC	210,000	0.25	210,000	0.25	1/6/11
Brooks Dexter	90,000	0.25	90,000	0.25	1/6/11
Steven Strasser	1,041,667	0.24	1,041,667	0.24	4/19/11
Ron Boyer	1,041,667	0.24	1,041,667	0.24	4/19/11
Steve Strasser	377,605	0.32	377,605	0.32	5/18/11
Ron Boyer	377,605	0.32	377,605	0.32	5/18/11

Total	15,943,636	$0.42	15,943,636	$0.42

Certain of the warrants have net exercise provisions under which their respective holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Stock after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrants in the event of stock dividends, stock splits, reorganization, reclassifications and consolidations.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

On June 1, 2005, we entered into employment agreements with Steven Strasser as Chief Executive Officer, BJ Lackland as Chief Financial Officer, and Nicholas Anderson as Chief Technology Officer. The term of each agreement will be five years. In the event of a defined change in control of the Company, each agreement will provide for accelerated vesting of stock options and a cash severance payment equal to 2.99 times the executive's then current salary and previous year's bonus.

On May 15, 2006, we terminated Nicholas Anderson for cause and canceled his employment agreement with the Company. As of June 30, 2006, we have not accrued a loss related to this termination and we do not foresee any material loss in our ability to manufacture current products or develop new products.

We do not currently have an employment agreement with Rob Murray, our Chief Operating Officer, nor do we expect to enter into one in the future.

The following table sets forth the material financial terms of the agreements for each executive for the year ended December 31, 2005:

Name	Salary (1)		Bonus	Common Stock Options(5)
Steven Strasser	$275,000	(2)	(4)	3,000,000
BJ Lackland	$175,000	(3)		1,800,000

(1)	To be increased annually by at least 5% of prior year.

(2)	First year salary was paid $60,000 in cash and options to purchase 1,612,500 shares of Common Stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year.

(3)	First year salary was paid $120,000 in cash and options to purchase 412,500 shares of Common Stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year.

(4)	At the Board's discretion.

(5)	Vesting evenly and quarterly over five years beginning June 1, 2005.

On November 7, 2002, we entered into an employment and deferred compensation agreement with Raymond Skiptunis, our Chief Executive Officer and Chief Financial Officer at the time. This agreement was terminated through a settlement and release agreement dated June 7, 2003. On January 8, 2004, we settled this obligation in full by issuing 15,397 shares of common stock to the former officer. This number of shares equaled the amount of deferred compensation owing under the agreement divided by our stock price on January 8th, 2004.

On June 12, 2003, we entered into an employment agreement with Richard Koch, to be Chief Executive Officer. In addition to a base salary, this individual also received 142,857 stock options, which vest over a five-year period. On August 27, 2004, Mr. Koch resigned, and we reached a settlement agreement that included the payment of some accrued wages and vacation in cash, payment over time through an unsecured note with a principal balance of $25,334, and the issuance of 85,000 warrants, valued at approximately $22,000, for the purchase of our common stock in lieu of cash payment. The warrants expire five years from the date of issuance.

On September 15, 2003, the Company entered into an employment agreement with Keith Collin, to be Chief Financial Officer. In September 2004 Mr. Collin resigned. We reached a settlement and consulting agreement with this then former officer that included payment of a back salary in cash over several months as well as payments of cash and 35,000 warrants, which were valued at approximately $9,000, for consulting services. In October 2004 the former officer also agreed to accept 15,000 warrants in lieu of some of the accrued wages. All warrants issued to this former officer expire five years after issuance.

Stock Option Plans

As of September 15, 2006, we had an aggregate of 15,098,271 options to purchase Common Stock outstanding under our 2000 and 1994 stock option plans. The following is a description of our plans.

2000 Stock Option and Restricted Stock Plan, or the 2000 Plan

The 2000 Plan was adopted by our board of directors and our stockholders in 2000. On February 23, 2004, the 2000 Plan was amended and restated. As of September 15, 2006, no restricted shares of Common Stock have been issued, and none of the outstanding options to purchase 15,034,896 shares of our Common Stock have been exercised pursuant to the 2000 Plan.

Share Reserve. Under the 2000 Plan, we have initially reserved for issuance an aggregate of 20,000,000 shares.

Administration. The 2000 Plan is administered by the board of directors. The stock option awards qualify as "performance-based-compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, with two or more outside directors within the meaning of Section 162(m) of the Code. The board of directors has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Eligibility. Awards under the 2000 Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our Common Stock may not be less than 110% of the fair market value of our Common Stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant's service with us for any reason, including death or disability.

Adjustments upon Merger or Change in Control. The 2000 Plan provides that in the event of a merger with or into another corporation or a "change in control," including the sale of all or substantially all of our assets, and certain other events, our board of directors (or a committee of the board of directors) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The board of directors has the authority to amend, alter or discontinue the 2000 Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

The 1994 Plan

Prior to the adoption of the 2000 Plan, our board adopted a stock option plan reserving a total of 71,429 shares for issuance, which we refer to as the 1994 Plan. The 1994 Plan was adopted in 1994; however, no new grants from this plan are available. Options with respect to 63,375 shares are outstanding under the 1994 Plan as of September 15, 2006. The 1994 Plan provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our Common Stock on the date of grant. All options granted under the 1994 Plan are fully vested. No additional options may be granted under the 1994 Plan.

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

Insofar as indemnification for liabilities arising under the Securities Act, our directors and officers, and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Northwest Power Management, Inc.

On November 18, 2004, our board of directors ratified an agreement with Northwest Power Management, Inc. ("NPM"), a management company wholly owned by Steven Strasser, our current Chief Executive Officer. Under the agreement, we paid NPM a fee of $20,000 per month which is applied to a rental under a sublease of office space in Las Vegas, Nevada from NPM to us, including general office expenses and utilities, and the then current salaries and benefits for our Chief Executive Officer and Interim Chief Financial Officer. The parties agreed to terminate this agreement effective June 1, 2005 in connection with the Employment Agreements for Mr. Strasser and Mr. Lackland.

Relationship with Summit, Steven Strasser and John (BJ) Lackland

Mr. Strasser, our CEO, owns 99.5% of Summit. Mr. Lackland, our CFO, owns 0.5% of Summit. Summit owns 6,803,901 shares of our Common Stock and voting equivalents. The total voting power currently represented by Summit's ownership of our Common Stock and voting equivalents is 28%. In addition, Mr. Strasser owns beneficially 5,795,317 shares of Common Stock, and Mr. Lackland owns beneficially 1,047,500 shares of Common Stock, in each case issuable on the exercise of options and warrants exercisable within 60 days of June 30, 2006.

The following summarizes transactions resulting in the issuance of our equity securities to Summit over the last two years:

•	On October 30, 2003, Summit converted a revolving credit note evidencing $1,046,896 in outstanding principal and interest into 982,504 shares of Series A-1 Stock.

•	On February 18, 2004, Summit acquired 3,124,102 shares of Common Stock through exercise of a warrant issued to Summit in connection with the above revolving credit transaction and an investment in Series A-1 Convertible Preferred Stock I June 2002. The exercise price was the cancellation and surrender of the warrant.

•	On April 28, 2004, Summit acquired 1,204,819 shares of our Series A-1 Stock, convertible into 1,000,000 shares of Common Stock, for a total purchase price of $200,000 in cash. As part of the transaction, we issued to Summit five-year warrants to purchase 500,000 shares of our Common Stock at an exercise price per share equal to twice the average closing bid price per share for the five days preceding the date the warrants are issued.

•

On June 9, 2005 and on June 16, 2005, the Company entered into financing transactions in which the Company issued a $200,000 convertible, unsecured note, and a $100,000 convertible, unsecured note respectively (collectively, the “Bridge Notes”) to Summit Energy Ventures LLC, an entity owned entirely by Mr. Strasser and Mr. Lackland, the Company’s current Chief Executive Officer, and Chief Financial Officer, respectively, that is also one of the Company’s principal stockholders. The Notes bear interest of

10% per annum. The Bridge Notes’ accrued interest and principal were due on July 23, 2005. The Bridge Notes were converted into 1,500,000 shares of Common Stock on July 8, 2005.

•	On July 8, 2005, Summit acquired 3,000,000 shares of our Common Stock for a total purchase price of $600,000. As part of the transaction, Summit converted a $300,000 note payable into Common Stock. Summit was also issued 1,500,000 warrants in connection with this transaction.

•	Also on July 8, 2005, Summit converted 2,785,969 shares of our Series A-1 Convertible Preferred Stock into 2,315,203 shares of Common Stock.

Relationship with Commerce Energy Corporation and Commerce Energy Group

Commerce Energy Group, directly and through its wholly owned subsidiary, Commerce Energy Corporation, owns 3,687,288 shares of our Common Stock and voting equivalents. The total voting power currently represented by Commerce's ownership of our Common and Convertible Preferred Stock is approximately 14%.

Until June of 2004, Commerce was a member of Summit. At that time Summit was reorganized and Commerce ceased to be a member of Summit. Summit received the Common and Preferred Shares it now owns as a distribution in connection with the reorganization.

On April 28, 2005, Commerce Energy Group agreed to acquire an additional 180,723 shares of our Series A-1 Preferred Stock convertible into 150,000 shares of our Common Stock in consideration of the cancellation of a license agreement with us. As part of the transaction, we issued to Commerce Energy Group five-year warrants to purchase 75,000 shares of our Common Stock at an exercise price per share equal to twice the average closing bid price per share for the five days preceding the date the warrants are issued.

On July 8, 2005 Commerce Energy Group converted all 1,928,310 shares of our Series A-1 Convertible Preferred Stock into 1,603,645 shares of our Common Stock.

Agreements with Officers and Directors

We will enter and expect to continue to enter into indemnification agreements with our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. See "Management — Limitation of Liability and Indemnification of Directors and Officers."

SELLING STOCKHOLDERS

The following table provides certain information with respect to the selling stockholders' beneficial ownership of our Common Stock as of September 15, 2006 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of Common Stock underlying outstanding shares of our Series A preferred stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days from the date of this prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 23,921,460 shares of Common Stock outstanding as of September 15, 2006. We will not receive any of the proceeds from the sale of our Common Stock by the selling stockholders.

Except as noted below, none of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

Except as described below, to our knowledge, none of the selling stockholders within the past three years has had any material relationship with us or any of our predecessors or affiliates:

	Shares of Common Stock Beneficially Owned Prior to Offering (All exercisable within 60 days of Prospectus)		Number of Shares of Common Stock Registered for Sale (All exercisable within 60 days of Prospectus)	Total Number of Shares of Common Stock Registered for Sale	Shares of Common Stock Beneficially Owned After Offering
Selling Stockholder	Number of Shares	Percent			Number of Shares	Percent
Nicholas Anderson (2)(10) 1536 208th Street Bayside, NY 11360	680,541	3%	66,000	66,000	614,541	2%
Anthony Caputo 1155 Colonial Way Bridgewater, NJ 08807	213,272	1%	18,831	18,831	194,441	1%
R. Scott Caputo 1155 Colonial Way Bridgewater, NJ 08807	25,713	0%	25,713	25,713	—	0%
Gerard S. Difiore P.O. Box 23416 Newark, NJ 07198	4,285	0%	4,285	4,285	—	0%
Norbert Mayer (2) 576 Grassy Hill Road Orange, CT 06477	15,000	0%	15,000	15,000	—	0%
Scott Straka (2) Hitachi America Ltd. 50 Prospect Ave Tarrytown, NY 10591	14,284	0%	14,284	14,284	—	0%
Leonard Bellezza (2) 79 Talltimber Rd. Middletown, NJ 07748	89,927	0%	81,284	81,284	8,643	0%

Art Marsh Blue Mountain Investments 7386 Fairway Lane Parker, CO 80134	1,428	0%	1,428	1,428	—	0%
Raymond Skiptunis (2)(5) 4133 Demoline Circle Las Vegas, NV 89141	360,324	1%	211,000	211,000	149,324	1%
Charles Mataya 2 Locust Drive Helmetta, NJ 08828	30,000	0%	30,000	30,000	—	0%
Timothy Franzen (2) 260 E. Flamingo Road, #311 Las Vegas, NV 89109	7,143	0%	7,143	7,143	—	0%
Joan Dziena 865 UN Plaza, #16E New York, NY 10017	1,214	0%	1,214	1,214	—	0%
Richard Koch (2) 1604 Sound Watch Dr. Wilmington, NC 28409	154,666	1%	106,354	106,354	48,312	0%
Leon Mayer 547 McKinley Plymouth, MI 48170	50,000	0%	50,000	50,000	—	0%
Ron Heagle 5533 Bilbao Place Sarasota, FL 34238	100,000	0%	100,000	100,000	—	0%
Rick Pulford (2) 3000 Town Center, Suite 540 Southfield, MI 48075	168,551	1%	25,000	25,000	143,551	1%
John "BJ" Lackland (2) 3960 Howard Hughes Parkway, Ste 460 Las Vegas, NV 89169	1,137,500	4%	1,137,500	2,587,500	—	0%
Don Fields (2) 11642 Deer Forest Road Reston, VA 20194	200,000	1%	200,000	200,000	—	0%
Nils Weibull (2) 1689 W. Huron River Drive Ann Arbor, MI 48103	118,000	0%	118,000	118,000	—	0%

Dan Koch 301 W 10th St, Apt 203 Charlotte, NC 28202	39,000	0%	39,000	39,000	—	0%
Brian Chan 3960 Hoawrd Hughes Parkway, Ste 460 Las Vegas, NV 89109	112,500	0%	112,500	300,000	—	0%
George Boyadjieff 18772 Colony Circle Villa Park, CA 92861	450,000	2%	450,000	450,000	—	0%
Gary Rado 16 Chesterfield Drive Warren, NJ 07059	100,000	0%	100,000	100,000	—	0%
Herbert Soroca (6) Bear Stearns Securities Corp One Metro Center Brooklyn, NY 11201-3859	129,780	1%	129,780	129,780	—	0%
Bradley Reifer (6) 123 Fraleigh Hill Rd. Millbrook, NY 12545	101,828	0%	101,828	101,828	—	0%
Herman Gross 12 Jordan Drive Great Neck, NY 11021	1,153,850	4%	1,153,850	1,153,850	—	0%
Allan Duffy 741 Bayshore Drive, Apt. 14 Fort Lauderdale, FL 33304	57,693	0%	57,693	57,693	—	0%
Danny Guifoile (6) 650 5th Avenue, 6th Floor New York, NY 10019	30,894	0%	30,894	30,894	—	0%
Patricia R. Schwarz 740 Pinehurst Way Palm Beach Gardens, FL 33418	57,693	0%	57,693	57,693	—	0%
David H. Schwartz 740 Pinehurst Way Palm Beach Gardens, FL 33418	57,693	0%	57,693	57,693	—	0%
Kevin Fisher Bear Stearns Security Corp One Metrotech Center North Brooklyn, NY 11201-3859	28,847	0%	28,847	28,847	—	0%

Abacus Solutions 745 5th Avenue New York, NY 10151	100,000	0%	100,000	100,000	—	0%
Justin Bellezza 500 Washington Avenue Carlstadt, NJ 07072	1,000	0%	1,000	1,000	—	0%
Steven Sacharoff 500 Washington Avenue Carlstadt, NJ 07072	33,000	0%	33,000	33,000	—	0%
Bernard Geik 500 Washington Avenue Carlstadt, NJ 07072	33,000	0%	33,000	33,000	—	0%
Domimick Rizzitano 500 Washington Avenue Carlstadt, NJ 07072	33,000	0%	33,000	33,000	—	0%
DB Max 8520 Roundhill Ct. Saline, MI 48176	700	0%	700	700	—	0%
Reed Smith LLP P.O. Box 23416 Newark, NJ 07198	150,000	1%	150,000	150,000	—	0%
Richard A. Ackner 14643 Draft House Lane Wellington, FL 33414	375,000	1%	375,000	375,000	—	0%
Daniel Anderson 4409 Willow Creek Circle Bellbrook, OH 45305	75,000	0%	75,000	75,000	—	0%
Bryan Arakelian 7110 N. Fresno Street Suite 410 Fresno, CA 93720	150,000	1%	150,000	150,000	—	0%
Robert F. Arnold & Susan L. Arnold JR WROS 2 Fielding Street Wakefield, MA 01880	150,000	1%	150,000	150,000	—	0%
Paul J. Bargiel 100 West Monroe Suite 902 Chicago, IL 60603	112,500	0%	112,500	112,500	—	0%

John J. Bender 2803 22nd Street S. Lacrosse, WI 54601	300,000	1%	300,000	300,000	—	0%
Berkowitz and Garfinkel D.D.S., P.A. Employees' Pension Plan D/T/D 7/1/1972 Mark Berkowitz & Eric Garfinkel Trustees 17 Country Club Lane Marlboro, NJ 07746	187,500	1%	187,500	187,500	—	0%
Lester B. Boelter 50 Shady Oak Court Winona, MN 55987	375,000	1%	375,000	375,000	—	0%
Ron Boyer 1132 SW 19th Avenue Suite 612 Portland, OR 97205	375,000	1%	375,000	375,000	—	0%
Robert H. Brackman 5309 Crave Avenue E Port Orchard, WA 98366	225,000	1%	225,000	225,000	—	0%
Keith Buhrdorf 4582 South Vister Steet Suite 550 Denver, CO 80237	375,000	1%	375,000	375,000	—	0%
Jeffrey Davis 383 North West 112th Ave Coral Springs, FL 33071	187,500	1%	187,500	187,500	—	0%
James Demarco & Rose Demarco JT WROS 274 Rose Avenue Staten Island, NY 10306	375,000	1%	375,000	375,000	—	0%
Douglas Dotter 3615 West Lawther Drive Dallas, TX 75214	112,500	0%	112,500	112,500	—	0%
Arun Dua & Satish Dua JT WROS 25 W. Houston ST. 28 New York, NY 10012	75,000	0%	75,000	75,000	—	0%

Edward Duffy 178 Hanson Lane New Rochelle, NY 10804	75,000	0%	75,000	75,000	—	0%
Ahsan Farooqi 54 Kimberly Court S. Brunswick, NJ 08852	187,500	1%	187,500	187,500	—	0%
William L. Fox & Lynne Fox JT WROS 450 Music Mountain Rd. Falls Village, CT 06031	262,500	1%	262,500	262,500	—	0%
Bernie J. Gallas 5200 North Diversey Blvd. Suite 204 Milwaikee, WI 53217	375,000	1%	375,000	375,000	—	0%
Mark T. Hellner 900 West Olive Suite A Merced, CA 95348	1,500,000	6%	1,500,000	1,500,000	—	0%
Dr. Paul A. Kaye Family Trust D/T/D 10/06/93 Dr. Paul A. Kaye Trustee 9 Diamonte Lane Rancho Palos Verdes, CA 90275	75,000	0%	75,000	75,000	—	0%
Brian J. Keller & Debra M. Keller JT WROS 1246 130th Avenue New Richmond, WI 54017	187,500	1%	187,500	187,500	—	0%
James Kelly 1558 E. County Road 800 N. Ockans, IN 47452	75,000	0%	75,000	75,000	—	0%
Christopher Kemp 2528 Boulder Lane Auburn Hills, MI 48326	75,000	0%	75,000	75,000	—	0%
Stephen N. Kitchens & Martha M. Kitchens JT WROS 28 Fox Vale Lane Nashville, TN 37221	262,500	1%	262,500	262,500	—	0%

Lester Krasno 400 North 2nd Steet Pottsville, PA 17901	225,000	1%	225,000	225,000	—	0%
Edwin Kriel 2904 Pocock Road Monkton, MD 21111	75,000	0%	75,000	75,000	—	0%
Daniel J. Lange 20800 Hunters Run Brookfield, WI 53045	187,500	1%	187,500	187,500	—	0%
Lind Family Investments LP 1000 West Washington St. Suite #502 Chicago, IL 60607	150,000	1%	150,000	150,000	—	0%
Barry Lind Revocable Trust Barry Lind Trustee U/A/D 12/19/1989 1000 West Washinton St. Suite #502 Chicago, IL 60607	750,000	3%	750,000	750,000	—	0%
Pershing LLC As Custodian FBO Lance Lindsey IRA 7700 Blanding Blvd. Jacksonville, FL 32244	600,000	2%	600,000	600,000	—	0%
Dwight Long 406 Belle Glen Lane Brentwood, TN 37027	375,000	1%	375,000	375,000	—	0%
Jeffrey S. McCorstin 4750 Blue Mountain Yorba Linda, CA 92887	75,000	0%	75,000	75,000	—	0%
Glen Miskiewicz Apt. 724 48 Par-La-Ville Road Hamilton HM11 Bermuda	187,500	1%	187,500	187,500	—	0%
Enrico Monaco 2230 Ocean Avenue Brooklyn, NY 11229	187,500	1%	187,500	187,500	—	0%
Natchez Morice 12 A West Bank Exwy Gretna, LA 70056	150,000	1%	150,000	150,000	—	0%

MSB Family Trust D/T/D 6/25/93 Michael Blechman TTEE 295 Shadowood Ln. Northfield, IL 60093	375,000	1%	375,000	375,000	—	0%
Daniel Navarro Jr. & Richard Navarro JT WROS 2036 Highway 35 North South Amboy, NJ 08879	75,000	0%	75,000	75,000	—	0%
Pershing LLC As Custodian FBO Michael J. Radlove IRA 2748 Blackbird Hollow Cincinnati, OH 452	375,000	1%	375,000	375,000	—	0%
Prahalathan Rajasekaran 1 Grosvenor Place London, England SW1X7JJ	187,500	1%	187,500	187,500	—	0%
Gretchen Kinstler 49-365 Rio Arenoso La Quinto, CA 92253	750,000	3%	750,000	750,000	—	0%
Lawrence Silver 225 West Hubbard Suite 600 Chicago, IL 60610	375,000	1%	375,000	375,000	—	0%
Robert A. Snyder & Beverly J. Snyder JT WROS 27297 Forest Grove Road Evergreen, CO 80439	75,000	0%	75,000	75,000	—	0%
Claire Spooner 111 Seaview Court Neptune, NJ 07753	225,000	1%	225,000	225,000	—	0%
Sharon Fay Strasser (9) 1 Hughes Center Drive #1004-N Las Vegas, NV 89109	187,500	1%	187,500	187,500	—	0%
Henry H. Strauss 12 Howard Avenue Tappan, NY 10983	75,000	0%	75,000	75,000	—	0%

David Takacs 17073 Snyder Road Bainbridge, OH 44023	150,000	1%	150,000	150,000	—	0%
Richard Terranova & Vincent Terranova TEN COM 349 Bartlett Avenue Staten Island, NY 10312	375,000	1%	375,000	375,000	—	0%
William S. Tyrrell 2711 Edgehill Avenue Bronx, NY 10463	262,500	1%	262,500	262,500	—	0%
Herbert Weisberger 2904 West Clay Street Richmond, VA 23230	112,500	0%	112,500	112,500	—	0%
Darren R. Williams 17280 Timothy Way Gladstone, OR 97027	75,000	0%	75,000	75,000	—	0%
Robert A. Yates Shakeseare No 15-1 Piso Cuydad De Mexico Distrito Federal 11590 Mexico	187,500	1%	187,500	187,500	—	0%
Alan J. Young 1750 Braeside Avenue Northbrook, IL 60062	375,000	1%	375,000	375,000	—	0%
Jan Arnett 7 Longwood Road Sandspoint, NY 11050	187,500	1%	187,500	187,500	—	0%
Elliot Braun C/O Atlantic Beverage 3775 Park Avenue Edison, NJ 08820	187,500	1%	187,500	187,500	—	0%
Larry J. Buck 1624 Brandon Drive Hebron, KY 41048	187,500	1%	187,500	187,500	—	0%
Keith H. Cooper 5840 De Claire Court Atlanta, GA 30328	150,000	1%	150,000	150,000	—	0%

Steven Gurewitsch 930 5th Avenue Apt. 3-G New York, NY 10021	112,500	0%	112,500	112,500	—	0%
Antonio Hernandez 1575 Bengal Drive El Paso, TX 79935	187,500	1%	187,500	187,500	—	0%
James Herron 601 Cleveland Street Suite 950 Clearwater, FL 33755	75,000	0%	75,000	75,000	—	0%
Robert W. Higginson 247-F Rosario Blvd. Santa Fe, NM 87501	150,000	1%	150,000	150,000	—	0%
Don Jackler & Alana Jackler JT WROS 246 E. 51st Street Suite 8 New York, NY 10022	187,500	1%	187,500	187,500	—	0%
Donald Mapes 532 Bellepoint Drive St. Pete Beach, FL 33706	75,000	0%	75,000	75,000	—	0%
Dr. John McPhail 603 Beamon Steet Clinton, NC 28328	375,000	1%	375,000	375,000	—	0%
Grace Melton 1250 S. Beverly Glen Blvd. #311 Los Angeles, CA 90024	375,000	1%	375,000	375,000	—	0%
Larry R. Nichols & Janet B. Nichols JT WROS 9348 Burning Tree Dr. Grand Blanc, MI 48439	75,000	0%	75,000	75,000	—	0%
Pershing LLC As Custodian FBO Michael J. Radlove IRA 2748 Blackbird Hollow Cincinnati, OH 45244	187,500	1%	187,500	187,500	—	0%
Barry Saxe 325 E. 41st Street New York, NY 10017	187,500	1%	187,500	187,500	—	0%

Theodore Staahl 1329 Spanos Court Modesto, CA 95355	375,000	1%	375,000	375,000	—	0%
Randolph Stephenson 10316-300 Feld Farm Lane Charlotte, NC 28210	75,000	0%	75,000	75,000	—	0%
Anthony Yodice 2443 Benson Avenue Brooklyn, NY 11214	375,000	1%	375,000	375,000	—	0%
Michael Blumer (7) 1147 74th Street Brooklyn, NY 11228	7,500	0%	7,500	7,500	—	0%
Kristina Fasullo (7) 77 Claradon Lane Staten Island, NY 10305	10,000	0%	10,000	10,000	—	0%
Deborah Francis (7) 28 Monsley Place Staten Island, NY 10305	30,000	0%	30,000	30,000	—	0%
William Christopher Frasco (7) 532 Nugent Ave Staten Island, NY 10305	450,625	2%	450,625	450,625	—	0%
Scott Mitchell Gutmanstein (7) 19 Pasture Lane Old Bethpage, NY 11804	2,000	0%	2,000	2,000	—	0%
Solomon Evan James (7) 273 St. Marks Place Apt. 2B Staten Island, NY 10301	18,750	0%	18,750	18,750	—	0%
Michele Markowitz (7) c/o Joseph Stevens & Co., Inc. 59 Maiden Lane 32nd Floor New York, NY 10038	260,188	1%	260,188	260,188	—	0%
Fabio Migiaccio (7) 658 Henry Street Brooklyn, NY 11231	99,000	0%	99,000	99,000	—	0%

Frank Joseph Parascondola (7) 496 Elverton Ave Staten Island, NY 10308	10,000	0%	10,000	10,000	—	0%
Charles M Raspa (7) 45 Roosevelt Ave Morganville, NJ 07751	58,125	0%	58,125	58,125	—	0%
James Rathgeber (7) 14 Richboyrne Lane Melville, NY 11747	206,250	1%	206,250	206,250	—	0%
Patricia Sorbara (7) 4 Windham Court Muttontown, NY 11545	260,188	1%	260,188	260,188	—	0%
Evan S Taub (7) 148 Redwood Loop Staten Island, NY 10309	214,000	1%	214,000	214,000	—	0%
Scott P Tierney (7) P.O. Box 90333 Staten Island, NY 10309	31,875	0%	31,875	31,875	—	0%
Laurence M Torres (7) 348 Simonson Ave Staten Island, NY 10303	33,750	0%	33,750	33,750	—	0%
Louis John Ventre (7) 1339 85th Street Brooklyn, NY 11228	450,625	2%	450,625	450,625	—	0%

Total Number of Shares of Common Stock Registered for Sale			25,913,890

*	Less than 1%
(1)	All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.
(2)	Indicates a person that has, within the past three years, served as an employee, officer or director of the company.

(3)	Indicates a person that has served as a consultant for the Company for 1 month after his employment with the Company ended.
(4)	Indicates a person that has served as a consultant for the Company for 3 months after his employment with the Company ended.
(5)	Indicates a person that has served as a consultant for the Company for 6 months after his employment with the Company ended.
(6)	Indicates personnel who are employees of Pali Capital, a registered broker dealer. These individuals received these securities in connection with an investment in secured promissory notes and/or in connection with fees related to the issuance of secured promissory notes.
(7)	Indicates personnel who are employees of Joseph Stevens & Co., Inc., a registered broker dealer. These individuals received warrants as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Co., Inc. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules.
(8)	Commerce Energy Group owns over 13% of our stock, and under certain definitions, may be considered an affiliate of our company. Until April 28, 2005, we had an exclusive licensing agreement with Commerce Energy Group for technology we own, as discussed above under “Relationship with Commerce Energy Corporation and Commerce Energy Group.”
(9)	Sharon Strasser is married to the Company’s Chief Executive Officer, Steven Strasser. Mr. Strasser denies beneficial ownership of Mrs. Strasser’s Shares.
(10)	Nicholas Anderson owns 258,306 shares of Common Stock, 66,000 Warrants to purchase Common Stock and 546,235 Stock Options. The Common Stock underlying Mr. Anderson’s Warrants are the only securities beneficially owned that are being registered hereunder. The remaining shares of Common Stock and Stock Options do not have registration rights and are not being registered.

DESCRIPTION OF STOCK

The following is a summary of the rights of our common and preferred stock and related provisions of our articles of incorporation and our bylaws, as will be in effect upon the closing of this offering. This summary is not complete. For more detailed information, please see our articles of incorporation, bylaws and related agreements, which are filed as exhibits or incorporated by reference to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 100,000,000 shares of Common Stock. As of September 8, 2006, there were 23,927,015 shares of Common Stock issued and outstanding. Each holder of issued and outstanding shares of our Common Stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of our Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of our Common Stock will have the ability to elect all of our directors.

Holders of our Common Stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our Common Stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of our Common Stock.

Series A-1 Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding.

Registration Rights

The Company has granted piggyback registration rights to the holders of 300,000 shares of Common Stock and 3,183,544 warrants to purchase shares of Common Stock. These shares and warrants are held by certain debt investors and consultants to the Company.

Certain Statutory and Charter Provisions Relating to a Change of Control

We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

This prohibition is lifted if:

•	prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Continental Stock Transfer and Trust, located at 17 Battery Place, New York, New York, 10004.

Rule 144

As of September 15, 2006, we also have approximately 11,500,000 issued restricted shares of Common Stock, including approximately 4 million shares that cannot be sold under rule 144 because they are owned by “affiliates”. If shares are purchased by our "affiliates" as that term is defined in Rule 144, their sales of shares would be governed by the limitations and restrictions that are described below. The offer and sale of shares held by our “affiliates”, Summit, Steven Strasser and Commerce, is not being registered hereunder, and sale of those shares would also be governed by such limitations and restrictions.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our Common Stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of Common Stock then outstanding, which as of September 15, 2006 would equal approximately 240,000 shares; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

If any of these shares are owned by non-“affiliates”, there are no restrictions on the sale of those shares after a two year holding period.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice of filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to our shares of Common Stock beneficially owned as of June 30, 2006, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding Common Stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Title of Class	Beneficial Owner	Shares Owned		Percent of Shares Owned (6)
Common Stock	Steven Strasser, CEO, Chairman of the Board	12,599,218	(1)	27.8%
Common Stock	Rob Murray, COO, Director	88,000		Less than 1%
Common Stock	John (BJ) Lackland, CFO, Director	1,047,500	(2)	2.3%
Common Stock	George Boyadjieff, Director	425,000	(3)	Less than 1%
Common Stock	Douglas Dunn, Director	25,000	(4)	Less than 1%
Common Stock	Raymond J. Skiptunis, Director	358,869	(5)	Less than 1%
Common Stock	Summit Energy Ventures, LLC	8,803,901	(1)	20.0%
Common Stock	Commonwealth Energy Corporation	3,687,288		8.4%
Common Stock	All Executive Officers and Directors as a Group (6 persons)	14,079,407		32.0%

(1)	Includes 6,803,901 common shares held by Summit Energy Ventures, LLC, in which Steven Strasser is one of two members, and 5,795,317 common shares subject to options and warrants which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Strasser was also granted an additional 2,836,455 common shares subject to options and warrants which will become exercisable on various dates starting more than 60 days after June 30, 2006. Mr. Strasser’s options and warrants expire on various dates from May, 2010 through November, 2015.
(2)	Includes 1,047,500 common shares subject to options which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Lackland was also granted an additional 1,540,000 common shares subject to options which become exercisable on various dates following 60 days from the date hereof. Mr. Lackland’s options expire on various dates from May, 2015 through November, 2015.
(3)	Includes 425,000 common shares subject to options and warrants which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Boyadjieff was also granted an additional 50,000 common shares subject to options which will become exercisable on various dates following 60 days from the date hereof. Mr. Boyadjieff’s options expire on various dates from June, 2015 through May, 2016.
(4)	Includes 25,000 common shares subject to options which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Dunn was also granted an additional 50,000 common shares subject to options which will become exercisable on various dates following 60 days from the date hereof. Mr. Dunn’s options expire on May 11, 2016.
(5)	Includes 265,785 common shares subject to options and warrants which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Skiptunis was also granted an additional 75,000 common shares subject to options which will become exercisable on various dates following 60 days from the date hereof. Mr. Skiptunis’s options expire on various dates from October, 2014 through May, 2016.
(6)	The percentages for Common Stock include all common shares subject to options and warrants exercisable within 60 days of the date hereof.

PLAN OF DISTRIBUTION

Our Common Stock is currently traded on the OTC Bulletin Board.

All of the 25,925,318 shares of our Common Stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of Common Stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock. We will receive cash proceeds from the issuance of shares to selling stockholders on exercise of options or warrants, but not from the resale of any such shares.

The selling stockholders and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.

The shares of Common Stock underlying the warrants issued to those selling stockholders who, as indicated in the Selling Stockholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and Joseph Stevens & Co. are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling stockholders shall not directly or indirectly, offer, sell, agree to offer or sell, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the date this registration statement is declared effective by the SEC.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

•	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our Common Stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We do not know whether any selling stockholder will sell any or all of the shares of Common Stock registered by the registration statement of which this prospectus forms a part.

We will pay all expenses of the registration of the shares of Common Stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $59,201.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The balance sheet as of December 31, 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the financial statements) of Sobel & Co., LLC, independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement filed on Form SB-2 with the SEC. The registration statement contains more information about us and our Common Stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our Common Stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.powerefficiencycorp.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the SEC through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

I NDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Power Efficiency Corporation

Las Vegas, Nevada

We have audited the accompanying balance sheet of Power Efficiency Corporation, (a Delaware corporation) (the “Company”) as of December 31, 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Efficiency Corporation at December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, the Company has experienced a deficiency of cash from operations and lacks sufficient liquidity to continue its operations. These matters raise substantial doubt as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Sobel & Co., LLC
Certified Public Accountants

March 22, 2006

Livingston, New Jersey

POWER EFFICIENCY CORPORATION

BALANCE SHEET

DECEMBER 31, 2005

ASSETS
CURRENT ASSETS:
Cash	$1,009,120
Accounts receivable, net of reserves and allowances of $28,475	70,126
Inventories, net	171,339
Prepaid expenses and other current assets	85,406

Total Current Assets	1,335,991

PROPERTY AND EQUIPMENT, Net	15,852

OTHER ASSETS:
Patents, net	11,973
Goodwill	1,929,963
Website, net	3,258
Deferred financing costs, net	81,592

2,026,786

$3,378,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$592,583
Accrued salaries and payroll taxes	43,288
Customer deposits	5,105
Notes payable - Pali Capital, net	1,251,356
Notes payable - Arens Investment Company, net	29,236
Notes payable - former officers	25,112

Total Current Liabilities	1,946,680

LONG-TERM LIABILITIES:
Notes Payable - Pali Capital, net	106,440
Notes payable - Arens Investment Company, net	10,086

Total Long-Term Liabilities	116,526

Total Liabilities	2,063,206

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Series A-1 Convertible Preferred Stock, $0.001 par value 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $.001 par value, 100,000,000 shares authorized, 23,439,266 shares issued and outstanding	23,439
Additional paid-in capital	19,189,178
Accumulated deficit	(17,897,194)

Total Stockholders’ Equity	1,315,423

$3,378,629

See report of independent registered public accounting firm and notes to financial statements.

POWER EFFICIENCY CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004
REVENUES	$276,405	$284,373

COMPONENTS OF COST OF SALES:
Material, labor and overhead	245,789	228,651
Inventory obsolesence	—	29,484

Total Cost of Sales	245,789	258,135

GROSS MARGIN	30,616	26,238

COSTS AND EXPENSES:
Research and development	418,016	327,202
Selling, general and administrative	1,641,307	1,886,132
Depreciation and amortization	22,470	84,504

Total Costs and Expenses	2,081,793	2,297,838

LOSS FROM OPERATIONS	(2,051,177)	(2,271,600)
OTHER INCOME (EXPENSE):
Interest income	13,847	—
Interest expense	(529,387)	(156,559)
Loss on disposition of fixed assets	—	(31,036)

Total Other Expenses, Net	(515,540)	(187,595)

LOSS BEFORE PROVISION FOR TAXES	(2,566,717)	(2,459,195)
PROVISION FOR TAXES	(3,846)	(6,436)

NET LOSS	$(2,570,563)	$(2,465,631)

BASIC AND FULLY DILUTED LOSS PER COMMON SHARE	$(0.18)	$(0.53)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	14,254,029	4,613,726

See report of independent registered public accounting firm and notes to financial statements.

POWER EFFICIENCY CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Preferred Stock		Subscription Receivable	Additional Paid-in	Accumulated Deficit	Total Stockholders’
	Shares	Amount	Shares	Amount
Balance, January 1, 2004	1,847,535	$1,849	3,328,737	$3,329	$(181,045)	$15,219,847	$(12,861,000)	$2,182,980
Summit exercising all outstanding warrants	3,134,102	3,134	—	—	—	—	—	3,134
Fractional shares one-for-seven reverse split	25,201	24	—	—	—	—	—	24
Common stock issued for services rendered	13,580	13	—	—	—	35,796	—	35,809
Common stock issued in exchange for subscriptions receivable	—	—	—	—	181,045	—	—	181,045
Warrants issued in connection with issuance of Notes payable - Pali Capital	—	—	—	—	—	580,000	—	580,000
Options and warrants issued in connection with settlements and services from consultants and vendors, the forgiveness of indebtedness and the issuance of debt	—	—	—	—	—	550,969	—	550,969
Net loss 2004	—	—	—	—	—	—	(2,465,631)	(2,465,631)

Balance, December 31, 2004	5,020,418	$5,020	3,328,737	$3,329	$—	$16,386,612	$(15,326,631)	$1,068,330
Issuance of preferred stock	—	—	1,385,542	1,386	—	238,638	—	240,024
Issuance of common stock	14,500,000	14,500	—	—	—	1,360,633	—	1,375,133
Common stock issued upon conversion of preferred stock	3,918,848	3,919	(4,714,279)	(4,715)	—	796	—	—
Warrants and options issued in connection with services from consultants and vendors and the forgiveness of indebtedness	—	—	—	—	—	140,502	—	140,502
Warrants and options issued in connection with the issuance of common stock	—	—	—	—	—	1,487,891	—	1,487,891
Expenses related to issuance of common stock	—	—	—	—	—	(425,894)	—	(425,894)
Net loss 2005							(2,570,563)	(2,570,563)

Balance, December 31, 2005	23,439,266	$23,439	—	$—	$—	$19,189,178	$(17,897,194)	$1,315,423

See report of independent registered public accounting firm and notes to financial statements.

POWER EFFICIENCY CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004
CASH FLOWS PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
Net loss	$(2,570,563)	$(2,465,631)
Adjustments to reconcile net loss to net cash used for operating activities:
Bad debt expense	14,963	5,493
Inventory obsolescence reserve	—	29,484
Impairment of customer contracts	—	20,141
Depreciation and amortization	22,470	116,294
Loss on disposition of fixed assets	—	31,036
Debt discount related to issuance of debt securities	252,015	97,000
Amortization of deferred financing costs	80,584	—
Warrants and options issued in connection with settlements, services from consultants, vendors, the forgiveness of indebtedness and the issuance of debt	140,502	550,969
Issuance of stock options below market value	—	34,819
Changes in certain assets and liabilities:
Accounts receivable	(53,556)	1,701
Inventory	16,478	143,369
Prepaid expenses and other	(65,337)	13,079
Restricted cash related to payment of indebtedness	215,033	(219,721)
Deposits	—	18,146
Other assets	(6,339)	—
Accounts payable and accrued expenses	(46,685)	142,830
Customer deposits	5,105	—
Accrued salaries and payroll taxes	(85,179)	84,841
Notes Payable—Arens Investment Company	38,297	—

Net Cash Used for Operating Activities	(2,042,212)	(1,396,150)

INVESTING ACTIVITIES:
Purchase of property and equipment	(4,613)	(14,657)
Proceeds from the sale of property and equipment	—	4,470

Net Cash Used for Investing Activities	(4,613)	(10,187)

FINANCING ACTIVITIES:
Deferred financing costs	(63,457)	(117,885)
Proceeds from issuance of equity securities, net of costs	2,677,153	181,045
Proceeds from issuance of note payable	125,000	1,464,806
Loans from stockholders, officers, and former officers	—	25,334
Payments on loans to stockholders, officers and former officers	(75,222)	(40,000)

Net Cash Provided by Financing Activities	2,663,474	1,513,300

INCREASE IN CASH	616,649	106,963
CASH
Beginning of year	392,471	285,508

End of year	$1,009,120	$392,471

See report of independent registered public accounting firm and notes to financial statements.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 1 - NATURE OF BUSINESS:

Power Efficiency Corporation (“Power Efficiency” and/or the “Company”), was incorporated in Delaware on October 19, 1994. Power Efficiency designs, develops, markets and sells proprietary solid state electrical devices designed to effectively reduce energy consumption in alternating current induction motors. Alternating current induction motors are commonly found in industrial and commercial facilities throughout the world. The Company currently has one principal and proprietary product: the Three Phase Performance Controller, which is used in industrial applications. Additionally, the Company is developing a Single Phase Performance Controller prototype, which will be used in consumer applications. The Company also engages in research and development of new, related energy saving products.

The Company’s primary customers have been original equipment manufacturers (OEM’s) and commercial accounts located throughout the United States of America, Mexico, Sweden, and Canada.

On September 15, 2003, Power Efficiency formed Design Efficient Energy Services, LLC, a Delaware limited liability company. This entity was formed to obtain energy grants and rebates for customers of the Company from state governmental bodies. Design Efficient Energy Services, LLC has been inactive since inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Inventories:

Inventories are valued at the lower of cost (first-in, first-out) or market. The Company reviews inventory for impairments to net realizable value whenever circumstances arise.

Accounts Receivable:

The Company carries its accounts receivable at cost less an allowance for doubtful accounts and returns. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions.

Research and Development:

Research and development expenditures are charged to expense as incurred.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Property, Equipment and Depreciation:

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred, while betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

Website and Amortization:

Website is stated at cost. Website costs capitalized include application and infrastructure development stage costs and graphics. Amortization is computed on a straight line basis, based upon the estimated useful life of the website which is three years. Website maintenance and hosting costs are charged to expense as incurred.

Shipping and Handling Costs:

The Company bills customers for freight. Actual costs for shipping and handling are included as a component of cost of sales.

Deferred Financing Costs:

Expenditures incurred in conjunction with debt or equity capital issuances are deferred as other assets. Such costs will be offset against equity proceeds, amortized on a straight line basis, over the life of the debt, or expensed if the offering is not completed.

Patents:

Costs associated with applying for U.S. patents based upon technology developed by the Company are capitalized. At the time the patent is awarded, the asset will be amortized on a straight line basis, over the remaining term of the patent. If no patent is issued, these costs will be expensed in the period when it is determined that no patent will be issued.

Revenue Recognition:

Revenue from product sales to OEM’s and distributors is recognized at the time of shipment to the OEM’s and distributors when all services are complete. Returns and other sales adjustments (discounts and shipping credits) are provided for in the same period the related sales are recorded.

Loss Per Common Share:

Loss per common share is determined by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is not presented since giving effect to potential common shares would be anti-dilutive.

Weighted average common shares outstanding on a fully diluted basis were 29,812,965 and 10,362,520 for the years ended December 31, 2005 and 2004, respectively.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Accounting for Stock Based Compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB25). If the option price under the Stock Option Plans equals or exceeds the fair market value of the common shares on the date of grant, no compensation cost is recognized under the provisions of APB25 for stock options. If the option price under the Stock Option Plans is less than the fair market value of the common stock on the date of grant, compensation cost is recognized for the difference.

The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” for stock options issued. Under SFAS No. 123, compensation cost is measured at the grant date based on the value of award and is recognized over the service (or vesting period). SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, amended the disclosure requirements of SFAS No.123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results.

The adoption of this pronouncement had no impact on the Company’s financial condition or results of operations for 2005 and 2004, however, it may materially impact future results.

Product Warranties:

The Company warrants its products for two years. During the warranty period, the Company’s policy is to replace the defective product. The Company has been providing for warranty costs as they are incurred. The Company periodically reviews warranty claims and will establish a reserve for warranty claims when such amount is determinable and necessary based on historical information.

Provision for Income Taxes:

The Company utilizes the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected future tax impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The provision for taxes represents state franchise taxes.

Goodwill:

The Company previously adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that goodwill shall no longer be amortized. Goodwill shall be tested for impairment on an annual basis and between annual tests in certain circumstances.

Advertising:

Advertising costs are expensed as incurred. Advertising expenses were $4,679 and $21,202 for the years ended December 31, 2005 and 2004, respectively.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

New Accounting Pronouncements:

In December 2004, FASB issued SFAS 123(R), “Share-Based Payment,” which revises SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires fair value recognition of stock option grants in the income statement as an expense and is effective for the first interim reporting period that begins after December 15, 2005. This pronouncement may have a material impact on the Company’s operating results. The Company is in the process of evaluating the impact of this pronouncement on its financial statements.

Financial Statement Reclassifications:

Certain reclassifications have been made to the 2004 financial statements in order for them to conform to the 2005 financial statement presentation.

NOTE 3 - GOING CONCERN:

The accompanying financial statements have been prepared assuming the Company is a going concern, which assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations, the Company experienced a $2,080,509 deficiency of cash from operations in 2005 and lacks sufficient liquidity to continue its operations.

On July 8, 2005 and August 31, 2005, the Company closed a private offering of Common Stock which grossed $2,900,000 and produced net proceeds of $2,232,750, from which the Company will use to fund its operations (See Note 19). When its operations require additional financing, if the Company is unable to obtain it on reasonable terms, the Company will be forced to restructure, file for bankruptcy or cease operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence.

Continuation of the Company as a going concern is dependent upon achieving profitable operations. Management’s plans to achieve profitability include developing new products, obtaining new customers and increasing sales to existing customers. Management is seeking to raise additional capital through equity issuance, debt financing or other types of financing. (See Note 21). However, there are no assurances that sufficient capital will be raised.

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS:

At December 31, 2005, prepaid expenses and other current assets is comprised as follows:

Restricted Cash	$4,688
Prepaid expenses	80,718
Prepaid expenses and other current assets	$85,406

In connection with the issuance of certain senior, secured notes (See Note 16), the Company was required by the placement agent, to restrict an amount of cash, in an escrow account, equal to the annual interest payments on those senior, secured notes, and the annual interest rate is 15% in 2005. Starting in

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

2006, the Company will no longer be required to restrict cash in an escrow account in the amount of the annual interest.

NOTE 5 - PROPERTY AND EQUIPMENT:

At December 31, 2005, property and equipment is comprised as follows:

Machinery and equipment	$12,311
Office furniture and equipment	48,905
61,216
Less: Accumulated depreciation	45,364
Property and Equipment, Net	$15,852

Depreciation for the years ended December 31, 2005 and 2004 amounted to $15,083 and $43,254, respectively.

On November 1, 2004, the Company formally moved the Company’s headquarters to Las Vegas, Nevada from Livonia, Michigan and research and development facilities to Carlstadt, New Jersey (See Note 13). In connection with this move, the Company incurred losses on disposition of fixed assets of $31,036. In February 2005, the Company moved its research and development facilites to Floral Park, NY.

NOTE 6 - GOODWILL:

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, previously recognized intangible assets deemed to have indefinite useful lives were tested by management for impairment during fiscal 2005. An annual goodwill impairment test was performed by management in addition to quarterly goodwill impairment tests. The impairment tests consisted of a comparison of the fair value of the intangible asset with its carrying amount. Since the carrying amount of the intangible asset did not exceed its fair value, management concluded no impairment loss was required to be recognized.

NOTE 7 - INTANGIBLE ASSETS:

Intangible assets subject to amortization consists of the following for the year ended December 31, 2005:

Patents	$19,844
Website	19,550
39,394
Less: Accumulated amortization	24,163
Intangible Assets, Net	$15,231

Amortization expense in 2005 and 2004 amounted to $7,387 and $41,250, respectively. In December 2004, the Company wrote off $6,504 of the cost of their Patents due to an exclusive licensing agreement the Company had with one of its shareholders for their single phase technology. On April 30, 2005, the Company canceled this exclusive licensing agreement in exchange for preferred stock and wrote up the cost of the Patent for $6,504 (See Notes 13 and 18).

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Amortization expense expected in the succeeding five years is as follows:

2006	$4,251
2007	992
2008	992
2009	992
2010	992
Thereafter	7,021
$15,231

NOTE 8 - CONCENTRATIONS OF CREDIT RISKS:

Financial instruments which potentially subject the Company to concentrations of credit risk, consist primarily of cash and temporary cash investments and accounts receivables.

The Company maintains cash balances which at times may be in excess of the insured limits.

Sales and accounts receivable currently are from a relatively small number of customers of the Company’s products. The Company closely monitors extensions of credit.

Four customers accounted for approximately 72% of 2005 sales and 51% of accounts receivable at December 31, 2005. Four customers accounted for approximately 60% of 2004 sales.

International sales as a percentage of total revenues for the years ended December 31, 2005 and 2004 are as follows:

Country	2005	2004
Canada	24%	12%
Mexico	7%	—
Sweden	1%	12%

NOTE 9 - INVENTORIES:

Inventories at December 31, 2005 consist of the following:

Finished goods	$84,052
Raw materials	181,634
Reserve for inventory obsolescence	(94,347)
$171,339

NOTE 10 - PROVISION FOR TAXES:

As of December 31, 2005 and 2004, the Company has available, on a federal tax basis, net operating loss carryforwards of approximately $10,900,000 and $8,300,000, respectively. These net operating losses expire at varying amounts through 2025. The net operating loss carryforwards result in deferred tax assets of approximately $3,700,000 and $2,800,000 at December 31, 2005 and 2004; however, a valuation reserve has been recorded for the full amount due to the uncertainty of realization of the deferred tax assets.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

A reconciliation of the statutory tax rates for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Statutory rate	(34)%	(34)%
State income tax – all states	(6)%	(6)%

	(40)%	(40)%
Current year valuation allowance	40%	40%

Benefit for income taxes	0%	0%

NOTE 11 - WARRANTS:

Warrant activity during the years ended December 31, 2005 and 2004 follows:

	Warrants	Average Exercise Price
Warrants outstanding at January 1, 2004	74,997	$25.30
Issued during 2004	2,559,275	0.67
Expired during 2004	(53,570)	30.38
Warrants outstanding at December 31, 2004	2,580,702	0.77
Issued during 2005	10,678,657	0.39
Expired during 2005	(7,142)	14.00
Warrants outstanding at December 31, 2005	13,252,217	$0.45

During 2005, in connection with the Company’s settlement agreements with a former employee and fees to a consultant, the Company issued 95,000 warrants and $7,500 in cash to settle this outstanding liability. During 2005, in connection with the Company’s issuance of debt, the Company issued 14,423 warrants for commissions, and 144,233 warrants to noteholders. During 2005, in connection with the Company’s issuance of equity securities, the Company issued 2,600,001 warrants for commissions and 7,250,000 warrants to investors. During 2005, in connection with the issuance of series A-1 convertible preferred stock to one of the company’s principal stockholders, the Company issued 500,000 warrants (See Note 18). During 2005, in connection with the cancellation of a licencing agreement with a stockholder, the Company issued 75,000 warrants (See Note 18). Such warrants issued in connection with settlement agreements and commissions were valued at $28,123 and expensed and included in selling, general and administrative expenses. Such warrants issued to noteholders were valued at $23,800 which was recorded as a note discount on the Company’s balance sheet. Such warrants issued in connection with the issuance of equity securities were valued at $1,487,891, and recorded as additional paid in capital.

During 2004, in connection with the Company’s settlement agreements with former employees, consultants and vendors, the Company issued 700,700 warrants to settle these outstanding liabilities. During 2004, in connection with the Company’s issuance of debt, the Company issued 132,693 warrants for commissions, and 1,752,882 warrants to noteholders. Such warrants issued to noteholders were valued at $580,000, which was recorded as a note discount on the Company’s balance sheet. Such warrants issued in connection with the issuance of debt, commissions and settlements were valued, in the manner as described for options in Note 12, at $230,000 and expensed and included in selling, general and administrative expenses.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 12 - STOCK OPTION PLAN:

Stock Option Plan activity during the years ended December 31, 2005 and 2004 follows:

	Shares	Average Exercise Price
Options outstanding and exercisable at January 1, 2004	623,035	$11.69
Granted during 2004	2,900,500	0.65
Cancelled during 2004	(109,155)	9.76
Expired during 2004	(241,648	7.28
Options outstanding and exercisable at December 31, 2004	3,172,732	$2.00
Granted during 2005	11,250,000	0.27
Cancelled during 2005	(1,857,396)	0.72
Expired during 2005	(94,973)	8.46
Options outstanding and exercisable at December 31, 2005	12,470,363	$0.46

Weighted average remaining contractual life at December 31, 2005, for all options is 9.4 years.

In 2000, the Company adopted the 2000 Stock Option and Restricted Stock Plan (the “2000 Plan”). On September 8, 2003, the 2000 Plan was amended and restated. The 2000 Plan, as restated and amended, provides for the granting of options to purchase up to 15,000,000 shares of common stock. This was conditional upon consent of the majority of the Series A Preferred stockholders. This consent was attained on October 11, 2004. No options have been exercised to date. There are 12,404,131 options outstanding under the 2000 Plan.

During 2005, the Company granted 10,850,000 stock options to directors, officers and employees at exercise prices approximating fair market value of the stock on that day. The Company issued 400,000 options to a consultant for services rendered. Such issuances to consultants were valued at $49,200, utilizing similar factors as described below, which was expensed and is included in selling, general and administrative expenses.

During 2004, the Company granted 2,461,500 stock options to officers and employees at exercise prices approximating fair market value of the stock on that day (of which 1,544,500 have been cancelled during 2005). The Company issued 439,000 options during 2004 to consultants for services rendered. Such issuances to consultants were valued at $110,000, utilizing similar factors as described below, which was expensed and is included in selling, general and administrative expenses.

In 1994, the Company adopted a Stock Option Plan (the “1994 Plan”). The 1994 Plan provides for the granting of options to purchase up to 71,429 shares of common stock. No options have been exercised to date. There are 66,232 options outstanding under the 1994 Plan.

SFAS No. 123 Disclosures:

During the year ended December 31, 2005, the Board of Directors authorized the net issuance of 10,850,000 stock options to directors, officers and employees. During the year ended December 31, 2004, the Board of Directors authorized the net issuance of 2,461,500 stock options to officers and employees (of which 1,544,500 have been cancelled during 2005). The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected volatility of 164% and 100% for the years ended

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

December 31, 2005 and 2004, respectively; risk-free interest rate of 4.5% and 4% for the years ended December 31, 2005 and 2004, respectively; and expected lives of approximately 10.0 years.

Had compensation cost for the Company’s stock option plan been recognized based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and loss per share for the years ended December 31, 2005 and 2004, would have been as follows.

	2005	2004
Net loss - as reported	$(2,570,563)	$(2,465,631)
Required adjustment to net loss	(1,254,039)	(359,256
Net loss - pro forma	(3,824,602)	(2,824,887)
Loss per common share - as reported	(0.18)	(0.53)
Loss per common share - pro forma	(0.27)	(0.61)

NOTE 13 - COMMITMENTS AND CONTINGENCIES:

Leases:

The Company leases office, warehouse and research facilities under operating leases. On October 5, 2004, the Company’s board of directors formally approved moving the Company’s headquarters from Livonia, Michigan to Las Vegas, Nevada and as of November 1, 2004, the Company’s facility in Livonia was vacated entirely and all administrative functions were relocated to Las Vegas. The Las Vegas, Nevada lease was entered into on July 1, 2004 and extended to June 30, 2007 (See Note 14). In early 2006, the Company moved offices in Las Vegas, Nevada and terminated this lease (See Note 21). The Livonia, Michigan lease was entered into on November 1, 2003 and extended to December 31, 2008. In January 2005, the Company began leasing research facilities in Floral Park New York, on a month to month lease.

Minimum future rentals are as follows:

Year
2006	$152,624
2007	154,878
2008	154,878
2009	154,878
2010	154,878
$927,014

Rent expense, including base rent and additional charges, for the year ended December 31, 2005 and 2004 was $94,862 and $81,943, respectively.

During 2004, the Company temporarily occupied facilities in Carlstadt, New Jersey, for which the Company issued 100,000 stock warrants for payment. (See Note 11). The Company occupied the space on October 15, 2004 and vacated the space in early 2005.

Patent License Agreements:

The Company was an exclusive licensee pursuant to a patent license agreement of certain power factor controller technology owned by the United States, as represented by the National Aeronautics and Space

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

Administration (NASA). This license agreement covered the United States of America and its territories and possessions on an exclusive basis and foreign sales on a non-exclusive basis. Such license agreement did not require the Company to pay royalties to NASA in connection with the Company’s sale of products employing technology utilizing the licensed patents. The agreement terminated on December 16, 2002 upon the expiration of all of the licensed patents. The Company filed and received its own patent (No. 5.821.726) that expires in 2017 that management believes will protect the Company’s intellectual property position.

During 2004, the Company gave an exclusive license of its patent for single phase technology to one of its shareholders. During 2004, the Company wrote off the costs associated with obtaining the patent for the single phase technology. On April 28, 2005, the Company issued 180,723 shares if its series A-1 convertible preferred stock and 75,000 warrants to the shareholder in consideration for the shareholder’s cancellation of the licensing agreement with the Company (See Note 18). As a result, the Company will receive 100% of the benefits of future sales of the single-phase products. On July 8, 2005 the 180,723 shares of series A-1 convertible preferred stock was converted into 150,000 shares of the Company’s common stock.

Litigation:

On October 17, 2005, the Company settled litigation with the owner of the Company’s former office space in Livonia, Michigan. The Company vacated these facilities in 2004. Under the settlement, the Company paid its former landlord $50,000 in cash on October 17, 2005, and agreed to pay the former landlord an additional $50,000 in 18 monthly installments if $2,778 (See Note 16). After application of the Company’s accrued loss contingency reserve, it recognized a loss of approximately $65,000 on its December 31, 2005 financial statements.

Subcontractors:

During 2005, the Company utilized one subcontractor in Michigan and one subcontractor in Nevada as turn-key manufacturers for its product. These subcontractors provide facilities, component purchasing, equipment, supervision and labor required to assemble, wire, check, test, package and ship the product. These subcontractors are hired on an as needed basis to produce a minimum number of units via a purchase order. The Company does not incur any liabilities to these subcontractors until purchase orders are issued. No purchase orders were issued or outstanding to subcontractors at December 31, 2005. The Company owns the intellectual property rights and all specifications to the product, and believes many manufacturers in the United States and abroad could manufacture the Company’s product with little difficulty. In early 2006, the Company began to phase out using the subcontactor in Michigan (See Note 21).

Investment Advisory Agreements:

The Company entered into an investment consulting agreement with the former Chief Financial Officer on September 22, 2003. This agreement provided for the former officer to provide consulting services. At December 31, 2004, the Company paid $25,000 and issued 36,000 warrants to satisfy this agreement in full.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

The Company entered into an agreement with a registered securities broker dealer in February, 2004. The broker dealer served as the Company’s placement agent for the issuance of $1,464,806 and $125,000 on October 27, 2004 and February 24, 2005, respectively, in senior, secured notes (See Note 16). The Company paid $127,500 and issued 147,116 warrants as commissions to the broker dealer.

The Company entered into an agreement with a registered securities broker dealer in June, 2005. In accordance with this agreement, the broker dealer served as the Company’s placement agent for a private stock offering of 14,500,000 shares of common stock and 7,250,000 warrants (See Note 19).

The Company entered into a consulting agreement with an investment advisor on December 1, 2004. The agreement calls for the investment advisor to assist the Company in devising financial and marketing strategies, and also to assist the Company in raising funds on a non-exclusive basis through the offering of debt and/or equity securities. The agreement expired on November 30, 2005 and has since been renewed (See Note 21). The Company paid the investment advisor $33,000 and $3,000 during the years ended December 31, 2005 and 2004, respectively, and the agreement has been satisfied in full.

NOTE 14 - RELATED PARTY TRANSACTIONS:

During the years ended December 31, 2005 and 2004, consulting fees of $6,000 and $31,000 were paid to officers/directors/stockholders of the Company, respectively. These amounts are included in research and development and in selling, general and administrative expenses.

On June 9, 2005 and on June 16, 2005, the Company entered into financing transactions in which the Company issued a $200,000 convertible, unsecured note, and a $100,000 convertible, unsecured note respectively (collectively, the “Bridge Notes”) to Summit Energy Ventures LLC, an entity that is one of the Company’s principal stockholders and is owned entirely by the Company’s current Chief Executive Officer, and Chief Operating Officer and Chief Financial Officer. The Notes bear interest of 10% per annum. The Bridge Notes’ accrued interest and principal were due on July 23, 2005. The Bridge Notes were converted into equity on July 8, 2005 (See Note 19), with an additional investment of $300,000. The conversion of the Bridge Notes and the equity investment resulted in the issuance of 3,000,000 shares of common stock and 1,500,000 warrants which was equivalent to the terms offered to other investors in the private offering.

On February 25, 2004, the Company released a strategic advisor from an agreement the Company’s board of directors ratified on May 23, 2003. In connection with the release agreement, the strategic advisor was issued 35,714 warrants to satisfy all remaining obligations in full.

In 2003, the Company incurred costs of $19,550 for the development of their website. This work was performed by a relative of the Company’s former President and Chief Executive Officer. On December 22, 2004, the Company entered into a settlement agreement with the relative of the Company’s former President and Chief Executive Officer to pay $375 and issue 39,000 options as payment for the costs incurred. As of December 31, 2004, this agreement was satisfied in full.

During 2004 and 2003, the Company incurred legal fees of $0 and $79,185 to a law firm, in which a partner in that firm and the firm are currently stockholders of the Company. In 2004, the Company entered a settlement agreement to pay this law firm approximately $40,000. Of this $40,000, $15,000 was paid shortly after December 31, 2004, and the remaining $25,000 was paid when the Company raised financing of $2,900,000 in a private stock offering.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

On November 18, 2004, the Company’s board of directors ratified an agreement with a management company, wholly owned by the current Chief Executive Officer of the company. The agreement is cancelable upon 30 days written notice by either party and calls for the Company to pay the management company a fee of $20,000 per month. The Company also subleased office space in Las Vegas, Nevada from the management company under this agreement during 2005. The Company paid for 80% of the rent, general office expenses and utilities for the space, all of which was included in the monthly fee. Also included in the monthly fee were the salaries and benefits for the Chief Executive Officer, Interim Chief Financial Officer and Administrator of the Company. The agreement was cancelled effective June 1, 2005 (See Note 17). As of December 31, 2005 and December 31, 2004, management fees of $100,000 and $40,000, respectively, was paid by the Company.

NOTE 15 - SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Cash paid during the year ended December 31, for:

	2005	2004
Interest	$241,691	$2,237

Income/Franchise Taxes	$3,846	$6,436

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in conjunction with the settlement of accounts payable, accrued expenses and the conversion of stockholders note payable	$—	$37,400

Warrants and options issued in connection with settlement agreements, the forgiveness of indebtedness and consulting agreements	$140,502	$550,969

NOTE 16 - NOTES PAYABLE:

On October 17, 2005, the Company issued a $50,000 promissory note payable to its former landlord in connection with a settlement agreement (See Note 13). The note is non-interest bearing and calls for monthly payments of $2,778 of principal beginning November 17, 2005. In connection with this note payable, the Company recorded a note discount of $6,146 on the Company’s balance sheet. During the year ended December 31, 2005, the Company paid $5,556 in principal.

On December 15, 2004, the Company issued a $25,334 promissory note payable to a former officer, in connection with a settlement agreement (See Note 17), at 15%. The note calls for monthly payments of $1,580, principal and interest, beginning January 2005 and matures on June 15, 2006. During the year ended December 31, 2005, the Company paid $16,337 in principal.

On October 27, 2004 and February 28, 2005, the Company entered into financing transactions in which the Company issued $1,464,806 and $125,000 in senior, secured notes (collectively the “Notes”, individually a “Note”), respectively. The Notes bear interest at 15% per annum and originally matured on October 26, 2005 and February 23, 2006. The Company paid $127,500 and issued 147,116 warrants as commissions to the placement agent. On March 28, 2005 the Company extended by one year the maturity dates of the Notes. The extended Notes have a gross principal value of $1,589,806. $1,464,806 in gross principal value will now mature on October 26, 2006, and $125,000 in gross principal value will now mature on February 23, 2007. No other provisions of the Notes have changed. Interest on the Notes of 15% per year will be paid quarterly until maturity.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

On September 15, 2003, the Company issued a $115,000 promissory note payable to a former officer at 5.25%. The note calls for monthly payments of $5,000, principal and interest, which began on April 15, 2004 and matures on April 15, 2006. During the years ended December 31, 2005 and December 31, 2004, the Company paid $58,885 and $40,000 in principal, respectively.

NOTE 17 - EMPLOYMENT AND CONSULTING AGREEMENTS:

The Company entered into an employment and compensation agreement with the Company’s current Chief Technology Officer, Nicholas Anderson, effective June 1, 2005. The agreement is for a term of five years, with a base salary for the first year of the agreement of $210,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. The agreement with this Chief Technology Officer also provides, among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Technology Officer in the event of a change of control. This Chief Technology Officer also received 2,000,000 incentive stock options which will vest over a five year period and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants. This employment and compensation agreement supersedes this Chief Technology Officer’s employment agreements dated April 1, 2001 and salary reduction agreement dated October 20, 2004.

Effective June 12, 2003, the Board of Directors appointed a new Chief Executive Officer, Richard Koch, and the Company’s former Chief Executive Officer became the Company’s Chief Financial Officer until September 15, 2003.

The agreement with the Chief Executive Officer hired on June 12, 2003 is for a base term of five years and is thereafter renewable for additional periods of one year unless the Company gives notice to the contrary not less than 90 days prior to the expiration of the term or any extension. In accordance with the terms of the agreement, the base salary for 2002 is $240,000, with annual increases and bonuses at the discretion of the compensation committee of the board of directors. During the first year of the Agreement, an amount equal to $60,000 of the base salary shall be accrued and paid at such time as the net cash provided by operating activities of the Company is greater than zero for a period of three consecutive months. The Company modified this agreement during 2003 so that the deferred compensation was settled by issuing common shares of the Company’s stock and eliminated the payment contingency requirements. The agreement also provides, among other things, for reimbursement of certain moving, living and automobile expenses and for certain payments to be made in the event of a change of control or termination without cause. This individual also received 142,857 stock options, which will vest over a five-year period. Additional compensation expense related to this Agreement of approximately $33,000 was recognized and is included in selling, general and administrative expenses. The agreement also provides for certain non-competition and nondisclosure covenants.

On August 27, 2004 this Chief Executive Officer resigned from the Company. At the time of his resignation the Company owed him certain accrued salary and vacation payments. On December 15, 2004, the Company reached a settlement agreement with this former Chief Executive Officer that included the payment of some accrued wages and vacation in cash, some payment over time through an unsecured note with a principal balance of $25,334, and the issuance of 85,000 warrants for the purchase of the Company’s common stock in lieu of cash payment. The warrants expire five years from the date of issuance.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

In September 2004, the Company hired its current Chief Executive Officer, Steven Strasser, who has been the Chairman of the Company for over 2 years. His compensation and certain expenses were reimbursed pursuant to an agreement with a management company wholly owned by him from November 2004 through May 2005 (See Note 14). The agreement with the management company was terminated effective June 1, 2005, and the Company entered into an employment and compensation agreement with this Chief Executive Officer. The agreement is for a term of five years, with a base salary for the first year of the agreement of $275,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. During the first year of the Agreement, an amount equal to $215,000 of the base salary shall be paid by grant of stock options under the Company’s 2000 Stock Option and Restricted Stock Plan to purchase 1,612,500 shares of the Company’s common stock, vesting in equal quarterly installments over the year ending June 1, 2006, and the remaining $60,000 of the base salary is to be paid in cash. The agreement with this Chief Executive Officer also provides, among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Executive Officer in the event of a change of control. This Chief Executive Officer also received 1,818,180 incentive stock options which will vest over a five year period and have an exercise price of $0.22, and 1,181,820 non-qualified stock options which will vest over a five year period and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants.

On September 15, 2003, the Company appointed a new Chief Financial Officer, Keith Collin. The Company entered into an employment and compensation agreement with the Chief Financial Officer dated September 15, 2003. This individual received 57,143 stock options, which will vest over a four-year period. In September 2004 this Chief Financial Officer resigned from the Company. At that time he was owed certain accrued wages totaling approximately $27,000. Later in September the Company reached a settlement and consulting agreement with this then former officer that included payment of much of a back salary in cash over several months as well as payments of cash and 35,000 warrants for consulting services. In October the former officer also agreed to accept 15,000 warrants in lieu of some of the accrued wages. All warrants issued to this former officer expire five years after issuance.

In September 2004 the Company hired an Interim Chief Financial Officer John Lackland, who has been a director of the Company for over 2 years. His compensation and certain expenses were reimbursed pursuant to an agreement with a management company (See Note 14). The agreement with the management company was terminated effective June 1, 2005, and the Company entered into an employment and compensation agreement with this Interim Chief Financial Officer, and officially made him the Company’s current Chief Financial Officer and Chief Operating Officer. The agreement is for a term of five years, with a base salary for the first year of the agreement of $175,000 with annual increases of at least 5% of the current year’s base salary and bonuses at the discretion of the compensation committee of the board of directors. During the first year of the Agreement, an amount equal to $55,000 of the base salary shall be paid by grant of stock options under the Company’s 2000 Stock Option and Restricted Stock Plan to purchase 412,500 shares of the Company’s common stock, vesting in equal quarterly installments over the year ending June 1, 2006, and the remaining $120,000 of the base salary is to be paid in cash. The agreement with this Chief Financial Officer and Chief Operating Officer also provides, among other things, for reimbursement of certain business expenses and for certain payments to be made to this Chief Financial Officer and Chief Operating Officer in the event of a change of control. This Chief Financial Officer and Chief Operating Officer also received 1,733,750 incentive stock options which will vest over a five year period and have an exercise price of $0.20, and 66,250 non-qualified stock options which will vest on June 1, 2006 and have an exercise price of $0.20. The agreement also provides for certain non-competition and nondisclosure covenants.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

On October 16, 2003, the Company appointed a new Vice President of Governmental Operations, Tom Mills. The Company entered into an employment and compensation agreement. The individual received 57,143 stock options, which will vest over a four-year period. Additional compensation expense related to this agreement of approximately $44,000 was recognized and is included in selling, general and administrative expenses.

In November 2004 this Vice President resigned from the Company. At the time of his resignation, the Company owed him approximately $50,000 in accrued wages, vacation and expenses. In December the Company reached a settlement agreement with this former Vice President which included the payment of some cash and 36,500 options in lieu of cash. The options which are governed by the rules of the Company’s 2000 Stock Option Plan.

On June 9, 2005, the Company entered into a consulting agreement with an advisor to serve as the Company’s Senior Technical Advisor. The term of this agreement is for 24 months and calls for the advisor to assist the Company in digitizing the Company’s technology. For his services, the Company agreed to issue the advisor 400,000 options, vesting quarterly form the date of the agreement. In addition, the Company will reimburse all reasonable and necessary expenses incurred by the consultant. In the event that the Company’s annual sales from digital products reaches $5,000,000, the Company will pay the advisor a $100,000 one time bonus.The agreement contains confidentiality and non-competition provisions. This agreement can be terminated in 90 days by either party by written notices.

NOTE 18 - ISSUANCE OF SERIES A-1 CONVERTIBLE PREFERRED STOCK:

As of January 1, 2004, 3,328,737 shares of Series A-1 Convertible Preferred Stock was issued and outstanding to Summit Energy Ventures, LLC, an entity that is on of the Company’s principal stockholders and is owned by the Company’s Chief Executive Officer, and Chief Financial Officer and Chief Operating Officer. Pursuant to the original issuance of Series A-1 Convertible Preferred Stock in June 2002, the Company has asked for and received on October 11, 2004, a waiver of certain anti-dilution rights so that the issuance of up to a specific number of options and warrants with exercise prices of no less than $0.65 per share will not trigger these anti-dilution rights. Had the waiver not been received, in the event that the Company issues shares at a price less than $1.281 per share, the conversion rights of the Series A-1 Convertible Preferred Stock would have been adjusted so that the Series A-1 Convertible Preferred Stock can convert into such number of shares that Summit would have received had it bought common stock at such lower price. Furtermore, the conversion rights of the Series A-1 Convertible Preferred Stock would also have been adjusted in the event that any shares, warrants, options or promissory note is issued with a price or conversion price less than $1.281 per share.

In the event of a Liquidation Event, the holders of the Series A-1 Convertible Preferred Stock are entitled to two times the price paid by Summit for such stock. Thereafter, the remaining corporate assets would be distributed among the holders of common stock and Series A-1 Convertible Preferred Stock on a pro rata basis. The existence of the Series A-1 Convertible Preferred Stock’s anti-dilution provisions may reduce the percentage of common stock held by the public stockholders. Furthermore, the terms on which the Company could obtain additional capital may be adversely affected by the Series A-1 Convertible Preferred Stock’s anti-dilution provisions and superior liquidation preference.

On June 7, 2004, Summit Energy Ventures notified the Company that it had transferred 1,747,587 of the Company’s Series A-1 Convertible Preferred Stock and 1,645,404 of the Company’s common stock to Commonwealth Energy Corporation, a former member of Summit Energy Ventures LLC. This transfer makes Commonwealth Energy the Company’s single largest shareholder.

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

On April 28, 2005, the Company issued 1,204,819 shares of series A-1 convertible preferred stock, convertible into 1,000,000 shares of common stock, and warrants to purchase 500,000 shares of common stock to Summit Energy Ventures, LLC for an aggregate purchase price of $200,000 in cash. As of June 30, 2005, Summit Energy Ventures, LLC owned 2,785,969 shares of series A-1 convertible preferred stock, convertible into 2,315,203 shares of common stock.

On April 28, 2005, the Company issued 180,723 shares of series A-1 convertible preferred stock, convertible into 150,000 shares of common stock and warrants to purchase 75,000 shares of common stock, to Commerce Energy Group, Inc., an affiliate of Commonwealth Energy Corporation, in consideration of Commerce Energy Group’s cancellation of a license agreement with the Company for single-phase technology. As a result, the Company will receive 100% of the benefits of future sales of the single-phase products. As of June 30, 2005, Commerce Energy Group, Inc. owned 1,928,310 shares of series A-1 convertible preferred stock, convertible into 1,603,645 shares of common stock.

On July 8, 2005, the Company’s 4,714,279 shares of outstanding Series A-1 Preferred Stock were converted into 3,918,848 shares of common stock. At December 31, 2005, there are no outstanding shares of Series A-1 Preferred Convertible Stock.

NOTE 19 - STOCKHOLDERS’ EQUITY:

On July 8, 2005 the Company completed the first closing of a private offering of Common Stock for $2,430,000, which netted approximately $1.8 million. On August 31, 2005 the Company completed the second and final closing under the offering for $470,000, which netted approximately $400,000. In the aggregate, the Company issued a total of 14,500,000 shares of Common Stock and 7,250,000 Common Stock Warrants (the “Investor Warrants”). The per share purchase price of the Common Stock was $0.20 (the “Common Stock Purchase Price”). The Investor Warrants have a per share exercise price of $0.44 and expire 5 years from the date of issuance. The value of the Investor Warrants was approximately $990,000.

Joseph Stevens & Company, Inc. (the “Placement Agent”), a registered broker dealer, acted as the sole placement agent in such offering. For its services, the Placement Agent received commissions and non-accountable fees totaling $237,900 and 2,600,001 warrants (the “Placement Agent Warrants”). The Placement Agent Warrants have a per share exercise price of $0.20 and expire five years from the date of issuance. The value of the Placement Agent Warrants was $497,841.

Two convertible notes (the “Bridge Notes”) issued by the Company to Summit Energy Ventures, LLC, on June 9, 2005 and June 16, 2005, in the aggregate principal amount of $300,000, were converted into 1,500,000 shares of common stock and 750,000 Investor Warrants, on the same terms as those offered to investors in the offering and no commissions, fees or securities were issued to the Placement Agent in connection with such conversion.

In conjunction with such offering, the Company entered into an agreement with the Placement Agent (the “Placement Agency Agreement”). The Placement Agency Agreement required, among other things, the Company to pay certain fees related to the offering; provides the Placement Agent a right of first refusal to manage any private or public offering of equity securities of the Company, under certain defined conditions, for a period of one year after the offering; requires the Company to enter Lock-Up Agreements (as defined below) with all of the Company’s directors, officers and significant shareholders;

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

grants the investors in the offering and the Placement Agent certain registration rights, which require the Company to register their common stock as well as the common stock underlying the Investor Warrants and Placement Agent Warrants through filing a registration statement within sixty (60) days of closing the Offering, and make the registration statement effective (the “Effective Date”) within one hundred and twenty days (120) of closing the Offering; and grants the common stock, Investor Warrants and Placement Agent Warrants issued through the Offering “weighted average” anti-dilution protection for subsequent issuances of common stock (or securities convertible into common stock) at less than the Common Stock Purchase Price.

On various dates preceding July 8, 2005, the Company entered into lock-up agreements (the “Lock-Up Agreements”) with all of the Company’s officers, members of the board of directors and shareholders that held, prior to the Offering, more than 5% of the outstanding shares of the Company’s common stock. Specifically, the persons entering Lock-Up Agreements with the Company included: Nicholas Anderson, Leonard Bellezza, John (BJ) Lackland, Rick Pulford, Raymond Skiptunis, Steven Strasser, Commerce Energy Group, and Summit Energy Ventures LLC. The Lock-Up Agreements restrict all of these Persons from selling any shares of common stock for a period of twelve months from the Effective Date (the “Lock-Up Period”); provided, however, that the Lock-Up Period shall terminate if at any time after the date which is ninety days after the Effective Date, the 20-day average of the closing bid price of the shares of common stock on the OTC Bulletin Board exceeds two hundred percent of the Common Stock Purchase Price of $0.20, or $0.40.

On February 26, 2004, the Company announced a 1 to 7 reverse stock split to be effective to stockholders of record as of March 1, 2004. All common stock share amounts and information related to the issuance of warrants and options and per share amounts have been restated to reflect this reverse stock split.

Durring 2004, the Company issued 700,700 warrants to settle outstanding liabilities with former employees, consultants and vendors, 132,693 warrants for commissions related to the issuance of debt, and 1,752,882 warrants to noteholders. (See Note 11).

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107 “Disclosure About the Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short term nature. The carrying amounts of notes payable and longer term debt approximates fair value because those financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality. None of these financial instruments are held for trading purposes.

NOTE 21 - SUBSEQUENT EVENTS:

On January 2, 2006, the Company entered into a consulting agreement with an investor relations firm. The term of the consulting agreement is for six months. The consulting agreement calls for a $15,000 retainer fee as well as monthly payments of $7,500 and 150,000 shares of the Company’s common stock. In addition, if the Company’s common stock trades an average of 50,000 shares per day over a 10 day period under this agreement, the Company will issue an additional 75,000 shares of the Company’s common stock, and an additional 75,000 shares of common stock if the Company’s common stock trades an average of 50,000 shares per day over an additional 10 day period.

On January 6, 2006, the Company entered into a marketing agreement with an investment bank. The term of the agreement is for six months and is fully cancellable at any time if either party materially breaches

POWER EFFICIENCY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

any provision in the agreement and fails to cure that breach within 20 days after receipt of written notice of the breech. The agreement calls for the issuance of 300,000 warrants to the investment bank as a retainer fee, and if the investment bank facilitates a successful transaction under the terms of the agreement, the Company shall pay the investment bank $300,000 plus a 2% commission of transaction consideration in excess of $5,000,000 minus the value of any retainer warrants issued to the investment bank.

On February 21, 2006, the Company renewed a consulting agreement with an investment advisor (See Note 13) and calls for the same duties as those set forth in the original agreement and is for a term of 12 months. The company shall pay the investment advisor the amount of $4,000 per month, plus expenses approved by the Company and issue 300,000 options. If the investment advisor is successful in closing a financing with the Company of at least $800,000 within 60 days of the start date of the agreement, the Company shall pay the investment advisor all fees due for months three through six, or $16,000. This agreement is fully cancellable with 30 days written notice after the first six months of the agreement.

On February 24, 2006, the Company moved to a new office space in Las Vegas, Nevada. The lease was originally between 3960 HHP LLC and a management company owned by the Chief Executive Officer and was signed in June 2005. The lease has since been assigned to the Company, effective February 24, 2006. The lease includes a payment of $11,292 per month, which includes all cleaning and utilities, except phone and internet service. The term of the lease is five years.

On March 15, 2006, the Company terminated its agreement with its Livonia, Michigan Subcontractor and began moving all of its inventory out of its that subcontractor’s warehouse to the Company’s Las Vegas, Nevada subcontractor. The Company plans to use the Las Vegas, Nevada subcontractor as its sole manufacturer for its product.

POWER EFFICIENCY CORPORATION

CONDENSED BALANCE SHEET

Unaudited

June 30, 2006
ASSETS
CURRENT ASSETS:
Cash	$122,303
Accounts receivable, net	50,687
Inventory, net of reserve	198,664
Prepaid expenses and other current assets	56,519

Total Current Assets	428,173

PROPERTY AND EQUIPMENT, Net	71,846

OTHER ASSETS:
Deposits	33,875
Patents, net	19,226
Goodwill	1,929,963
Deferred financing costs, net	44,968

Total Other Assets	2,028,032

Total Assets	$2,528,051

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$513,845
Accrued salaries and payroll taxes	35,582
Customer Deposits	5,105
Notes payable – Pali Capital, net	1,496,324
Notes payable – EMTUCK	600,000
Notes payable – Arens Investment Company, net	24,705

Total Liabilities	2,675,561

STOCKHOLDERS' DEFICIT:
Series A-1 Convertible Preferred Stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding	—
Common stock, $.001 par value, 100,000,000 shares authorized, 23,918,127 issued and outstanding	23,918
Additional paid-in capital	20,548,078
Accumulated deficit	(20,719,506)

Total Stockholders' Deficit	(147,510)

Total Liabilities and Stockholders' Deficit	$2,528,051

Accompanying notes are an integral part of the financial statements

POWER EFFICIENCY CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
REVENUES
Product, net	$44,390	$94,694	$68,734	$145,785

Total Revenues	44,390	94,694	68,734	145,785
COMPONENTS OF COST OF PRODUCT REVENUES:
Material and labor	32,696	73,596	58,373	105,383
Allocated costs	3,395	12,484	5,722	21,155

Total Cost of Product Revenues	36,091	86,080	64,095	126,538

GROSS MARGIN	8,299	8,614	4,639	19,247
COSTS AND EXPENSES:
Research and development	123,970	71,246	220,626	126,650
Selling, general and administration	756,815	406,978	1,645,940	612,211
Depreciation and amortization	7,872	5,461	14,344	12,328

Total Costs and Expenses	888,657	483,685	1,880,910	751,189

LOSS FROM OPERATIONS	(880,358)	(475,071)	(1,876,271)	(731,942)

OTHER (EXPENSE) INCOME
Interest (expense) income - net	(813,273)	(136,436)	(946,041)	(261,181)

Total Other (Expense) Income	(813,273)	(136,436)	(946,041)	(261,181)

NET LOSS	$(1,693,631)	$(611,507)	$(2,822,312)	$(993,123)

BASIC AND FULLY DILUTED LOSS PER COMMON SHARE	$(.07)	$(.12)	$(.12)	$(.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	23,708,391	5,020,418	23,674,848	5,020,418

Accompanying notes are an integral part of the financial statements

POWER EFFICIENCY CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

Unaudited

	For the six months ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,822,312)	$(993,123)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	14,344	12,328
Loss on disposal of property and equipment	586	—
Amortization of deferred financing costs	36,624	30,882
Bad debt expense	13,414	4,530
Debt discount related to issuance of debt securities	813,872	112,462
Warrants and options issued in connection with the issuance of debt securities, and to employees and consultants	596,085	69,859
Common Stock issued for consulting services	90,000	—
Changes in assets and liabilities:
Accounts receivable	6,025	(32,827)
Inventory	(27,325)	13,542
Prepaid expenses and other assets	21,137	(10,331)
Deposits	(33,875)	—
Restricted cash for interest escrow	—	95,798
Accounts payable and accrued expenses	(78,738)	(142,619)
Accrued salaries and payroll taxes	(7,706)	(33,600)

Net Cash Used for Operating Activities	(1,377,869)	(873,099)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(67,169)	—

Net Cash Used for Investing Activities	(67,169)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	—	(60,070)
Proceeds from line of credit – related party	600,000	300,000
Proceeds from issuance of equity securities	—	255,326
Proceeds from issuance of debt securities	—	125,000
Payments on notes payable	(16,667)	—
Payments to former officers	(25,112)	(37,981)

Net Cash Provided by Financing Activities	558,221	582,275

Decrease in cash	(886,817)	(290,824)
Cash at beginning of period	1,009,120	392,471

Cash at end of period	$122,303	$101,647

Accompanying notes are an integral part of the financial statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared by the Company, without an audit. In the opinion of management, all adjustments have been made, which include normal recurring adjustments necessary to present fairly the condensed financial statements. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the operating results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes included in the Company’s Annual Report for the year ended December 31, 2005 on Form 10-KSB.

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - GOING CONCERN:

The accompanying financial statements have been prepared assuming the Company is a going concern, which assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company suffered recurring losses from operations, a recurring deficiency of cash from operations, including a cash deficiency of approximately $1,378,000 from operations for the six months ended June 30, 2006, and lacks sufficient liquidity to continue its operations.

These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence. Continuation of the Company as a going concern is dependent upon achieving profitable operations in the long-term and raising additional capital to support existing operations for at least the next twelve months. Management's plans to achieve profitability include developing new products, obtaining new customers and increasing sales to existing customers.

NOTE 3 - NOTES PAYABLE – RELATED PARTY

On April 19, 2006, the Company entered into a financing transaction in which it issued a $1,000,000 secured convertible note (the "Note") to EMTUCK, LLC ("EMTUCK"). EMTUCK is owned by two members. The managing member of EMTUCK is Northwest Power Management, a management company wholly owned and controlled by Steven Strasser, the Company's CEO. On May 19, 2006, the Note was increased to $1,500,000. The Note bears interest of 10.75% per annum, with interest payments due quarterly beginning July 19, 2006. The Note's principal becomes due on January 19, 2007 (the "Maturity Date"). The Company can draw on the Note, in increments of up to $200,000, and interest is calculated on the outstanding principal drawn. The Note is secured by a first lien and security interest in all of the Company's accounts receivable and inventory now or hereafter acquired, and a second lien and security interest in all other collateral, subordinate to the existing lien and security interest in favor of Pali Capital Corporation as representative of the holders of promissory notes of the Company in the aggregate principal amount of $1,464,806 due October 26, 2006, and $125,000 due February 24, 2007 (the "Pali Notes"). In the event of default (as defined in the Note), EMTUCK may, upon written notice to the Company elect to declare the entire principal amount of the Note then outstanding, together with accrued and unpaid interest thereon, due and payable. Upon receipt of such notice, the Company shall have seven business days to cure the event of default and if uncured on the eighth business day, all principal and accrued interest shall become immediately due and payable.

The members of EMTUCK were issued warrants to purchase up to 2,083,334 shares of the Company’s common stock in conjunction with the initial $1,000,000, with an exercise price of $0.24 per share. 1,458,334 warrants vested immediately, with the remaining 625,000 warrants vesting equally over 9 months. The members of EMTUCK were issued an additional 755,210 warrants in conjunction with the $500,000 increase in principal amount of the Note, with an exercise price of $0.32 per share. 546,876 warrants vested immediately, with the remaining 208,334 warrants vesting equally over 8 months. This transaction resulted in a second quarter 2006 financing charge of approximately $673,000. Additionally, a financing charge of approximately $17,000 per month will be recorded through January 2007 related to the remaining 625,000 warrants. The warrants have a cashless exercise provision and have a 5 year term. If after the date of issuance of the warrants, the Company files a registration statement under the Securities Act of 1933, or amends an existing registration statement, in either case, the Company will use its best efforts to include the shares issuable on exercise of the warrants in such registration statement or amended registration statement.

As of July 31, 2006, the Company has drawn $800,000 on the note.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Leases:

On February 24, 2006, the Company moved to a new office space in Las Vegas, Nevada. The lease was originally between 3960 HHP LLC and a management company owned by Steven Strasser, the CEO of the Company, and was signed in June 2005. The lease has since been assigned to the Company, effective February 24, 2006. The lease includes a payment of $11,292 per month, which includes all cleaning and utilities, except phone and internet service. The term of the lease is five years.

Subcontractors:

On March 15, 2006, the Company terminated its agreement with its Livonia, Michigan subcontractor and moved its entire inventory out of that subcontractor’s warehouse to the Company’s Las Vegas, Nevada subcontractor. The Company presently plans to use the Las Vegas, Nevada subcontractor as its sole manufacturer for its product. The Company owns the intellectual property rights and all specifications to the product, and believes many manufacturers in the United States and abroad could manufacture the Company’s product with little difficulty.

NOTE 5 – EMPLOYMENT AND CONSULTING AGREEMENTS

On January 2, 2006, the Company entered into a consulting agreement with an investor relations firm. The term of the consulting agreement is for six months. The consulting agreement calls for a monthly payment of $7,500 and a one time issuance of 150,000 shares of the Company’s common stock. In addition, the Company issued an additional 150,000 shares of common stock to the investor relations firm as a performance bonus on March 8, 2006. The total value of the 300,000 shares of common stock issued is approximately $90,000 and is expensed in selling, general and administrative expenses. On July 2, 2006, this consulting agreement will expire. As of June 30, 2006 the Company does not anticipate it will renew this agreement.

On January 6, 2006, the Company entered into a marketing agreement with an investment bank. The term of the agreement is for six months and is fully cancellable at any time if either party materially breaches any provision in the agreement and fails to cure that breach within 20 days after receipt of written notice of the breech. In connection with the agreement, the Company issued 300,000 warrants to the investment bank as a retainer fee, with an exercise price of $0.25 per share, and a five year term. If the investment bank facilitates a successful transaction under the terms of the agreement, the Company shall pay the investment bank $300,000, plus a 2% commission of transaction consideration in excess of $5,000,000, minus the value of any retainer warrants issued to the investment bank. Also, if the investment bank facilitates a strategic alliance in the form of (i) a non-exclusive distributorship, the Company will issue 100,000 warrants to the investment bank, (ii) an exclusive distributorship, the Company will issue 300,000 warrants to the investment bank, and (iii) a licensing agreement, the Company will issue 500,000 warrants to the investment bank. The total value of the 300,000 warrants issued to the investment bank approximates $74,430 and is expensed in selling, general and administrative expenses. The Company terminated this agreement on June 23, 2006. The 300,000 warrants remain exercisable for 5 years from the date of issuance.

On February 21, 2006, the Company renewed a consulting agreement with an investment advisor which calls for the same duties as those set forth in the original agreement and is for a term of 12 months. The Company pays the investment advisor $4,000 per month, plus expenses approved by the Company and issued the investment advisor 300,000 options with an exercise price of $0.26 per share. If the investment advisor is successful in closing a financing with the Company of at least $800,000 within 60 days of the start date of the agreement, the Company shall pay the investment advisor all fees due for the third month through the sixth month of the term of the agreement, or $16,000. This agreement is fully cancellable with 30 days written notice after the first six months of the term of the agreement. The 300,000 options issued to the investment advisor approximates $14,136 and is expensed in selling, general and administrative expenses. As of June 30, 2006, the Company has cancelled this agreement.

On May 15, 2006, the Company terminated its Chief Technology Officer for cause and cancelled the Chief Technology Officer’s employment agreement with the Company. The Company has not accrued a loss related to this termination and does not foresee any material loss in its ability to manufacture current products or develop new products.

NOTE 6 – ACCOUNTING FOR SHARE BASED PAYMENTS

Prior to 2006, the Company accounted for employee stock options under the intrinsic method of APB No. 25, and presented fair value disclosure as pro forma as provided by SFAS No. 123, as permitted under accounting principles generally accepted in the United States of America. Beginning in 2006, the Company is accounting for employee stock options as compensation expense, in accordance with SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards for periods beginning after December 15, 2005, and applies to all outstanding and vested stock-based awards at a company’s adoption date. Results from prior periods have not been restated in the Company’s historical financial statements. Shown in the table at the end of this note are the Company’s operations on an unaudited, pro forma basis with non-cash compensation and non-cash interest expense stated separately and includes a pro forma SFAS No. 123R adjustment for 2005 for comparative purposes.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. The impact of applying SFAS No. 123R approximated $522,000 in additional compensation expense during the first and second quarters of 2006. Such amount is included in selling, general and administrative expense on the statement of operations. The impact of applying SFAS No. 123R on a pro forma basis, as shown below, approximated $96,000 in additional compensation expense for the six months ended June 30, 2005

The following table represents the Company’s Condensed Statement of Operations for the six months ended June 30, 2006 and June 30, 2005 on a pro forma basis, with non-cash compensation and non-cash interest expense stated separately:

	For the six months ended June 30 (unaudited),
	2006	2005
Total Revenues	$68,734	$145,785
Total Cost of Product Revenues	64,095	126,538

Gross Margin	4,639	19,247
Costs and Expenses:
Research and development	220,626	126,650
Selling, general and administration	959,855	542,352
SFAS 123 stock option expense*	521,655	96,117
Other non-cash consideration*	164,430	69,859
Depreciation and amortization	14,344	12,328

Total Costs and Expenses	1,880,910	847,306

Loss From Operations	(1,876,271)	(828,059)

Other (Expense) Income:
Cash interest (expense) income, net	(132,169)	(148,719)
Non-cash interest (expense) income, net*	(813,872)	(112,462)

Total Other (Expense) Income	(946,041)	(261,181)

Net Loss	$(2,822,312)	$(1,089,240)

*Sum of non-cash compensation and non-cash interest expense	1,499,957	278,438

Net Loss excluding non-cash compensation and non-cash interest	$(1,322,355)	$(810,802)

NOTE 7 – OTHER MATTERS

On May 12, 2006, the Company’s Board of Directors appointed three independent directors to serve as the Company’s Audit Committee. The Audit Committee Chairman will receive $1,000 per month and 37,500 options for his service in 2006.

On July 24, 2006, the Company’s Board of Directors appointed two independent directors to serve as the Company’s Compensation Committee.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's certificate of incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the certificate of incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Company to indemnify a director, officer, employee or agent of the Company or, when so serving at the Company's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

The Company maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$2,201
Legal Fees	40,000
Accounting Fees	10,000
Printing Fees	6,000
Miscellaneous	1,000

$59,201

Item 26. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

Sales Made to Summit Energy Ventures, Commerce Energy Group and Commonwealth Energy Corporation

The following details several different sales of unregistered securities the Company made to Summit, Commonwealth Energy Corporation, a former member of Summit (“Commonwealth”) and Commerce Energy Group, the parent corporation of Commonwealth (“Commerce”). All of the sales were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 4(2) of the Securities Act.

In June 2002, the Company issued 2,346,233 shares of Series A-1 Convertible Preferred Stock to Summit Energy Ventures for a purchase price of $2,380,000 (net of issuance costs of $120,000). In October 2003, the Company issued an additional 982,504 shares of Series A-1 Convertible Preferred Stock to Summit Energy Ventures when Summit converted principal and interest of $1,046,896 that was outstanding under a convertible note the Company issued to Summit in May 2003.

The Series A-1 Convertible Preferred Stock provides the holders of the Series A-1 Convertible Preferred Stock with protection against dilution. In the event that the Company issues shares at a price less than $1.281 per share, the conversion rights of the Series A-1 Convertible Preferred Stock will be adjusted so that the Series A-1 Convertible Preferred Stock can convert into such number of shares that Summit would have received had it bought common stock at such lower price. Furthermore, the conversion rights of the Series A-1 Convertible Preferred Stock will also be adjusted in the event that any shares, warrants, options or promissory note are issued with a price or conversion price less than $1.281 per share. The Company received, on October 11, 2004, a waiver of these anti-dilution rights so that the issuance of up to a specific number of options and warrants with exercise prices of no less than $0.65 per share will not trigger these anti-dilution rights. Currently the conversion rights of the Series A-1 Convertible Preferred Stock entitle the holder to receive 0.83 shares of common stock for each share of Series A-1 Convertible Preferred Stock. If all of the Company’s outstanding shares of Series A-1 Convertible Preferred Stock were converted into common stock today, the holder would receive 2,768,849 shares of common stock.

In the event of a liquidation event, the holders of the Series A-1 Convertible Preferred Stock are entitled to two times the price paid by Summit for such stock. Thereafter, the remaining corporate assets would be distributed among the holders of common stock and Series A-1 Convertible Preferred Stock on a pro-rata basis. The existence of the Series A-1 Convertible Preferred Stock’s anti-dilution provisions may reduce the percentage of common stock held by the public stockholders. Furthermore, the terms on which the Company could obtain additional capital may be adversely affected by the Series A-1 Convertible Preferred Stock’s anti-dilution provisions and superior liquidation preference.

On June 7, 2004, Summit Energy Ventures notified the Company that it had transferred 1,747,587 of the Company’s Series A-1 Convertible Preferred Stock and 1,645,404 of the Company’s common stock to Commonwealth.

On April 28, 2005, the Company issued 1,204,819 shares of Series A-1 Convertible Preferred Stock, convertible into 1,000,000 shares of Common Stock, and Warrants to purchase 500,000 shares of Common Stock to Summit for an aggregate purchase price of $200,000 in cash. The requisite percentage of current holders consented and waived the anti-dilution provisions.

On April 28, 2005, the Company issued 180,723 shares of Series A-1 stock, convertible into 150,000 shares of Common Stock, and Warrants to purchase 75,000 shares of Common Stock, to Commerce, in consideration of Commerce’s cancellation of a license agreement with the Company. The requisite percentage of current holders consented and waived the anti-dilution provisions.

On July 8, 2005, the Company issued 3,000,000 shares of Common Stock and 1,500,000 Stock Purchase Warrants to Summit for $300,000 in cash and the conversion of a $300,000 note payable.

On July 8, 2005, the Company converted all 4,714,279 outstanding shares of its Series A-1 Convertible Preferred Stock owned by Summit and Commonwealth into 3,918,848 shares of Common Stock.

Sales Made to Purchasers Other than Summit Energy Ventures, Commerce Energy Group and Commonwealth Energy Corporation

On July 8, 2005, the Company issued 9,150,000 shares of Common Stock to several accredited investors in a private offering of the Company’s Common Stock for $1,830,000.

On August 31, 2005, the Company issued 2,350,000 shares if Common Stock to several accredited investors in the second and final closing of the same private offering in which the Company sold 9,150,000 shares on July 8, 2005, for $470,000.

Item 27. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index at page II-9.

(b)	Financial Statement Schedule

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

The undersigned small business issuer hereby undertakes to:

(1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1)	To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on September 19, 2006.

POWER EFFICIENCY CORPORATION

By:	/s/ STEVEN Z. STRASSER
Steven Z. Strasser Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Z. Strasser and John (BJ) Lackland as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ STEVEN Z. STRASSER Steven Z. Strasser	Chairman and Chief Executive Officer (Principal Executive Officer)	September 19, 2006

/s/ JOHN (BJ) LACKLAND John (BJ) Lackland	Chief Financial Officer, Director (Principal Financial and Accounting Officer)	September 19, 2006

/s/ ROB MURRAY Rob Murray	Chief Operating Officer, Director	September 19, 2006

/s/ DOUGLAS M. DUNN Douglas M. Dunn	Director	September 19, 2006

/s/ GEORGE BOYADJIEFF George Boyadjieff	Director	September 19, 2006

/s/ GARY RADO Gary Rado	Director	September 19, 2006

/s/ RAYMOND J. SKIPTUNIS Raymond J. Skiptunis	Director	September 19, 2006

BY: /s/ STEVEN Z. STRASSER Steven Z. Strasser	Attorney-in-Fact	September 19, 2006

EXHIBIT INDEX

Description of Document

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-SB filed on October 20, 2000.

3.2	Amendment to the Certificate of Incorporation of the Company dated June 5, 2002, incorporated by reference to Exhibit 3.1 to Company's Current Report on Form 8-K filed on June 18, 2002.

3.3	Amendment to the Certificate of Incorporation of the Company dated July 6, 2005; incorporated by reference to Exhibit 3.3 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

3.4	Amendment to the Certificate of Incorporation of the Company dated October 13, 2005; incorporated by reference to Exhibit 3.4 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

3.5	Amended and Restated By-laws of the Company dated March 23, 2004; incorporated by reference to Exhibit 3.1 to Company’s Quarterly Report on Form 10-QSB filed on May 14, 2004.

4.1	Stock Purchase Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.1 to Company's Current Report on Form 8-K filed on June 18, 2002.

4.2	Registration Rights Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.4 to Company's Current Report on Form 8-K filed on June 18, 2002.

4.3	Certificate of Designation dated June 13, 2002, incorporated by reference to Exhibit 4.5 to Company's Current Report on Form 8-K filed on June 18, 2002.

4.4	Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation, incorporated by reference to Exhibit 4.2 to Company's Current Report on Form 8-K filed on May 25, 2003.

4.5	Specimen common stock Certificate of the Company, incorporated by reference to Exhibit 4.5 to the Company’s Form SB-2/A Registration Statement filed December 8, 2005.

4.6	Agreement dated April 22, 2005, between the Company and Summit Energy Ventures, LLC, for the issuance of preferred stock and warrants; incorporated by reference to Exhibit 4.6 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

4.7	Agreement dated April 22, 2005, between the Company and Commerce Energy Group, Inc., for the issuance of preferred stock and warrants; incorporated by reference to Exhibit 4.7 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

4.8	Letter of Intent dated April 18, 2005, between the Company and Joseph Stevens & Company, Inc., with respect to the private offering of common stock and warrants; incorporated by reference to Exhibit 4.8 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

5.1	Opinion of Jones Vargas as to the legality of the Company’s Common Stock, incorporated by reference to Exhibit 5.1 to the Company’s Form SB-2/A Registration Statement filed December 20, 2005.

10.1	Lease Agreement for Company's Ann Arbor, Michigan facility dated February 16, 1996, incorporated by reference to Exhibit 10(c) to Company's Annual Report on Form 10-SB filed on October 20, 2000.

10.2	Stock Purchase Warrant dated June 14, 2002, incorporated by reference to Exhibit 4.2 to Company's Current Report on Form 8-K filed on June 18, 2002.

10.3	Amended and Restated Stockholders' Agreement dated June 14, 2002, incorporated by reference to Exhibit 4.3 to Company's Current Report on Form 8-K filed on June 18, 2002.

10.4	United States Patent #5,821,726, incorporated by reference to Exhibit 10(g) to Company's Annual Report on Form 10-SB filed on October 20, 2000.

10.5	1994 Stock Option Plan, incorporated by reference to Exhibit 10(i) to Company's Annual Report on Form 10-SB filed on October 20, 2000.

10.6	Patent License Agreement (DN-858) with NASA, incorporated by reference to Exhibit 10.10 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.7	Patent License Agreement (DE-256) with NASA incorporated by reference to Exhibit 10.11 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.8	Settlement and Release Agreement with NASA incorporated by reference to Exhibit 10.12 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.9	Modification No. 1 to Patent License Agreement (DE-256) with NASA, incorporated by reference to Exhibit 10.13 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.10	Product Warranty, incorporated by reference to Exhibit 10.16 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.11	Test Report from Medsker Electric, Inc., incorporated by reference to Exhibit 10.17 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.12	Test Report from Oak Ridge National Laboratory, incorporated by reference to Exhibit 10.18 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.13	Test Report from Oregon State University – The Motor Systems Resource Facility, incorporated by reference to Exhibit 10.19 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.14	Test Report from Otis Elevator Co., incorporated by reference to Exhibit 10.20 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.15	Employment Agreement with Stephen Shulman, incorporated by reference to Exhibit 10.23 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.16	Employment Agreement with Nicholas Anderson, incorporated by reference to Exhibit 10.24 to Company's Amended Annual Report on Form 10-SB/A filed on October 26 2001.

10.17	Employment Agreement with Raymond J. Skiptunis, incorporated by reference to Exhibit 10.24 to Company's Annual Report on Form 10-KSB filed on March 31, 2003.

10.18	Revolving Credit Note dated May 8, 2003, incorporated by reference to Exhibit 10.1 to Company's Current Report on Form 8-K filed May 25, 2003.

10.19	Security Agreement dated May, 2003, incorporated by reference to Exhibit 10.2 to Company's Current Report on Form 8-K filed May 25, 2003.

10.20	Certificate of Amendment of Warrant, incorporated by reference to Exhibit 10.4 to Company's Current Report on Form 8-K filed May 25, 2003.

10.21	Employment Agreement with Richard Koch dated June 9, 2003, incorporated by reference to Exhibit 10.1 to Company's Current Report on Form 8-K filed June 20, 2003.

10.22	Settlement and Release Agreement with Raymond J. Skiptunis dated June 9, 2003, incorporated by reference to Exhibit 10.2 to Company's Current Report on Form 8-K filed June 20, 2003.

10.23	Employment Agreement with Raymond J. Skiptunis dated June 9, 2003 incorporated by reference to Exhibit 10.3 to Company's Current Report on Form 8-K filed June 20, 2003.

10.24	Employment Agreement with Keith Collin dated November 13, 2003, incorporated by reference to Exhibit 10.1 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.25	Employment Agreement with Thomas Mills dated October 6, 2003, incorporated by reference to Exhibit 10.2 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.26	Subscription Agreement with Nicholas Anderson dated September 30, 2003, incorporated by reference to Exhibit 10.3 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.27	Settlement Agreement with Nicholas Anderson dated September 30, 2003, incorporated by reference to Exhibit 10.4 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.28	Settlement Agreement and Mutual General Release with Stephen L. Shulman and Summit Energy Ventures, LLC dated October 3, 2003, incorporated by reference to Exhibit 10.5 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.29	Promissory Note granted to Stephen Shulman dated September 15, 2003 incorporated by reference to Exhibit 10.6 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.30	Amendment to the Amended and Restated Stockholders' Agreement among Anthony Caputo, Nicholas Anderson, Philip Elkus, Stephen Shulamn, Performance Control, LLC, Summit Energy Ventures, LLC and Power Efficiency Corporation dated September 22, 2003, incorporated by reference to Exhibit 10.7 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.31	Regulation S Stock Purchase Agreement with Starz Investments Limited dated April 23, 2003, incorporated by reference to Exhibit 10.9 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.32	Addendum to the Regulation S Stock Purchase Agreement dated June 13, 2003 incorporated by reference to Exhibit 10.10 to Company's Quarterly Report on Form 10-QSB filed November 14, 2003.

10.33	Warrant Agreement with Summit Energy Ventures, LLC dated February 26, 2004, incorporated by reference to Exhibit 10.33 to Company's Current Report on Form 8-K filed February 27, 2004.

10.34	Consulting Agreement with Raymond Skiptunis dated September 22, 2003, incorporated by reference to Exhibit 10.35 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.35	Business Property Lease with Arens Investment Company dated November 1, 2003, incorporated by reference to Exhibit 10.36 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.36	Subscription Agreement with Richard Koch dated December 23, 2003, incorporated by reference to Exhibit 10.37 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.37	Subscription Agreement with Raymond Skiptunis dated January 8, 2004, incorporated by reference to Exhibit 10.38 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.38	Subscription Agreement with Leonard Bellezza dated February 16, 2004, incorporated by reference to Exhibit 10.39 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.39	Letter agreement with Pali Capital, Inc. dated February 25, 2004, incorporated by reference to Exhibit 10.40 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.40	Amended and Restated 2000 Stock Option and Restricted Stock Plan dated February 23, 2004, incorporated by reference to Exhibit 10.41 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.41	Amended and Restated 1994 Stock Option Plan, incorporated by reference to Exhibit 10.42 to Company's Annual Report on Form 10-KSB filed March 10, 2004.

10.42	Line of Credit Agreement with Summit Energy Ventures, LLC, incorporated by reference to Exhibit 10.1 to Company's Current Report on Form 8-K filed May 5, 2004.

10.43	Single Phase Licensing Agreement with Commerce Energy Group, incorporated by reference to Exhibit 10.1 to Company's Quarterly Report on Form 10-QSB filed November 15, 2004.

10.44	Settlement and Consulting Agreement with Ray Skiptunis dated September 27, 2004, incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.45	Settlement Agreement with Richard Koch dated December 15, 2004, incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.46	Management Agreement with Northwest Power Management, Inc. dated November 18, 2004, incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.47	Business Property Lease Amendment involving Glenborough LLC and Northwest Power Management, Inc. dated February 7, 2005, incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.48	Settlement and Consulting Agreement with Keith Collin dated September 27, 2004, incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.49	Settlement Agreement with Tom Mills dated December 21, 2004, incorporated by reference to Exhibit 10.50 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.50	Business Property Sublease with Famair, Inc. dated February 11, 2005, incorporated by reference to Exhibit10.51 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005.

10.51	Placement Agency Agreement Dated as of June 1, 2005, between the Company and Joseph Stevens & Co., Inc.; incorporated by reference to Exhibit 10.51 to the Company’s Form SB-2 Registration Statement filed October 25, 2005.

10.52	Form of Placement Agent Warrant issued pursuant to Exhibit 10.51; incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K Filed on July 15,2005

10.53	Form of Investor Warrant; incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-k filed on July 15, 2005

10.54	Consulting agreement with George Boyadjieff, dated June 9, 2005; incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-KSB Filed on March 31, 2006.

10.55	Consulting agreement with Steven Blum dated February 21, 2006; incorporated by reference to Exhibit 10.55 to the Company’s Annual Report on Form 10-KSB Filed on March 31, 2006.

10.56	Consulting agreement with CEO Cast, Inc, dated January 2, 2006; incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-KSB Filed on March 31, 2006.

10.57	Letter agreement with USBX Advisory Services, LLC, dated January 6, 2006; incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-KSB Filed on March 31, 2006.

10.58	Employment agreement with Steven Strasser dated June 1, 2005; incorporated by reference to Exhibit 8.1 to the Company’s Current Report of Form 8-K filed July 13, 2005.

10.59	Employment agreement with John Lackland dated June 1, 2005; incorporated by reference to Exhibit 8.2 to the Company’s Current Report of Form 8-K filed July 13, 2005.

10.60	Employment agreement with Nicholas Anderson dated June 1, 2005; incorporated by reference to Exhibit 8.3 to the Company’s Current Report of Form 8-K filed July 13, 2005.

13.1	Annual Report on Form 10-KSB for the year ended December 31, 2005, incorporated by reference filed on March 31, 2006.

13.2	Quarterly Report on Form 10-QSB for the three and six months ended June 30, 2006, incorporated by reference filed on August 15, 2006.

20.1	Registration Statement on Form SB-2, incorporated by reference filed on December 20, 2005

22.1	Proxy Statement on Form DEF 14A, incorporated by reference filed on January 27, 2006

23.1	Consent of Sobel & Co., LLC, Certified Public Accountants; filed herewith.

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).